As filed with the Securities and Exchange Commission on June 10, 2004

                                                      1933 Act File No. 333-89782
                                                      1940 Act File No. 811-21109

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-2

[X]   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[ ] Pre-Effective Amendment No.
[X] Post-Effective Amendment No. 7

                                       and

[X]   REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X] Amendment No. 9

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                      OFI Tremont Market Neutral Hedge Fund
---------------------------------------------------------------------------------
                Exact Name of Registrant as Specified in Charter

             6803 South Tucson Way, Centennial, Colorado 80112-3924
---------------------------------------------------------------------------------
                Address of Principal Executive Offices) (Zip Code

                                 (303) 768-3200
---------------------------------------------------------------------------------
               Registrant's Telephone Number, including Area Code

                                Dina C. Lee, Esq.
                             OppenheimerFunds, Inc.
                 Two World Financial Center, 225 Liberty Street
---------------------------------------------------------------------------------
                          New York, New York 10281-1008
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                      Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on Rule 415 under the Securities Act of 1933, other than securities  offered in connection with a dividend  reinvestment  plan, check the following box..........................................................[X]

It is proposed that this filing will become effective

.......[ X ] when declared effective pursuant to Section 8(c)

The following  boxes should only be included and completed if the registrant is a registered  closed-end  management  investment  company or  business  development company  which  makes  periodic  repurchase  offers  under Rule  23c-3  under the
Investment  Company Act and is making this filing in according with Rule486 under the Securities Act.

.......[   ] immediately upon filing pursuant to paragraph (b)
.......[   ] on _______________ pursuant to paragraph (b)
.......[   ] 60 days after filing pursuant to paragraph (a)
.......[   ] on _______________ pursuant to paragraph (a)

If appropriate, check the following box:

[   ] This  post-effective  amendment  designates  a  new  effective  date  for a previously filed post-effective amendment.

[   ] This  form is filed  to  register  additional  securities  for an  offering pursuant to Rule 462(b)  under the  Securities  Act and the  Securities  Act
     registration   statement  number  of  the  earlier  effective   registration
     statement for the same offering is ______.

                                    FORM N-2
                      OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                   SIGNATURES

     Pursuant  to  the  requirements  of the  Securities  Act of  1933  and  the
Investment Company Act of 1940, the Registrant has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of New York,  and State of New York,  on the 10th day of
June, 2004.

                              OFI Tremont Market Neutral Hedge Fund

                              By:  /s/ John V. Murphy

                              -------------------------------------------------
                              John V. Murphy, President, Principal
                              Executive Officer, Chairman & Trustee

      Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
---------                    -----                         ----

/s/  John V. Murphy*         President, Principal          June 10, 2004
-----------------------      Executive Officer,
John V. Murphy               Chairman and Trustee

/s/  Brian W. Wixted*        Treasurer and Principal       June 10, 2004
-------------------------    Financial and Accounting
Brian W. Wixted              Officer

/s/  Ronald J. Abdow*        Trustee                       June 10, 2004
-------------------------
Ronald J. Abdow

/s/  Eustis Walcott*         Trustee                       June 10, 2004
---------------------
Eustis Walcott

/s/  Joseph M. Wikler*       Trustee                       June 10, 2004
-------------------------
Joseph M. Wikler

/s/  Peter I. Wold*          Trustee                       June 10, 2004
-------------------------
Peter I. Wold

*By:  /s/ Robert G. Zack
        -----------------------------------------
        Robert G. Zack, Attorney-in-Fact

OFI Tremont Market Neutral Hedge Fund

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Prospectus dated July 30, 2004

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OFI  Tremont  Market  Neutral  Hedge  Fund  seeks   long-term   capital   appreciation
consistent  with  preservation  of  capital  while  attempting  to  generate  positive returns  over  various  market  cycles.  The Fund seeks to achieve  this  objective by
investing  primarily  in  private  investment   partnerships  and  similar  investment
vehicles that are managed by a select group of alternative  asset  managers  employing various "market neutral" investment  strategies that have historically  demonstrated a low  correlation to the general  performance of equity,  debt and other markets.  This investment  process is often referred to as a  multi-manager  or "hedge fund of funds"
approach.  OppenheimerFunds,  Inc. (the "Adviser") is the Fund's  investment  adviser.
Tremont Partners,  Inc. (the "Investment  Manager"),  an affiliate of the Adviser,  is the Fund's investment manager.

(continued on next page)

Investing  in the Fund's  shares of  beneficial  interest  ("shares")  involves a high degree of risk.  See "MAIN RISKS OF INVESTING IN THE FUND" beginning on page 7.

            Neither the  Securities and Exchange  Commission nor any state  securities commission  has approved or disapproved  these  securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

OppenheimerFunds  Distributor,  Inc. (the  "Distributor")  acts as the  distributor of the Fund's  shares on a best  efforts  basis,  subject to various  conditions.  Shares are being  offered  through the  Distributor  and other  brokers and dealers that have entered  into selling  agreements  with the  Distributor.  Shares will be sold only to
"Qualified  Investors"  that  are  exempt  from  federal  income  tax.  See  "Investor
Qualifications."  In addition,  the Adviser may pay, out of its own assets,  an amount not to exceed 0.25% (on an  annualized  basis) of the aggregate  value of  outstanding shares held by shareholders  introduced by certain  Investor Service  Providers.  (See
"Investor Servicing Arrangements.")

                          OppenheimerFunds Distributor, Inc.

(continued from previous page)

            INVESTMENT  PROGRAM.  The Fund will  pursue its  investment  objective  by
investing  primarily  in  private  investment   partnerships  and  similar  investment
vehicles  ("Portfolio  Funds") that are managed by a select group of alternative asset managers  ("Portfolio  Managers")  that employ  various  "market  neutral"  investment
strategies.   Market  neutral  investment   strategies  seek  to  provide  predictable
investment  returns  regardless of general stock market  movements.  These  strategies encompass a broad range of investment  programs  that  historically  have  exhibited a low  correlation to the general  performance of equity,  debt and other markets.  They include investment  programs that involve the use of hedging and arbitrage  techniques in the equity,  fixed-  income,  currency and commodity  markets.  Portfolio  Managers may invest and trade in a wide range of instruments  and markets,  including,  but not limited to, U.S. and non-U.S.  equities and  equity-related  instruments,  currencies,
financial   futures,   and  fixed-income  and  other  debt-related   instruments.   In
connection  with their  investment  programs,  Portfolio  Managers  will make use of a variety of  sophisticated  investment  techniques  that  often  involve,  among  other things,  short sales of securities,  the use of leverage  (i.e.,  borrowing  money for investment  purposes),  and transactions in derivative  securities and other financial instruments such as stock options,  index options,  futures contracts,  and options on futures.  In lieu of investing in Portfolio  Funds,  the Fund may on occasion retain a
Portfolio  Manager to manage a designated  portion of the Fund's  assets in accordance with the Portfolio  Manager's  specialized  investment  style. In that event, the Fund may invest  directly in  securities  selected  by the  Portfolio  Manager.  The Fund's
Investment Manager will have primary  responsibility for selecting  Portfolio Managers and  determining  the portion of the Fund's  assets to be allocated to each  Portfolio
Manager.   It  will  consider  various  criteria  in  selecting   Portfolio  Managers,
including:  the  historical  investment  performance  of the  Portfolio  Manager;  its reputation and  experience;  the  effectiveness  of its risk management  systems;  its adherence  to its stated  investment  philosophy;  the  quality and  stability  of the
Portfolio Manager's  organization;  and whether key personnel of the Portfolio Manager have substantial investments in the Portfolio Manager's investment program.

            INVESTMENT  ADVISER.  Commencing on June 2, 2004,  OppenheimerFunds,  Inc.
(the `Adviser')  began serving as the Fund's  investment  adviser.  Prior to that time and  before  the  Adviser  assumed  the  role of  investment  adviser,  the  Adviser's wholly-owned  subsidiary,  OFI  Institutional  Asset  Management,  Inc., served as the
Fund's investment  adviser.  This did not result in any change to the oversight of the
Fund.  The  Adviser has  operated as an  investment  adviser  since 1960.  The Adviser
(including  its  subsidiaries)  managed  more than $155  billion of assets as of March
31,  2004.  Clients of the Adviser  include  the  Oppenheimer  mutual  funds with more than 7 million investor accounts.

            INVESTMENT  MANAGER.  Tremont  Partners,  Inc. (the "Investment  Manager")
serves  as the  Fund's  sub-adviser  and  provides  day-to-day  investment  management services  to the  Fund,  subject  to the  general  supervision  of  the  Adviser.  The
Investment Manager is an indirect wholly-owned  subsidiary of Oppenheimer  Acquisition
Corp.,  the parent  company of the Adviser.  Since 1984,  the  Investment  Manager and
its affiliates within the Tremont Capital Management,  Inc. ("TCM")  organization have provided  alternative  investment  solutions  to  a  diverse  client  base,  including
financial   institutions,   mutual  funds,  other  investment  companies,   investment
managers, ERISA plans, and high net worth individuals.

            The Investment Manager will have  responsibility  for selecting  Portfolio
Managers  and  determining  the portion of the Fund's  assets to be  allocated to each
Portfolio  Manager.  It has the investment  discretion to select  Portfolio  Funds and
Portfolio  Managers on behalf of the Fund,  and will recommend to the Board whether or not the Fund  should  enter  into a  management  agreement  with a  Portfolio  Manager pursuant  to which  Fund  assets  would be  managed in a  Portfolio  Account.  It will consider various  criteria in selecting  Portfolio  Managers,  including among others:
the historical  investment  performance of the Portfolio  Manager;  its reputation and experience;  the  effectiveness of its risk management  systems;  its adherence to its stated  investment  philosophy;  the quality and stability of the Portfolio  Manager's organization;  and whether key  personnel of the  Portfolio  Manager have  substantial investments in the Portfolio Manager's investment program.

            RESTRICTIONS  ON  TRANSFER.  With very limited  exceptions,  shares of the
Fund are not  transferable  and  liquidity  will be provided  only through  repurchase offers which may be made from time to time by the Fund as  determined  by the Board of
Trustees  of the Fund  (the  "Board")  in its sole  discretion.  See  "Repurchases  of
Shares and Transfers."

            REPURCHASES  OF  SHARES.  To  provide a limited  degree  of  liquidity  to investors,  the Fund from time to time may offer to repurchase its outstanding  shares pursuant  to written  tenders by  investors.  Repurchase  offers  will be made at such times and on such  terms as may be  determined  by the  Board in its sole  discretion.
The  Adviser  expects  that it will  recommend  to the  Board  that the Fund  offer to repurchase  shares,  as of  the  last  business  day of  March,  June,  September  and
December  of each  year.  A  redemption  fee  equal to 1.00%  of the  value of  shares repurchased  by the Fund  will  apply if the date as of  which  the  shares  are to be valued  for  purposes  of  repurchase  is less than one year  following  the date of a shareholder's  initial  investment  in  the  Fund.  See  "Repurchases  of  Shares  and
Transfers."

            MANAGEMENT  FEE.  The  Fund  will  pay the  Adviser  a  monthly  fee  (the
"Management  Fee")  computed  at the annual  rate of 1.25% of the  aggregate  value of outstanding  shares  determined  as of the last day of the month.  The Adviser  pays a monthly fee to the  Investment  Manager  equal to 50% of the amount of the  management fee earned by the Adviser  under the Advisory  Agreement  (before any  repurchases  of shares,  as  explained  below under  "About Your  Account -  Repurchases  of Shares").
This fee is payable by the  Adviser  and not the Fund.  See "How the Fund is Managed -
Advisory Fees."

            INVESTOR  QUALIFICATIONS.  Shares  are  being  offered  only to  investors that (i) represent  that they are companies  (other than  investment  companies)  that
have  a  net  worth  of  more  than   $1,500,000  or  that  they  meet  certain  other
qualification  requirements  ("Qualified  Investors"),  (ii)  represent  that they are
U.S.  persons  for federal  income tax  purposes,  and (iii) are exempt  from  federal
income   tax.   See   "About   Your   Account   -  How  to  Buy   Shares  -   Investor
Qualifications."  The  minimum  initial  investment  in the  Fund by any  investor  is
$1,000,000  and the  minimum  additional  investment  in the Fund by any  investor  is
$100,000.   The  Fund  may  modify  these  minimums  from  time  to  time.   Investors
generally  must hold  their  shares  through  the  Distributor  or through a broker or dealer that has entered into a selling agreement with the Distributor

                                 --------------------

            This  prospectus  concisely  provides the  information  that a prospective investor  should know about the Fund before  investing.  Investors are advised to read
this  prospectus  carefully  and  to  retain  it  for  future  reference.   Additional
information about the Fund,  including a statement of additional  information  ("SAI")
dated July 30,  2004,  has been filed with the  Securities  and  Exchange  Commission.
The SAI is  available  upon  request  and  without  charge by writing  the Fund at the address  above or by calling  (866)  634-6220.  The SAI is  incorporated  by reference into this  prospectus  in its  entirety.  The table of  contents of the SAI appears on page 41 of this  prospectus.  The SAI, and other  information  about the Fund, is also available  on the  SEC's  website  (http://www.sec.gov).  The  address  of  the  SEC's
Internet site is provided solely for the  information of prospective  investors and is not intended to be an active link.

            An  investment  in  the  Fund  is  not a  deposit  or  obligation  of,  or guaranteed or endorsed by, any bank or other insured  depository  institution,  and is not insured by the Federal Deposit  Insurance  Corporation,  the Federal Reserve Board
or any other government agency.

            You should  rely only on the  information  contained  in this  prospectus.
The Fund has not  authorized  anyone to provide  you with  different  information.  In addition,  you should not assume that the  information  provided by this prospectus is accurate  as of any date  other  than the date on the  front of this  prospectus.  The
Fund is not  making an offer of shares  in any state or other  jurisdiction  where the offer is not permitted.

TABLE OF CONTENTS

A B O U T  TH E  F U ND

Fees and Expenses of the Fund
A Brief Overview of the Fund
Main Risks of Investing in the Fund
      Investment-Related Risks
      Special Investment Instruments and Techniques
      General Risks
      Special Risks of Multi-Manager Structure
The Fund and Its Investments
Other Investment Strategies
How the Fund is Managed

A B O U T  Y O U R  A C C O U N T

How to Buy Shares
      Investor Qualifications
      Distribution Arrangements
o     General Terms
o     Purchase Terms
o     Calculation of Net Asset Value
Repurchases of Shares
      No Right of Redemption
      Repurchases of Shares
      Repurchase Procedures
      Mandatory Redemption by the Fund
Dividends, Capital Gains and Taxes
Additional Information About the Fund
Financial Highlights
Table of Contents of the Statement of Additional Information
Appendix A:  Investor Certification

A B O U T  T H E  F U N D

Fees and Expenses of the Fund

The  following  tables are provided to help you  understand  the fees and expenses you may bear  directly  (shareholder  transaction  expenses)  or  indirectly  (annual fund operating  expenses)  if you buy and hold shares of the Fund.  The Fund pays a variety of  expenses  directly  for  management  of  its  assets,  administration,  and  other services.  All  shareholders  therefore pay those  expenses  indirectly.  You may also pay an Early  Repurchase Fee if your shares are  repurchased by the Fund less than one year after the date of your  initial  investment.  The numbers  below are based on the
Fund's expenses during its fiscal year ended March 31, 2004.

Shareholder Transaction Expenses

              ------------------------------------------------
                                                     Shares
              ------------------------------------------------
              ------------------------------------------------
              Sales Charge (Load) on purchases        None
              ------------------------------------
              (as % of offering price)
              ------------------------------------------------
              ------------------------------------------------
              Dividend Reinvestment Fees              None
              ------------------------------------------------
              ------------------------------------------------
              Early Repurchase Fee (as percentage    1.00%
              of value of shares  repurchased)
              (applies to repurchases less than
              one year after date of initial
              investment
              ------------------------------------------------

Annual Fund Operating  Expenses  (deducted  from Fund assets):  (computed at the annual rate indicated of the aggregate value of outstanding shares determined as of the last day of the month)

   Management Fee...........................................1.25%
   Administration Fee.......................................0.15
   Other expenses...........................................0.35% (1)(2)
   Total annual operating expenses..........................1.75% (2)

1.....Under the terms of an administration  agreement with the Fund, the Adviser will provide certain administrative services to the Fund, including,  among
     others,  assisting  in  the  review  of  investor  applications,   handling
     shareholder  inquiries,  and preparing various reports,  communications and regulatory  filings of the Fund. In consideration for those  administrative services,  the Fund  will pay the  Adviser a monthly  fee  computed  at the annual  rate  of  0.15%  of  the  aggregate  value  of  outstanding  shares determined as of the last day of each calendar  month (the  "Administration
     Fee") that is included in "Other  Expenses,"  above.  Related to this,  the
     Fund,  the Adviser (in its capacity as  administrator)  and the  Investment
     Manager have entered into a sub-administration agreement, pursuant to which the Adviser may delegate some or all of the administrative responsibilities to the Investment Manager. The Adviser, in its capacity as administrator of
     the  Fund,   will  pay  the   Investment   Manager,   in  its  capacity  as
     sub-administrator,   some   or   all  of  the   Administration   Fee.   See
     "Administrative Services," below.

2.   The "Other  Expenses"  in the table are based on, among other  things,  the actual  fees the Fund paid for the fiscal  year ended March 31, 2004 if the
     Adviser had not  voluntarily  undertaken to limit the Fund's total expenses to no more than 1.50% of the Fund's average monthly net assets. The Adviser may  terminate  or amend this  undertaking  at any time  without  notice to shareholders.  After the  waiver,  "Other  Expenses"  are 0.25% and  "Total
     Annual Operating Expenses" are 1.50% as a percentage of average monthly net assets.  Investors will also indirectly bear expenses at the Portfolio Fund level. The agreements  related to the Fund's investments in Portfolio Funds provide for  compensation  to Portfolio  Managers in the form of management
     fees   ranging  from  1.0%  to  2.0%   annually  of  net  assets,   plus  a
     performance-based fee ranging from 10% to 25% of net profits earned.

Expenses may vary in future years.  "Other  Expenses"  consist of transfer agent fees, custodial expenses, and accounting and legal expenses among others.

EXAMPLES.  These  examples  are  intended  to help  you  understand  the cost of investing in the Fund.  The examples  assume that you invest $1,000 in shares of the Fund  for the  time  periods  indicated  and  reinvest  your  dividends  and distributions.

     The first  example  assumes that you keep your shares.  The second  example assumes  that  your  shares  are  repurchased  by the  Fund at the end of  those periods.  Both  examples also assume that your  investment  has a 5% return each year and operating  expenses  remain the same as the expenses in the Annual Fund
Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------

Assuming you do not
tender shares for          10 Years       3 Years                      5 Years
repurchase by the Fund:

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                             $18            $55           $95           $206

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the
Fund:

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                             $28            $55           $95           $206

----------------------------------------------------------------------------------

EXAMPLES.  These examples are intended to help you understand the cost of investing in the Fund. The examples assume that you invest $1,000,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

            The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.
Both examples also assume that your investment has a 5% return each year and operating expenses remain the same as the expenses in the Annual Fund Operating
Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------

Assuming you do not
tender shares for          10 Years       3 Years                      5 Years
repurchase by the Fund:

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                           $17,784        $55,106       $94,893       $206,241

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

Assuming you tender
your shares for            10 Years       3 Years                        5 Years
repurchase by the
Fund:

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

                           $28,109        $55,106       $94,893       $206,241

----------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
The examples should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.
--------------------------------------------------------------------------------------

A Brief Overview of the Fund

--------------------------------------------------------------------------------------
This  section  summarizes  information  that is discussed in more detail later in this
Prospectus.   You  should  carefully  read  the  more  detailed  information.   For  a
detailed  discussion  of risks of investing  in the Fund,  please refer to "Main Risks of Investing in the Fund," on page 7.
--------------------------------------------------------------------------------------

What is the Fund?  The Fund is a closed-end, management investment company, organized as a Massachusetts business trust on May 24, 2002.  The Fund is non-diversified.  That means that under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Fund is not limited in the amount of assets that it may invest in any single issuer of securities.  However, the Fund intends to diversify its assets to the extent required under the Internal Revenue
Code so that it can qualify as a "regulated investment company" for federal tax purposes.  See "Dividends, Capital Gains and Taxes."

What  is  the  Fund's   Investment   Objective?   The  Fund  seeks  long-term  capital
appreciation  consistent  with  preservation  of capital while  attempting to generate positive returns over various market cycles.

What does the Fund  Invest  In? The Fund seeks to  achieve  its  investment  objective by allocating  its assets for  investment  among a select group of  alternative  asset managers  ("Portfolio  Managers")  employing a variety of "market neutral"  investment strategies  that have  historically  demonstrated  a low  correlation  to the  general performance of equity,  debt and other markets.  Market neutral investment  strategies seek to provide  predictable  investment  returns  regardless  of general stock market
movements.   The  Investment  Manager  is  primarily  responsible  for  selecting  the
Portfolio  Managers and  determining  the portion of the Fund's assets to be allocated to each Portfolio Manager,  subject to the general  supervision of the Adviser and the
Fund's  Board of  Trustees.  The Fund will  implement  these  allocation  decisions by
investing  primarily  in  private  investment   partnerships  and  similar  investment
vehicles  that are managed by  Portfolio  Managers  ("Portfolio  Funds").  Through its
selection of Portfolio  Funds that pursue varied market  neutral  strategies  relative to the general  performance of the equity,  debt and/or other markets,  the Investment
Manager  constructs  the  Fund's  portfolio  to  seek,  in  the  aggregate,   positive
investment returns regardless of general market conditions.

Portfolio Funds in which the Fund will invest may include private  investment  limited
partnerships,   joint  ventures,  other  investment  companies  and  similar  entities managed by Portfolio  Managers.  In addition,  the Fund may on occasion  retain one or more  Portfolio  Managers  to manage  and  invest  designated  portions  of the Fund's assets  (either as  separately  managed  accounts or by creating  separate  investment vehicles in which a  Portfolio  Manager  will serve as general  partner of the vehicle and the Fund will be the sole  limited  partner).  Any  arrangement  in which the Fund retains a Portfolio  Manager to manage an account or  investment  vehicle for the Fund is referred to as a "Portfolio Account."

"Market neutral"  investment  strategies  employed by Portfolio  Managers  encompass a broad range of investment  programs,  including those involving the use of hedging and arbitrage  techniques in the equity,  fixed-income,  currency and  commodity  markets.
These  investment  programs employ a variety of  sophisticated  investment  techniques that include,  among other things,  short sales of securities,  use of leverage (i.e., borrowing money for investment  purposes),  and transactions in derivative  securities and  other  financial  instruments  such as  stock  options,  index  options,  futures contracts and options on futures.  Portfolio  Managers' use of these  techniques  will be an integral part of their investment  programs,  and involves  significant risks to the Fund.

The investment strategies of the Portfolio Managers may include, among others:
o     index arbitrage;
o     interest rate arbitrage;
o     merger arbitrage;
o     convertible bond and warrant hedging;
o     statistical long/short equity strategies; and
o     pairs trading.

Portfolio  Managers  using  arbitrage  strategies  attempt  to  identify  and  exploit pricing  inefficiencies  between  related  instruments or combinations of instruments.
Sophisticated  mathematical and statistical  techniques and models are used to attempt
to  identify   relative  value  between   related   instruments  or   combinations  of
instruments and to capture  mispricings  among such  instruments.  Portfolio  Managers pursuing  arbitrage  strategies  utilize a variety of techniques  and models,  ranging from purely  quantitative,  short-term models to more  discretionary  approaches using fundamental research to construct long and short portfolios.

What are the Main Risks of Investing  in the Fund?  The Fund is subject to a number of investment  risks,  described  in "Main Risks of  Investing  in the Fund,"  below.  In addition,  shares of the Fund are subject to substantial  restrictions on transfer and have  limited  liquidity.  As a result,  you may not be able to sell your Fund  shares when you want to (for  example,  in times of adverse  market  conditions)  in order to realize any  unrealized  gains or losses on your Fund shares.  You should  consider an investment in the Fund to be illiquid.

The Fund is a  non-diversified  fund and invests in Portfolio  Funds that may not have diversified  investment  portfolios.  Investors  will  bear fees and  expenses  at the
Fund level and also  indirectly  at the  Portfolio  Fund or Portfolio  Account  level.
Fees and  expenses of the  Portfolio  Funds may be  duplicative  of fees and  expenses
assessed  by  the  Fund.   Portfolio   Funds  generally  will  not  be  registered  as
investment  companies  under the Investment  Company Act. The  Investment  Manager may
have  little  or no  means  of  independently  verifying  with  certainty  information provided by  Portfolio  Managers.  The Fund may receive  securities  that are illiquid
or  difficult  to  value  in  connection  with  withdrawals  and  distributions   from
Portfolio Funds.

In view of the  risks  noted  above,  the Fund  should  be  considered  a  speculative investment  and  investors  should  invest  in the  Fund  only if they can  sustain  a complete loss of their investment.

No guarantee or representation  is made that the investment  program of the Fund or of any  Portfolio  Manager  will be  successful,  that  the  various  Portfolio  Managers selected will produce  positive  returns or that the Fund will achieve its  investment objective.

Who is the Fund  Designed  For?  The Fund is designed  for  investors  that are exempt from federal  income tax that seek  long-term  capital  appreciation  consistent  with preservation  of capital while  attempting to generate  positive  returns over various market cycles.  An investment in the Fund involves  substantial  risks,  including the risk that the entire  amount  invested may be lost.  The Fund  allocates its assets to
Portfolio  Managers and invests in Portfolio  Funds that invest in and actively  trade securities  and  other  financial  instruments  using  a  variety  of  strategies  and investment  techniques  that may involve  significant  risks.  Various  risks are also
associated  with  an  investment  in  the  Fund,   including  risks  relating  to  the
multi-manager  structure  of the Fund and risks  relating to the limited  liquidity of shares.

Prospective  investors should consider the risks and other factors  described below in determining  whether  an  investment  in the Fund is a suitable  investment.  However, the risks  enumerated  below  should  not be viewed as  encompassing  all of the risks associated  with an investment  in the Fund.  Prospective  investors  should read this entire  prospectus  and the  statement  of  additional  information  of the Fund  (the
"SAI") and consult  with their own  advisers  before  deciding  whether to invest.  In addition,  as the Fund's  investment  program  develops and changes over time (subject to limitations  established by the Fund's investment  policies and  restrictions),  an investment in the Fund may in the future be subject to additional  and different  risk factors.

How Can an  Investor  Buy  Shares?  The  Distributor  acts as the  distributor  of the
Fund's  shares on a best efforts  basis,  subject to various  conditions,  pursuant to
the  terms  of  a  General  Distributor's   Agreement  entered  into  with  the  Fund.
Investors  may  purchase  shares  directly  through  the  Distributor.  Alternatively, shares may be  purchased  through  brokers or dealers  that have  entered into selling agreements  with the  Distributor.  The Distributor is an affiliate of the Adviser and the Investment Manager.

Subsequent to the initial  offering,  shares will be offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board.

Share certificates are not available for shares of the Fund.

All  investor  funds for the  purchase  of shares  will be  deposited  promptly  in an escrow account  maintained by Citibank,  N.A., as escrow agent, for the benefit of the investors.  Funds  held  in the  escrow  account  may be  invested  in  high  quality, short-term  investments,  and  any  interest  earned  on the  funds  will  be  paid to investors  on the  date  shares  are  issued.  The full  amount  of an  investment  is payable in federal  funds,  which must be received by the  Distributor  not later than fourteen  calendar  days prior to the beginning of a month if payment is made by check or four  business  days  prior  to the  beginning  of a month  if  payment  is sent by wire.  If  payment  is not  timely  received,  the  investment  will  be  made  at the beginning of the following month, provided that the investor  certification  described below has been received by the Distributor.

Before an investor may invest in the Fund, the  Distributor  or the  investor's  sales representative  will require a certification  from the investor that it is a Qualified
Investor and meets other  requirements for investment,  and that the investor will not transfer its shares  except in the limited  circumstances  permitted  under the Funds'
Declaration  of Trust.  The form of investor  certification  that each  investor  will be  asked  to sign is  contained  in  Appendix  A of this  prospectus.  An  investor's certification  must  be  received  by the  Distributor,  along  with  its  payment  as described  above,  otherwise  an  investor's  order  will  not  be  accepted.  If  the investor's  order is rejected,  all monies  submitted by the investor for the purchase of shares will be promptly refunded to the investor.

How Do the Fund's  Repurchase  Offers  Provide  Liquidity?  The Fund from time to time
will  offer  to  repurchase   outstanding   shares  pursuant  to  written  tenders  by
shareholders.  Repurchase  offers  will be made at such times and on such terms as may be determined  by the Board in its sole  discretion,  and generally  will be offers to repurchase a specified  dollar amount of  outstanding  shares.  A redemption fee equal to 1.00% of the value of shares  repurchased  by the Fund will apply if the date as of which the shares are to be valued for  purposes  of  repurchase  is less than one year
following  the  date  of  the  shareholders'   initial  investment  in  the  Fund.  If
applicable,  the redemption  fee will be deducted  before payment of the proceeds of a repurchase.

In  determining  whether  the  Fund  should  repurchase  shares  pursuant  to  written tenders,  the Board will  consider the  recommendations  of the  Adviser.  The Adviser expects  that it will  recommend  to the  Board  that  the Fund  offer  to  repurchase shares,  as of the last  business day of March,  June,  September and December of each year.

Who  Manages  the  Fund?   OppenheimerFunds,   Inc.  (the  "Adviser")  is  the  Fund's
investment adviser.  Tremont Partners,  Inc. (the "Investment Manager"),  an affiliate of the Adviser,  is the Fund's  investment  manager.  The Investment  Manager provides day-to-day  investment  management  services to the Fund,  including  the selection of
Portfolio Managers.

Main Risks of Investing in the Fund

All  investments  carry  risks to some  degree.  An  investment  in the Fund  involves substantial  risks,  including the risk that the entire  amount  invested may be lost.
The Fund  allocates  its assets to Portfolio  Managers and invests in Portfolio  Funds that invest in and actively trade securities and other financial  instruments  using a variety of strategies and investment  techniques that may involve  significant  risks.
Various  other  types of risks are also  associated  with an  investment  in the Fund, including risks relating to the  multi-manager  structure of the Fund,  risks relating to compensation arrangements and risks relating to the limited liquidity of shares.

INVESTMENT-RELATED RISKS

General  Economic  and  Market  Conditions.  The  success  of  the  Fund's  investment program may be affected by general  economic and market  conditions,  such as interest rates,  availability of credit,  inflation  rates,  economic  uncertainty,  changes in laws,  and national  and  international  political  circumstances.  These  factors may
affect  the  level  and   volatility  of  securities   prices  and  the  liquidity  of
investments  held by Portfolio  Funds and Portfolio  Accounts.  Unexpected  volatility or illiquidity could impair the Fund's profitability or result in losses.

Highly  Volatile  Markets.  The prices of  commodities  contracts  and all  derivative instruments,  including futures and options,  can be highly volatile.  Price movements of forwards,  futures and other  derivative  contracts in which a Portfolio  Fund's or
Portfolio  Account's  assets may be invested are  influenced  by, among other  things, interest rates,  changing supply and demand  relationships,  trade,  fiscal,  monetary
and  exchange  control  programs  and  policies  of  governments,   and  national  and
international  political and economic  events and policies.  In addition,  governments from  time  to  time  intervene,  directly  and by  regulation,  in  certain  markets, particularly those in currencies,  financial  instruments,  futures and options.  Such intervention  often is intended  directly to influence  prices and may,  together with other  factors,  cause  all of such  markets  to move  rapidly  in the same  direction because of,  among other  things,  interest  rate  fluctuations.  Portfolio  Funds and
Portfolio  Accounts  are also  subject to the risk of the failure of any  exchanges on which their positions trade or of the clearinghouses for those exchanges.

Risks of  Securities  Activities.  All  securities  investing  and trading  activities involve the risk of loss of capital.  While the  Investment  Manager  will  attempt to
moderate  these  risks,   there  can  be  no  assurance  that  the  Fund's  investment activities  will be  successful  or that  shareholders  will not  suffer  losses.  The following  discussion sets forth some of the more  significant  risks  associated with the Portfolio Managers' styles of investing:

           Equity Securities.  Portfolio Managers'  investment  portfolios may include
long  and  short  positions  in  common  stocks,   preferred  stocks  and  convertible
securities  of U.S.  and  non-U.S.  issuers.  Portfolio  Managers  also may  invest in depository  receipts relating to non-U.S.  securities,  which are subject to the risks affecting  investments in foreign issuers  discussed  under  "Non-U.S.  Investments,"'
below.  Issuers of  un-sponsored  Depository  Receipts  are not  obligated to disclose material  information  in  the  United  States,  and  therefore,  there  may  be  less
information   available  regarding  such  issuers.   Equity  securities  fluctuate  in
value,  often  based  on  factors  unrelated  to  the  value  of  the  issuer  of  the securities, and such fluctuations can be pronounced.

      Fixed-Income   Securities.   The  value  of  fixed-income  securities  in  which
Portfolio   Funds  and   Portfolio   Accounts   invest  will  change  in  response  to
fluctuations  in interest  rates.  For fixed-rate  debt  securities,  when  prevailing interest rates fall, the values of  already-issued  debt  securities  generally  rise.
When interest  rates rise,  the values of  already-issued  debt  securities  generally fall,  and they may sell at a discount  from  their  face  amount.  In  addition,  the value of certain  fixed-income  securities can fluctuate in response to perceptions of
credit   worthiness,   political   stability  or   soundness  of  economic   policies.
Valuations of other  fixed-income  instruments,  such as  mortgage-backed  securities, may  fluctuate  in response  to changes in the  economic  environment  that may affect future cash flows.

      Non-U.S.  Investments.  It  is  expected  that  Portfolio  Funds  and  Portfolio
Accounts  will invest in  securities  of non-U.S.  companies  and  countries.  Foreign obligations  have  risks not  typically  involved  in  domestic  investments.  Foreign investing  can  result  in  higher  transaction  and  operating  costs  for the  Fund.
Foreign  issuers are not subject to the same  accounting and  disclosure  requirements to which U.S. issuers are subject and  consequently,  less information is available to investors in  companies  located in such  countries  than is available to investors in companies  located  in the United  States.  The value of  foreign  investments  may be affected  by  exchange  control  regulations;  fluctuations  in the  rate of  exchange between  currencies  and costs  associated  with currency  conversions;  the potential difficulty in repatriating  funds;  expropriation  or  nationalization  of a company's assets;  delays in settlement of  transactions;  changes in  governmental  economic or monetary policies in the U.S. or abroad; or other political and economic factors.

            Securities  of issuers in emerging and  developing  markets  present risks not found in securities of issuers in more  developed  markets.  Securities of issuers in  emerging  and  developing  markets  may be more  difficult  to sell at  acceptable prices  and their  prices  may be more  volatile  than  securities  of issuers in more developed  markets.  Settlements  of  securities  trades in  emerging  and  developing markets  may be  subject  to  greater  delays  than in other  markets so that the Fund might not receive the  proceeds  of a sale of a security on a timely  basis.  Emerging markets  generally have less developed  trading  markets and exchanges,  and legal and accounting systems.

      Illiquid  Portfolio  Investments.  Portfolio  Funds and  Portfolio  Accounts may
invest in securities  that are subject to legal or other  restrictions  on transfer or for which no liquid market  exists.  The market  prices,  if any, for such  securities tend to be  volatile  and a  Portfolio  Fund or  Portfolio  Account may not be able to sell them when it desires to do so or to realize  what it  perceives  to be their fair value in the event of a sale.  The sale of restricted  and illiquid  securities  often requires  more time and results in higher  brokerage  charges or dealer  discounts and other  selling  expenses  than does the sale of  securities  eligible  for  trading on
national  securities  exchanges  or  in  the  over-the-counter   markets.   Restricted
securities  may sell at prices  that are lower than  similar  securities  that are not subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The Portfolio  Managers may utilize a variety of special  investment  instruments  and techniques  to hedge the  portfolios  of the  Portfolio  Funds  against  various risks
(such as changes in interest  rates or other factors that affect  security  values) or for  non-hedging  purposes  to  pursue  a  Portfolio  Fund's  or  Portfolio  Account's
investment   objective.   These   strategies  may  be  executed   through   derivative
transactions.  Certain of the special  investment  instruments and techniques that the
Portfolio  Managers  may use are  speculative  and  involve  a high  degree  of  risk, particularly in the context of non-hedging transactions.

      Derivatives.  Derivatives  are  securities  and other  instruments  the value or return of which is based on the performance of an underlying  asset,  index,  interest rate or other  investment.  Derivatives  may be volatile  and involve  various  risks, depending  upon the  derivative  and its  function in a portfolio.  Special  risks may apply to  instruments  that are invested in by Portfolio  Funds or Portfolio  Accounts in the future that cannot be  determined  at this time or until such  instruments  are developed or invested in by  Portfolio  Funds or Portfolio  Accounts.  Certain  swaps, options and other  derivative  instruments  may be subject to various  types of risks,
including  market  risk,   liquidity  risk,  the  risk  of   non-performance   by  the
counterparty,    including   risks   relating   to   the   financial   soundness   and
creditworthiness of the counterparty, legal risk and operations risk.

      Call and Put  Options.  There are risks  associated  with the sale and  purchase of call and put  options.  The  seller  (writer)  of a call  option  which is  covered
(e.g., the writer holds the underlying  security) assumes the risk of a decline in the market price of the  underlying  security  below the purchase  price of the underlying security  less the  premium  received,  and gives up the  opportunity  for gain on the underlying  security  above  the  exercise  price  of the  option.  The  seller  of an uncovered call option assumes the risk of a  theoretically  unlimited  increase in the market price of the underlying  security  above the exercise price of the option.  The securities  necessary  to satisfy the  exercise of the call option may be  unavailable for  purchase  except at much  higher  prices.  Purchasing  securities  to satisfy the exercise  of the call  option can  itself  cause the price of the  securities  to rise further,  sometimes  by a  significant  amount,  thereby  exacerbating  the loss.  The buyer of a call option assumes the risk of losing its entire  premium  invested in the call option.  The seller  (writer) of a put option which is covered (e.g.,  the writer has a short  position in the underlying  security)  assumes the risk of an increase in the market  price of the  underlying  security  above its short  sales  price plus the premium  received for writing the put option,  and gives up the  opportunity  for gain on the short  position if the  underlying  security's  price falls below the  exercise price of the  option.  The seller of an  uncovered  put option  assumes  the risk of a decline in the market price of the  underlying  security  below the exercise  price of the option.  The buyer of a put option  assumes the risk of losing his entire  premium invested in the put option.

      Hedging   Transactions.   The  Portfolio  Managers  may  utilize  a  variety  of
financial  instruments,  such as derivatives,  options,  interest rate swaps, caps and floors,  futures  and  forward  contracts  to seek to hedge  against  declines  in the values of their  portfolio  positions  as a result of  changes  in  currency  exchange rates,  certain  changes in the equity  markets  and market  interest  rates and other events.  Hedging  transactions  may also limit the  opportunity  for gain if the value of the hedged  portfolio  positions  should  increase.  It may not be possible for the
Portfolio  Managers  to hedge  against  a change  or  event at a price  sufficient  to protect a Portfolio  Fund's or  Portfolio  Account's  assets from the decline in value of the portfolio  positions  anticipated as a result of such change.  In addition,  it may not be  possible  to hedge  against  certain  changes  or events  at all.  While a
Portfolio  Manager  may  enter  into  such  transactions  to seek to  reduce  currency exchange  rate and  interest  rate  risks,  or the  risks of a decline  in the  equity markets  generally or one or more sectors of the equity markets in particular,  or the risks  posed by the  occurrence  of certain  other  events,  unanticipated  changes in currency or interest  rates or  increases or smaller  than  expected  decreases in the equity  markets or sectors  being hedged or the  non-occurrence  of other events being hedged  against may result in a poorer  overall  performance  for the Fund than if the
Portfolio Manager had not engaged in any such hedging  transaction.  In addition,  the degree of correlation  between price  movements of the  instruments  used in a hedging strategy  and  price  movements  in the  portfolio  position  being  hedged  may vary.
Moreover,  for a variety of reasons,  the Portfolio Managers may not seek to establish a perfect  correlation  between such hedging  instruments  and the portfolio  holdings being hedged.  Such  imperfect  correlation  may prevent the  Portfolio  Managers from achieving the intended hedge or expose the Fund to additional risk of loss.

      Counterparty  Credit Risk.  Many of the markets in which the Portfolio  Funds or
Portfolio   Accounts   effect   their   transactions   are    "over-the-counter"    or
"inter-dealer"  markets.  The  participants in these markets are typically not subject to credit  evaluation  and  regulatory  oversight as are members of  "exchange  based"
markets.  To the  extent a  Portfolio  Fund or  Portfolio  Account  invests  in swaps, derivative  or  synthetic  instruments,  or other  over-the-counter  transactions,  on these  markets,  it is  assuming a credit  risk with  regard to  parties  with whom it trades  and may also bear the risk of  settlement  default.  These  risks  may  differ materially from those  associated  with  transactions  effected on an exchange,  which generally  are backed by clearing  organization  guarantees,  daily  marking-to-market and  settlement,  and  segregation  and minimum  capital  requirements  applicable  to
intermediaries.   Transactions   entered  into  directly  between  two  counterparties
generally  do not benefit  from such  protections.  This  exposes a Portfolio  Fund or
Portfolio  Account to the risk that a  counterparty  will not settle a transaction  in accordance  with its terms and  conditions  because of a dispute over the terms of the contract  (whether  or not bona  fide) or because  of a credit or  liquidity  problem, thus  causing  the  Portfolio  Fund or  Portfolio  Account  to  suffer  a  loss.  Such counterparty  risk is  accentuated  in the case of  contracts  with longer  maturities where  events  may  intervene  to prevent  settlement,  or where a  Portfolio  Fund or
Portfolio  Account has concentrated  its transactions  with a single or small group of counterparties.  Portfolio  Funds  and  Portfolio  Accounts  are not  restricted  from dealing with any particular  counterparty  or from  concentrating  any or all of their transactions  with  one  counterparty.  However,  the  Investment  Manager,  with  the intent to  diversify,  intends to monitor  counterparty  credit  exposure of Portfolio
Funds and Portfolio  Accounts.  The ability of Portfolio Funds and Portfolio  Accounts to  transact  business  with  any one or  number  of  counterparties,  the lack of any
independent  evaluation  of  such  counterparties'   financial  capabilities  and  the
absence of a regulated  market to  facilitate  settlement  may increase the  potential for losses by the Fund.

      Leverage;  Interest  Rates;  Margin.  The Fund is  authorized  to  borrow  money for  investment  purposes,  to  meet  repurchase  requests  and  for  cash  management purposes.  Portfolio  Funds  generally are also  permitted to borrow money.  The Fund,
Portfolio  Funds and Portfolio  Accounts may directly or indirectly  borrow funds from
brokerage   firms  and  banks.   Borrowing  for   investment   purposes  is  known  as
"leverage."  Portfolio  Funds and  Portfolio  Accounts  may also  "leverage"  by using
options,  swaps,  forwards  and  other  derivative   instruments.   Although  leverage
presents  opportunities  for increasing total investment  return, it has the effect of potentially  increasing  losses as well.  Any event that  adversely  affects the value of an  investment,  either  directly or  indirectly,  by a Portfolio Fund or Portfolio
Account  could be magnified to the extent that  leverage is employed.  The  cumulative effect  of the use of  leverage,  directly  or  indirectly,  in a  market  that  moves adversely to the  investments  of the entity  employing the leverage could result in a loss that would be greater than if leverage  were not  employed.  In addition,  to the extent that the Fund,  Portfolio  Managers or Portfolio Funds borrow funds,  the rates at  which  they  can  borrow  may  affect  the  operating  results  of the  Fund.  Any borrowings  by the Fund for  investment  purposes  will be made  solely for  Portfolio
Accounts.

            In  general,  the  anticipated  use of  short-term  margin  borrowings  by
Portfolio  Funds and  Portfolio  Accounts  results in certain  additional  risks.  For example,  should the securities  that are pledged to brokers to secure margin accounts decline in value,  or should  brokers  from  which the  Portfolio  Funds or  Portfolio
Funds have borrowed increase their maintenance margin  requirements  (i.e., reduce the percentage  of a  position  that  can  be  financed),  then  the  Portfolio  Funds  or
Portfolio  Accounts could be subject to a "margin  call,"  pursuant to which they must either deposit  additional  funds with the broker or suffer  mandatory  liquidation of the pledged  securities  to  compensate  for the  decline in value.  In the event of a precipitous  drop  in the  value  of the  assets  of a  Portfolio  Fund  or  Portfolio
Account,  it might  not be able to  liquidate  assets  quickly  enough  to pay off the margin  debt and might  suffer  mandatory  liquidation  of  positions  in a  declining market at relatively  low prices,  thereby  incurring  substantial  losses.  For these reasons,  the use of borrowings  for  investment  purposes is considered a speculative investment practice.

            Short  Selling.  The  Portfolio  Managers  may  engage  in short  selling.
Short selling  involves  selling  securities that are not owned and borrowing the same securities for delivery to the  purchaser,  with an obligation to replace the borrowed securities  at a  later  date.  Short  selling  allows  an  investor  to  profit  from declines in market prices to the extent such  declines  exceed the  transaction  costs and the  costs of  borrowing  the  securities.  A short  sale  creates  the risk of an unlimited loss, as the price of the underlying security could  theoretically  increase without  limit,  thus  increasing  the cost of buying  those  securities  to cover the short  position.  There can be no assurance that the  securities  necessary to cover a short  position  will be available for  purchase.  Purchasing  securities to close out the short  position  can itself  cause the price of the  securities  to rise  further, thereby  exacerbating  the loss.  For these  reasons,  short  selling is  considered a speculative investment practice.

            Portfolio  Funds  and  Portfolio  Accounts  may also  effect  short  sales
"against  the box." These  transactions  involve  selling  short  securities  that are owned (or that a Portfolio  Fund or Portfolio  Account has the right to obtain).  When a Portfolio  Fund or  Portfolio  Account  enters into a short sale against the box, it will set aside  securities  equivalent in kind and amount to the securities sold short
(or securities  convertible or exchangeable  into such  securities) and will hold such securities  while  the  short  sale is  outstanding.  Portfolio  Funds  and  Portfolio
Accounts will incur transaction  costs,  including  interest  expenses,  in connection with opening, maintaining and closing short sales against the box.

GENERAL RISKS

      Lack  of  Operating  History.  Certain  Portfolio  Funds  may  be  newly  formed entities  that have no operating  histories.  In such cases,  the  Investment  Manager will have evaluated the past  investment  performance  of Portfolio  Managers or their personnel.  However,  this past  investment  performance  may not be indicative of the future  results of an investment in a Portfolio  Fund managed by a Portfolio  Manager.
Although  the  Investment   Manager,   its   affiliates   and  their   personnel  have
considerable  experience  evaluating the performance of alternative asset managers and providing  manager  selection  and asset  allocation  services to clients,  the Fund's investment  program  should be  evaluated  on the basis that there can be no assurance that the Investment  Manager's  assessments of Portfolio  Managers,  and in turn their assessments  of the  short-term  or  long-term  prospects of  investments,  will prove accurate.  Thus,  the Fund may not achieve  its  investment  objective  and the Fund's net asset value may decrease.

      Non-Diversified  Status.  The Fund is  "non-diversified"  under  the  Investment
Company  Act.  That  means  that the Fund can  invest  in the  securities  of a single issuer  without  limit.  This policy gives the Fund more  flexibility to invest in the obligations  of a single  borrower  or issuer  than if it were a  "diversified"  fund.
However,  the Fund intends to diversify its  investments  so that it will qualify as a
"regulated  investment  company" under the Internal Revenue Code (although it reserves the right not to qualify).  Under that  requirement,  with respect to 50% of its total assets,  the Fund may  invest  up to 25% of its  assets in the  securities  of any one borrower or issuer.  To the extent the Fund invests a relatively  high  percentage  of its assets in the  obligations of a single issuer or a limited number of issuers,  the
Fund is subject to additional risk of loss if those  obligations  lose market value or the  borrower  or issuer of those  obligations  defaults.  To address  this risk,  not more  than  10% of the  Fund's  net  assets  will be  allocated  to any one  Portfolio
Manager.

      Industry  Concentration  Risk.  Although  the Fund will not  invest  25% or more of the  value of its total  assets  in the  securities  (other  than  U.S.  Government securities) of issuers  engaged in a single  industry,  Portfolio  Funds generally are not subject to similar industry  concentration  restrictions on their investments and, in some cases,  may invest 25% or more of the value of their total  assets in a single industry.  Portfolio  Funds are not subject to the Fund's  other  investment  policies and restrictions.

      The  Fund  will  not  invest  in a  Portfolio  Fund  if,  as a  result  of  such investment,  25% or more of the value of the Fund's  total  assets will be invested in
Portfolio  Funds  that,  in the  aggregate,  have  investment  programs  that focus on investing in any single  industry.  Nevertheless,  it is possible  that,  at any given time,  the  assets of  Portfolio  Funds in which the Fund has  invested  will,  in the aggregate,  be invested in a single industry  constituting 25% or more of the value of their combined  total assets.  The Fund does not believe that this situation is likely to  occur  given  the  nature  of  its  investment  program.  However,  because  these circumstances  may  arise,  the Fund is  subject  to  greater  investment  risk to the extent  that a  significant  portion  of its  assets  may at some  times be  invested, indirectly  through Portfolio Funds in which it invests,  in the securities of issuers engaged  in  similar  businesses  that are likely to be  affected  by the same  market
conditions  and  other  industry-specific  risk  factors.   Portfolio  Funds  are  not
generally  required to provide  current  information  regarding  their  investments to their investors  (including the Fund).  Thus, the Fund and the Investment  Manager may
not be able to determine  at any given time  whether or the extent to which  Portfolio
Funds,  in the aggregate,  have invested 25% or more of their  combined  assets in any particular industry.

      If the Fund  engages a  Portfolio  Manager to manage a Portfolio  Account,  then the Fund shall be  required  to look  through to the  assets of  Affiliated  Portfolio
Funds in determining compliance with the industry concentration policy.

      Limited  Liquidity;  In-Kind  Distributions.  An investment in the Fund provides limited  liquidity  since  shareholders  will not be able to redeem  shares on a daily basis  because  the  Fund  is a  closed-end  fund.  In  addition,  with  very  limited exceptions,  shares are not transferable,  and liquidity will be provided only through repurchase  offers made from time to time by the Fund.  An  investment  in the Fund is therefore  suitable  only for  investors  who can bear the risks  associated  with the limited liquidity of shares and should be viewed as a long-term investment.

            Payment  for  repurchased   shares  may  require  the  Fund  to  liquidate
portfolio  holdings  earlier than the  Investment  Manager would  otherwise  liquidate these  holdings,  potentially  resulting  in  losses,  and  may  increase  the  Fund's portfolio  turnover.  The Adviser and the  Investment  Manager intend to take measures
(subject to such policies as may be  established  by the Board) to attempt to avoid or minimize potential losses and turnover resulting from the repurchase of shares.

            If a  shareholder  tenders  all  shares  (or a portion  of its  shares) in connection  with a  repurchase  offer  made  by  the  Fund,  that  tender  may  not be
rescinded  by  the  shareholder   after  the  date  on  which  the  repurchase   offer
terminates.   However,   the  value  of  shares  that  are  tendered  by  shareholders generally will not be determined until a date  approximately  one month later and will be based on the  value of the  Fund's  assets as of such  later  date.  A  shareholder will thus continue to bear  investment  risk after shares are tendered for  repurchase and until the date as of which the shares are valued for  purposes of  repurchase.  In addition,  a redemption  fee equal to 1.00% of the value of shares  repurchased by the
Fund will apply if the date as of which the shares  are to be valued for  purposes  of repurchase  is less  than one year  following  the date of the  shareholder's  initial investment in the Fund.

            The Fund  expects to  distribute  cash to the  holders of shares  that are purchased.  However,  there can be no  assurance  that the Fund  will have  sufficient cash  to pay  for  shares  that  are  being  repurchased  or  that  it will be able to liquidate  investments at favorable  prices to pay for  repurchased  shares.  Although the  Fund  does  not  generally  intend  to  make  distributions  in-kind,  under  the
foregoing   circumstances,   and  in  other  unusual  circumstances  where  the  Board
determines  that making a cash payment  would result in a material  adverse  effect on the Fund or on  shareholders  not tendering  shares for repurchase,  shareholders  may receive in-kind  distributions  of investments from the Fund's  portfolio,  either the
Fund's  interests  in  Portfolio  Funds  or  securities  held by the  Portfolio  Funds
(valued in  accordance  with the Fund's  valuation  policies) in  connection  with the repurchase  of  shares by the Fund.  Any such  distributions  will be made on the same basis to all  shareholders  in connection  with any particular  repurchase  offer.  In addition,  a distribution  may be made partly in cash and partly  in-kind.  An in-kind distribution  may consist of  securities  that are not readily  marketable  and may be subject to  restrictions  on resale,  such as the Fund's  interests in Portfolio Funds or certain  securities  owned by Portfolio  Funds.  Shareholders  receiving an in-kind distribution  will incur costs,  including  commissions,  in  disposing of  securities that they  receive,  and in the case of  securities  that are not readily  marketable, shareholders  may not be able to sell the  securities  except at prices that are lower than  those  at  which  the  securities  were  valued  by  the  Fund  or  not  without substantial  delay.  For  these  various  reasons,  an  investment  in the  shares  is
suitable  only  for   sophisticated   investors.   See   "Repurchases  of  Shares  and
Transfers."

            Conflicts  of  Interest.  The Adviser,  the  Investment  Manager and their
affiliates,   as  well  as  many  of  the  Portfolio  Managers  and  their  respective affiliates,  provide investment  advisory and other services to clients other than the
Fund and Portfolio Funds. In addition,  investment  professionals  associated with the
Adviser,  the  Investment  Manager  or  Portfolio  Managers  may  carry on  investment activities  for their own accounts and the  accounts of family  members  (collectively with  other  accounts  managed  by the  Adviser,  the  Investment  Manager  and  their affiliates,  "Other  Accounts").  As a  result  of the  foregoing,  the  Adviser,  the
Investment  Manager and Portfolio  Managers will be engaged in substantial  activities other  than on behalf of the Fund and may have  differing  economic  shares in respect of such  activities  and may have  conflicts  of  interest  in  allocating  investment opportunities,  and  their  time,  between  the Fund  and  Other  Accounts.  Portfolio
Managers may, in pursuing  independently  of one another their  respective  investment objectives,  effect  offsetting  transactions,  which could result in the Fund bearing transactional costs without obtaining any benefit.

            However,  it is the policy of the Investment  Manager,  and generally also the  policy  of the  Portfolio  Managers,  that  investment  decisions  for the  Fund,
Portfolio  Accounts  and Other  Accounts  be made  based on a  consideration  of their respective  investment  objectives  and  policies,  and other  needs and  requirements affecting  each  account  that  they  manage  and  that  investment  transactions  and opportunities  be  fairly  allocated  among  their  clients,  including  the  Fund and
Portfolio Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

      Portfolio Funds  generally will not be registered as investment  companies under the  Investment  Company  Act and,  therefore,  the Fund will not have the  benefit of various  protections  afforded  by the  Investment  Company  Act with  respect  to its investments in Portfolio  Funds.  Although the Investment  Manager  expects to receive
detailed   information   from  each   Portfolio   Manager   regarding  its  investment
performance  and investment  strategy on a regular basis, in most cases the Investment
Manager  has  little  or no means  of  independently  verifying  this  information.  A
Portfolio  Manager  may use  proprietary  investment  strategies  that  are not  fully disclosed  to the  Investment  Manager,  which may  involve  risks  under some  market conditions  that are not  anticipated by the  Investment  Manager.  In addition,  many
Portfolio   Managers  will  not  be  registered  as  investment   advisers  under  the
Investment  Advisers  Act of 1940,  as amended  (the  "Advisers  Act") in  reliance on certain  exemptions  from  registration  under  that  act.  In such  cases,  Portfolio
Managers will not be subject to various  disclosure  requirements and rules that would apply to registered investment advisers.

          Investors in the Fund  directly  bear the Fund's  expenses,  and  indirectly
bear   expenses   of  the   Portfolio   Funds  and   Portfolio   Accounts,   including
performance-based   fees   assessed  by  Portfolio   Funds  or   Portfolio   Accounts.
Similarly,  shareholders  bear a proportionate  share of the other operating  expenses of the Fund (including the Administration  Fee) and,  indirectly,  similar expenses of the  Portfolio  Funds and  Portfolio  Accounts.  An investor who meets the  conditions imposed  by  the  Portfolio  Managers,  including  investment  minimums  that  may  be considerably  higher than the  $1,000,000  minimum  imposed by the Fund,  could invest directly with the Portfolio Managers.

      Each Portfolio  Manager will receive any  performance-based  allocation to which it  is  entitled  irrespective  of  the  investment  performance  of  other  Portfolio
Managers  or the  investment  performance  of the Fund  generally.  Thus,  a Portfolio
Manager with positive  investment  performance  will receive this  allocation from the
Fund (and indirectly from  shareholders)  even if the Fund's overall investment return is negative.  Investment  decisions of the Portfolio  Managers are made  independently of each other.  As a result,  at any  particular  time,  one Portfolio  Manager may be purchasing  shares  of an issuer  for a  Portfolio  Fund or  Portfolio  Account  whose shares are being sold by another  Portfolio  Manager  for  another  Portfolio  Fund or
Portfolio  Account.  In any such  situations,  the Fund could indirectly incur certain transaction costs without accomplishing any net investment result.

                Since  the  Fund  may  make   additional   investments  in  or  effect
withdrawals  from a Portfolio Fund only at certain times  pursuant to limitations  set forth in the governing  documents of the Portfolio  Fund,  the Fund from time to time:
may have to  invest a  greater  portion  of its  assets  temporarily  in money  market securities  than it  otherwise  might  wish to  invest;  may have to  borrow  money to repurchase  shares;  and may not be able to  withdraw  its  investment  in a Portfolio
Fund  promptly  after it has made a decision to do so. This may  adversely  affect the
Fund's investment return or increase the Fund's expenses.

      Portfolio  Funds may be permitted to redeem their  shares  in-kind.  Thus,  upon the Fund's  withdrawal  of all or a portion of its interest in a Portfolio  Fund,  the
Fund  may  receive   securities   that  are  illiquid  or  difficult  to  value.   See
"INVESTMENT-RELATED   RISKS  -  Illiquid  Portfolio   Investments"  and  "DISTRIBUTION
ARRANGEMENTS  -  Calculation  of  Net  Asset  Value."  In  these  circumstances,   the
Adviser  would  seek to dispose of these  securities  in a manner  that is in the best interests of the Fund.

      Subject to  limitations  imposed by the  Investment  Company  Act,  neither  the
Trustees,  the Adviser,  or the Investment  Manager shall be liable to the Fund or any of the  shareholders  for any loss or damage  occasioned by any act or omission in the
performance  of  their  respective   services  as  such  in  the  absence  of  willful
misfeasance, bad faith, gross negligence or reckless disregard of their duties.

      Portfolio  Account  Allocations.  The Fund may on occasion  allocate  its assets to a  Portfolio  Manager by  retaining  the  Portfolio  Manager to manage a  Portfolio
Account for the Fund,  rather than invest in the Portfolio  Manager's  Portfolio Fund.
It is possible,  given the leverage at which  certain of the  Portfolio  Managers will trade,  that the Fund  could  lose more in a  Portfolio  Account  that is managed by a particular  Portfolio  Manager than the Fund has allocated to such  Portfolio  Manager to invest.  This risk may be avoided if the Fund,  instead of  retaining  a  Portfolio
Manager to manage a separate account  comprised of a designated  portion of the Fund's assets,  creates a separate  investment  vehicle  for which a Portfolio  Manager  will serve as  general  partner  and in which  the Fund will be the sole  limited  partner.
Use  of  this  structure,   however,  involves  various  expenses,  and  there  is  no requirement  that  separate  investment  vehicles be created for  Portfolio  Accounts.
Portfolio  Funds  that  are  Portfolio  Accounts  will be  subject  to the  investment policies and  restrictions  of the Funds,  as well as the  provisions  of the 1940 Act and the rules thereunder.

      Valuation  of  Portfolio  Funds.  In most  cases,  the Fund  will be  unable  to verify  with  certainty  the  monthly  valuation  received  from a  Portfolio  Manager
regarding  a  Portfolio  Fund.   Furthermore,   these  valuations  will  typically  be
estimates  only,  subject to revision  based on each  Portfolio  Fund's  annual audit.
Revisions to the Fund's gain and loss  calculations  will be an ongoing  process,  and no  appreciation  or  depreciation  figure can be  considered  final  until the annual audits of Portfolio Funds are completed.

      Portfolio  Managers will generally  invest  primarily in marketable  securities, although certain  Portfolio  Managers may also invest in privately  placed  securities and other  investments  that are  illiquid and do not have  readily  available  market quotations.  These  securities  will  nevertheless  generally  be valued by  Portfolio
Managers,  which  valuations  will be conclusive with respect to the Fund, even though
Portfolio  Managers  will  generally  face a conflict  of  interest  in  valuing  such securities  because the values given to the  securities  will affect the  compensation of the Portfolio  Managers.  Any such securities  held by a Portfolio  Account will be valued  at  their  "fair  value"  as  determined  in  good  faith  by the  Board.  See
"Distribution Arrangements - Calculation of Net Asset Value," below.

The Fund and Its Investments

What  is  the  Fund's   Investment   Objective?   The  Fund  seeks  long-term  capital
appreciation  consistent  with  preservation  of capital while  attempting to generate positive  returns  over various  market  cycles.  No  assurance  can be given that the
Fund will achieve its investment objective.

What are the Fund's  Principal  Investment  Policies?  The Fund pursues its investment objective by allocating  its assets for  investment  among a select group of Portfolio
Managers  that are  alternative  asset  managers  and  employ  a  variety  of  "market neutral" investment  strategies.  Market neutral investment strategies seek to provide predictable  investment  returns  regardless  of general stock market  movements.  The
Investment  Manager is primarily  responsible for selecting the Portfolio Managers and determining  the  portion  of the  Fund's  assets to be  allocated  to each  Portfolio
Manager,  subject to the general  supervision  of the Adviser and the Board.  The Fund will implement these  allocation  decisions  primarily by investing in Portfolio Funds that are managed by Portfolio Managers selected by the Investment Manager.

Portfolio Funds are investment funds,  typically organized as limited  partnerships or limited  liability  companies,  that are not required to register under the Investment
Company Act because they do not publicly  offer their  securities  and are  restricted as to either  the  number of  investors  permitted  to invest in the fund or as to the qualifications  of persons  eligible to invest  (determined  with respect to the value of  investment  assets  held) in the  fund.  The  typical  Portfolio  Fund  will  have greater  investment  flexibility  than  traditional  investment  funds (such as mutual funds and most other  registered  investment  companies) as to the types of securities owned,  the types of trading  strategies  employed,  and in many cases,  the amount of leverage it may use.

Under  normal  market  conditions,  at least 80% of the Fund's  net  assets  (plus the amount of any  borrowings by the Fund for  investment  purposes)  will be allocated to
Portfolio  Managers  that  pursue  "market  neutral"  investment  strategies.  "Market neutral"  investment  strategies  encompass a broad range of investment  programs that historically  have exhibited a low correlation to the performance of equity,  debt and other  markets.  They  include  investment  programs  involving  use  of  hedging  and arbitrage  techniques in the equity,  fixed-income,  currency and  commodity  markets.
These  investment  programs employ a variety of  sophisticated  investment  techniques that include,  among other things,  short sales of  securities,  use of leverage,  and transactions in derivative  securities and other financial  instruments  such as stock options, index options, futures contracts and options on futures.

How do Portfolio  Managers  Decide What  Investments  to Buy or Sell?  The  Investment
Manager  takes a  three-tiered  approach to asset  allocation  and  Portfolio  Manager selection.  Its  methodology  is  premised  on the belief  that  consistent,  superior long-term  performance  necessitates  first, a rigorous,  top-down,  or macro, view of the various  alternative  investment fund strategies;  second, an in-depth analysis of
the  types  of  strategy   attributes  that  best  complement  the  Fund's  investment objective;  and third,  identification  of Portfolio  Managers whose investment styles
and  historical   investment  returns  and  risk  characteristics  best  embody  those attributes.

The investment strategies of the Portfolio Managers may include, among others:
o     Index  arbitrage.  This  strategy  involves  investing in a group of  securities comprising  an  index,  or a  representative  sample  of an  index,  in order to capture  the  pricing  differences  that may  arise  between  the  index and the component securities.
o     Interest  rate  arbitrage.  This  strategy  seeks  to  exploit  price  anomalies between  related  securities  with prices that fluctuate in response to interest rate movements.
o     Merger arbitrage.  This strategy involves  investing  simultaneously in long and short  positions in companies  involved in a merger or  acquisition  in order to profit from the expected price movements of the acquiring and target companies.
o     Convertible  bond and warrant  hedging.  This  strategy  involves  investing  in undervalued  instruments  that are convertible  into equity  securities and then
      hedging  out   systematic   risks   associated   with  either  the   convertible
      instrument, the underlying security or both.
o     Statistical  long/short equity strategies.  This strategy involves  constructing portfolios of offsetting long and short equity  positions using  mathematical or statistical  techniques  to  identify  relative  value  between  long and  short positions.
o     Pairs  trading.  This  is a  specific  type  of  equity  hedging  strategy  that involves  effecting  offsetting  long and  short  equity  positions  in the same industry or sector.

Portfolio  Managers  using  arbitrage  strategies  attempt  to  identify  and  exploit pricing  inefficiencies  between  related  instruments or combinations of instruments.
Sophisticated  mathematical and statistical  techniques and models are used to attempt
to  identify   relative  value  between   related   instruments  or   combinations  of
instruments and to capture  mispricings  among such  instruments.  Portfolio  Managers pursuing  arbitrage  strategies  utilize a variety of techniques  and models,  ranging from purely  quantitative,  short-term models to more  discretionary  approaches using fundamental research to construct long and short portfolios.

Can the  Fund's  Investment  Objective  and  Policies  Change?  The  Fund's  Board  of
Trustees  can  change   non-fundamental   investment   policies  without   shareholder
approval,  although  significant  changes  will be  described  in  amendments  to this
Prospectus.  Fundamental  policies  cannot  be  changed  without  the  approval  of  a
"majority"  (as  defined in the  Investment  Company  Act) of the  Fund's  outstanding
voting  shares.  The  Fund's  investment   objective  is  a  fundamental   policy.  An
investment  policy is not  fundamental  unless this  Prospectus  or the  Statement  of
Additional Information says that it is.

How are  Portfolio  Managers  Selected?  The  Investment  Manager  will  allocate  the
Fund's  assets  among  available   Portfolio  Managers  that  the  Investment  Manager
determines  have  records  of  superior  investment  performance  in  pursuing  market neutral  investment  strategies,  consistent with the Fund's goal of long-term capital appreciation,  while focusing on the risk  characteristics of those strategies and the
Fund's  overall  risk  exposure.  In doing so,  the  Investment  Manager  will seek to construct  an  investment  portfolio  for the Fund in which  there is expected to be a low  overall  degree  of  correlation  of  the  investment  performance  of  Portfolio
Managers  across  investment  styles and little or no correlation  between the overall
performance  of  the  Fund's   portfolio  and  the  general   performance  of  equity,
fixed-income  and other  markets.  The Fund's  structure and its  investment  approach are  intended to provide  investors  several  advantages  over direct  investments  in private  investment  funds,  including:  the  ability  to invest  in a  professionally constructed and managed investment  portfolio;  access to a diverse group of Portfolio
Managers  that utilize  varying  investment  styles and  strategies;  and reduced risk exposure  that  comes  from  investing  with  multiple  Portfolio  Managers  that have exhibited low  volatility of investment  returns and low  correlation  to one another.
The  Investment   Manager   expects   generally  to  allocate  the  Fund's  assets  to
approximately 10 to 20 Portfolio Managers.

The  multi-manager  approach  followed  by the Fund  will  involve  allocation  of the
Fund's assets to Portfolio  Managers that employ  various  market  neutral  investment styles and  strategies  and will  provide  investors  access to a variety of Portfolio
Managers.  The Fund  will  invest in  various  types of  Portfolio  Funds  managed  by
Portfolio Managers,  including limited partnerships,  joint ventures, other investment companies  and  similar  entities.  However,  the Fund may on  occasion  retain one or more  Portfolio  Managers  to manage  and  invest  designated  portions  of the Fund's assets  (either as  separately  managed  accounts or by creating  separate  investment vehicles in which a  Portfolio  Manager  will serve as general  partner of the vehicle and the Fund will be the sole  limited  partner).  Any  arrangement  in which the Fund retains a Portfolio  Manager to manage an account or  investment  vehicle for the Fund is - as  explained  above  under "A Brief  Overview  of the  Fund:  What Does the Fund
Invest In?" - referred  to as a  "Portfolio  Account."  The  retention  of a Portfolio
Manager  to manage a  Portfolio  Account  is  subject  to the  approval  of the Board, including a majority  of the persons  comprising  the Board (the  "Trustees")  who are not "interested  persons," as defined by the Investment  Company Act, of the Fund (the
"Independent  Trustees  "). The  retention  of a Portfolio  Manager will in such cases also be subject to  approval  by  shareholders,  unless the Fund seeks and  obtains an order of the Securities and Exchange  Commission  (the "SEC")  exempting the Fund from this  requirement.  The Fund's  participation  in any  Portfolio  Account  arrangement will be subject to the  requirement  that the  Portfolio  Manager be  registered as an investment  adviser  under the Advisers Act, and the Fund's  contractual  arrangements with the  Portfolio  Manager  will be subject to the  requirements  of the  Investment
Company Act applicable to investment advisory  contracts,  including Section 15 of the
Investment Company Act.

Portfolio  Managers  will be  selected  on the basis of  various  criteria,  generally including,  among other things,  an analysis of: the Portfolio  Manager's  performance during various time periods and market  cycles;  the Portfolio  Manager's  reputation, experience  and  training;  its  articulation  of  and  adherence  to  its  investment philosophy;  the  presence and deemed  effectiveness  of risk  management  discipline;
on-site  interviews  of  the  management  team;  the  quality  and  stability  of  the
Portfolio  Manager's  organization,   including  internal  and  external  professional
staff; and whether key personnel of the Portfolio  Manager have  substantial  personal investments  in  the  Portfolio  Manager's  investment  program.  Although  it is  the general  policy of the Fund to  allocate  assets  among  Portfolio  Managers  that use market neutral  strategies,  the Investment  Manager may allocate a limited portion of the Fund's  assets to Portfolio  Managers that do not use market  neutral  strategies, but which use other strategies that have investment  performance  characteristics that have historically been negatively  correlated to the equity and fixed-income  markets, generally,  in  an  attempt  to  generate  a  consistent  return  pattern  with  lower volatility.  The Fund  will not  allocate  more  than 20% of its net  assets  to these
Portfolio Managers.

Can a Portfolio Manager Be Replaced?  The Investment  Manager will regularly  evaluate each  Portfolio  Manager to determine  whether its  investment  program is  consistent with the Fund's  investment  objective  and  whether  its  investment  performance  is satisfactory.  Based on these  evaluations,  the Investment  Manager will allocate and reallocate  the Fund's  assets  among  Portfolio  Managers  and may  terminate  or add
Portfolio  Managers,  as it  determines  appropriate  and  consistent  with the Fund's investment  objective.  Shareholders  will not vote on the retention or termination of a Portfolio  Manager,  except that the retention of any Portfolio  Manager to manage a
Portfolio  Account  will be subject  to the  approval  of the Board and  shareholders.
The Fund may seek to  obtain  an SEC  order  exempting  it from the  requirement  that shareholders  approve  Portfolio  Managers  that  are  retained  to  manage  Portfolio
Accounts.  However, no assurance can be given that such an order will be issued.

Limits on Allocating  Fund Assets to any One Portfolio  Manager.  Not more than 10% of the Fund's net assets will be allocated  to any one  Portfolio  Manager.  In addition, the Fund will limit its  investment  position in any one  Portfolio  Fund to less than
5% of the Portfolio  Fund's  outstanding  voting  securities,  absent an SEC order (or assurances from the SEC staff) under which the Fund's  contribution  and withdrawal of capital from a Portfolio Fund in which it holds 5% or more of the  outstanding  shares will not be subject to various  Investment  Company  Act  prohibitions  on  affiliated transactions.  However,  to permit  the  investment  of more of its  assets in certain
Portfolio  Funds  deemed  attractive  by the  Investment  Manager,  and subject to the foregoing  limitation  that the Fund will not  purchase 5% or more of the  outstanding voting  securities  of any one  Portfolio  Fund,  the  Fund  may  purchase  non-voting securities  of  Portfolio  Funds,  subject  to a  limitation  that the  Fund  will not purchase  voting  and  non-voting  shares in a  Portfolio  Fund that in the  aggregate represent 25% or more of the Portfolio Fund's outstanding equity.

Portfolio  Managers'  Investments.  Portfolio Managers will generally invest primarily in  marketable  securities,  although  certain  Portfolio  Managers may also invest in privately  placed  securities and other  investments  that are illiquid.  Interests in
Portfolio  Funds  will not  themselves  be  marketable  and  will  only  have  limited liquidity.  Portfolio  Managers  may invest  and trade in a wide range of  instruments and  markets,  including,  but not  limited to,  domestic  and  foreign  equities  and equity-related  instruments,  currencies,  financial  futures,  and fixed  income  and other  debt-related  instruments.  Portfolio  Managers are generally not limited as to the  markets  (either  by  location  or  type,  such as  large  capitalization,  small capitalization  or  non-U.S.  markets)  in which  they may  invest  or the  investment discipline  that they may  employ  (such as value,  growth or  bottom-up  or  top-down analysis).  In managing  Portfolio  Funds,  Portfolio  Managers will not be subject to the Fund's  investment  policies  and  restrictions  or the  various  limitations  and prohibitions  applicable  to  investment  companies  registered  under the  Investment
Company Act, such as the Fund.  As a result,  Portfolio  Funds may involve  additional risks,  including  those  associated  with  the  fact  that  Portfolio  Funds  are not generally  subject to any requirements  that they diversify their investments or limit their  investments in the securities of issuers  engaged in a single industry or group of  industries.  See  "Main  Risks  of  Investing  in  the  Fund  -  General  Risks  -
Non-Diversified  Status." However,  the Fund's  investment  policies and restrictions, and limitations  and  prohibitions  on investments  imposed by the Investment  Company
Act, will apply in the case of Portfolio Accounts.

Other  Investment   Strategies.   Portfolio  Managers  can  also  use  the  investment
techniques  and  strategies  described  below.  They  might not  always use all of the different  types of techniques  and  investments  described  below.  These  techniques have risks,  although  some are designed to help reduce  overall  investment or market risks.

Borrowing;  Use of Leverage.  The Fund is  authorized  to borrow money for  investment purposes,  to meet  repurchase  requests and for cash management  purposes.  Portfolio
Funds  generally are also permitted to borrow money for similar  purposes.  The use of borrowings for  investment  purposes is known as "leverage" and involves a high degree of risk.  The  investment  programs of certain  Portfolio  Managers may make extensive use of  leverage.  See  "Main  Risks of  Investing  in the Fund -  Special  Investment
Instruments and Techniques--Leverage; Interest Rates; Margin."

            The Fund is subject to the  Investment  Company  Act  requirement  that an
investment   company   satisfy  an  asset   coverage   requirement   of  300%  of  its
indebtedness,  including  amounts  borrowed,  measured  at  the  time  the  investment company incurs the indebtedness  (the "Asset Coverage  Requirement").  This means that the value of the Fund's total  indebtedness  may not exceed one-third the value of its total  assets  (including  such  indebtedness).  These  limits  do  not  apply  to the
Portfolio  Funds and,  therefore,  the Fund's  portfolio may be exposed to the risk of highly leveraged  investment  programs of certain  Portfolio Funds. The Asset Coverage
Requirement  will  apply to  borrowings  by  Portfolio  Accounts,  as well as to other transactions  by Portfolio  Accounts that can be deemed to result in the creation of a
"senior   security."   Generally,   in  conjunction  with  investment   positions  for
Portfolio  Accounts that are deemed to constitute  senior  securities,  the Fund must:
(i) observe the Asset Coverage  Requirement;  (ii) maintain daily a segregated account in cash or liquid  securities  at such a level  that the  amount  segregated  plus any amounts  pledged  to a broker  as  collateral  will  equal  the  current  value of the position;  or (iii) otherwise cover the investment position with offsetting  portfolio securities.  Segregation of assets or covering  investment  positions with  offsetting portfolio  securities  may limit a Portfolio  Account's  ability to  otherwise  invest those assets or dispose of those securities.

      Short  Selling.  Portfolio  Funds and  Portfolio  Accounts  may sell  securities short.  To effect a short sale,  the Portfolio  Fund or Portfolio  Account will borrow the security from a brokerage firm, or other permissible financial  intermediary,  and make  delivery  to the  buyer.  The  Portfolio  Fund  or  Portfolio  Account  then  is obligated to replace the  borrowed  security by  purchasing  it at the market price at the time of  replacement.  The  price at such  time may be more or less than the price at which the  security  was sold short by the  Portfolio  Fund or  Portfolio  Account, which  would  result  in a loss or gain,  respectively.  The use of  short  sales is a speculative  practice and  involves  significant  risks.  See "Main Risks of Investing in the Fund Special Investment Instruments and Techniques--Short Selling."

      Derivatives.   Portfolio   Funds  and  Portfolio   Accounts  may  use  financial
instruments,  known as  derivatives,  for purposes of hedging  portfolio  risk and for
non-hedging   purposes.   Examples  of  derivatives   include  stock  options,   index
options,  futures and options on futures.  Transactions in derivatives involve certain risks. See "Main Risks of Investing in the Fund --Special  Investment  Instruments and
Techniques - Derivatives."

      Short-Term  and  Defensive  Investments.  The Fund will invest its cash reserves in high quality  short-term  investments.  These  investments may include money market instruments and other  short-term  debt  obligations,  money market mutual funds,  and repurchase  agreements  with  banks and  broker-dealers.  During  periods  of  adverse market or economic  conditions,  the Fund may temporarily  invest all or a significant portion  of its  assets in these  securities  or hold  cash.  To the  extent  the Fund invests in these  securities or holds cash,  such  investments are  inconsistent  with the  Fund's  investment  objective  and the  Fund  will  not  achieve  its  investment objective.

How the Fund Is Managed

General.  The Fund is  registered  under the  Investment  Company Act as a closed-end,
non-diversified   management   investment   company.   The  Fund  was   formed   as  a
Massachusetts  business trust under the laws of the  Commonwealth of  Massachusetts on
May 24, 2002 and commenced operations January 2, 2003.

The  Board  of  Trustees.  The  Fund is  governed  by a Board  of  Trustees,  which is responsible for protecting the shares of  shareholders  under  Massachusetts  law. The
Board is  elected  by  shareholders  and  meets  periodically  throughout  the year to oversee the Fund's  business,  review its  performance,  and review the actions of the
Manager.  "Trustees  and  Officers  of  the  Fund"  in  the  Statement  of  Additional
Information  identifies  the Trustees and officers of the Fund (who are elected by the
Trustees) and provides more information about them.

The  Adviser.   OppenheimerFunds,   Inc.   (the   "Adviser")   serves  as  the  Fund's
investment  adviser,  subject  to  the  ultimate  supervision  of and  subject  to any policies  established  by the Board,  pursuant to the terms of an investment  advisory agreement  with the Fund (the  "Advisory  Agreement").  Under the Advisory  Agreement,
the Adviser is responsible  for  developing,  implementing  and supervising the Fund's investment  program.  The Adviser is authorized,  subject to the approval of the Board and the  Trustees,  to  retain  one of its  affiliates  to  provide  any or all of the investment  advisory  services  required  to be  provided to the Fund or to assist the
Adviser in providing these services.

      The Adviser has  operated as an  investment  adviser  since  January  1960.  The
Adviser  (including its  subsidiaries)  managed more than $155 billion of assets as of
March 31,  2004.  Clients of the Adviser  include the  Oppenheimer  mutual  funds with more  than  7  million  investor  accounts.  The  Adviser  is  located  at  Two  World
Financial Center,  225 Liberty Street,  New York, New York 10281-1008.  The Adviser is
wholly-owned  by  Oppenheimer   Acquisition   Corp.,  a  holding  company   ultimately
controlled by Massachusetts Mutual Life Insurance Company.

The  Investment  Manager.  Tremont  Partners,  Inc.  (the  "Investment  Manager"),  an
affiliate of the Adviser,  has been assigned  responsibility for providing  day-to-day investment  management  services  to  the  Fund,  subject  to the  supervision  of the
Adviser.  Since  1984,  the  Investment  Manager  and  its  affiliates  have  provided alternative  investment  solutions  to  a  diverse  client  base  including  financial
institutions,   mutual  funds,   other   investment   companies  and  high  net  worth
individuals.  These services  include  tracking and evaluating over 2,000 domestic and
offshore   investment   funds.   The  Investment   Manager  and  its  affiliates  were
responsible   for  the  allocation  of  over  $4.8  billion  of  client  assets  among alternative  investment  strategies,  as of March 31, 2004. The Investment  Manager is
located at 555 Theodore Fremd Avenue,  Rye, New York 10580,  and since October 1, 2001
has  been  a  majority-owned,   indirect  subsidiary  of  Massachusetts   Mutual  Life
Insurance Company.

Advisory  Fees. As  compensation  for services  required to be provided by the Adviser under  the  Advisory  Agreement,  the Fund will pay the  Adviser  a  monthly  fee (the
"Management  Fee")  computed  at the annual  rate of 1.25% of the  aggregate  value of
outstanding   shares  determined  as  of  the  last  day  of  the  month  (before  any repurchases of shares).

            The Adviser pays a monthly fee to the  Investment  Manager equal to 50% of the  amount of the  Management  Fee earned by the  Adviser  pursuant  to the  Advisory
Agreement. This fee is payable by the Adviser and not the Fund.

Management  Team.  The  following  personnel  of the  Investment  Manager  will be the persons  primarily  responsible  for selecting  Portfolio  Managers and allocating the
Fund's assets among the Portfolio Managers:

      Sandra L. Manzke,  Member,  Investment  Committee;  Co-Chief  Executive Officer,
      ----------------
      TCM.  Ms.  Manzke  established  Tremont  Partners,  Inc.  in October  1984 after serving as a Principal  at Rogers,  Casey & Barksdale,  Inc.  from 1976 to 1984.
      Ms.  Manzke  is also a  Director  of  certain  private  investment  partnerships managed by the  Investment  Manager.  From 1974 to 1976,  she was an independent
      consultant  to  Bernstein   Macauley   responsible   for  reviewing  the  firm's
      products.  In addition,  she served as an investment  manager at Scudder Stevens
      & Clark from 1969 to 1974.  Ms.  Manzke  received a Bachelor of Fine Arts degree from Pratt Institute.

      Robert I. Schulman,  Member,  Investment Committee;  Co-Chief Executive Officer,
      ------------------
      TCM. Mr.  Schulman  joined TCM in 1994.  Prior to that, he was  responsible  for
      Smith Barney's  Consulting  Services Division and Retail New Product Development
      and  he was  involved  in all  aspects  of  investment  management  and  manager selection.  Mr. Schulman  founded the Leveraged  Product Division at E.F. Hutton
      in  1982  and  was  responsible  for  the  development  of  various   derivative
      products,  as well as growth index and  financial  futures and options  trading.
      In 1986,  he  assumed  responsibility  for all retail  products  offered at E.F.
      Hutton.  He is a  graduate  of New York  University  and  received  a Master  of
      Business Administration degree in Finance from the Lubin School of Business.

      Barry H. Colvin, CFA, Member,  Investment  Committee,  Chief Investment Officer,
      --------------------
      Tremont  Partners,  Inc;  President,  TCM. Mr. Colvin directs TCM's  alternative investment  research and heads the Investment  Manager's  Investment  Committee.
      Prior  to  joining  TCM in  1999,  Mr.  Colvin  spent  three  years  with  Asset
      Consulting  Group,  Inc. of St.  Louis,  Missouri,  first as Vice  President and
      Head of  Alternative  Investments  and then as Director of  Research.  From 1995 to 1997,  Mr.  Colvin was a  fixed-income  trader for General  American Life and before  that  spent  two  years at  Scottsdale  Securities  as Head of  Business
      Development.  From  1987 to  1994,  he  worked  for  Edward  D.  Jones & Co.  in various roles,  eventually  becoming a partner.  Mr. Colvin  received a Bachelor of  Arts  degree  in  Economics  from  the  University  of  Missouri.  He  is  a
      Chartered Financial Analyst.

      Patrick J. Kelly, CFA, Member,  Investment Committee;  Senior Vice President and
      ----------------
      Director of  Investment  Technology,  TCM. Mr. Kelly joined TCM in June 2001 and directs its  investment  technology  department.  From 1998 to 2001, he was Vice
      President  and Risk  Manager  at Parker  Global  Strategies.  From 1995 to 1998,
      Mr. Kelly was a Senior  Portfolio  Analyst at Ferrell  Capital  Management  and,
      from 1993 to 1995,  Mr.  Kelly was an  analyst  at  Kidder,  Peabody,  & Co. Mr.
      Kelly  received a Bachelor  of Science  degree in Computer  Science,  Electrical
      Engineering  and  Mathematics  from Hofstra  University and a Master of Business
      Administration  degree in Finance  from the Frank  Zarb  School of  Business  at
      Hofstra University.  He is a Chartered Financial Analyst.

      Cynthia J. Nicoll,  Member,  Investment  Committee;  Senior Vice  President  and
      -----------------
      Director  of  Investment  Management,  TCM.  Ms.  Nicoll  joined TCM in December
      2000 and  directs  its  investment  management  department.  Ms.  Nicoll came to
      Tremont  from  Parker  Global  Strategies  where she was  Managing  Director  of
      Strategic  Initiatives.  From  1993 to 1999,  she  designed  hedge  fund-indexed structured  products for Greenwich  Capital and National  Westminster  Bank PLC.
      From 1979 to 1993, Ms. Nicoll  marketed  foreign  exchange,  structured debt and other financings for Manufacturers  Hanover/Chemical  Bank (now JP Morgan).  Ms.
      Nicoll  received  a  Bachelor  of Arts  degree  in  American  History  from Yale
      University and a Master of Business in Finance and  International  Business from
      New York University.

      Suzanne S. Hammond,  Senior Vice  President,  Secretary and Treasurer,  TCM. Ms.
      ------------------
      Hammond  joined TCM in 1989 and is  responsible  for program  analysis  and fund administration/supervision  of its  proprietary  products.  Ms.  Hammond is also responsible  for  certain  investment  supervision  clients and is a director of
      certain   private   investment   partnerships   managed  by  affiliates  of  the
      Investment  Manager.  From 1983 until 1989,  Ms.  Hammond  was a Senior  Analyst
      with  Rogers,   Casey  &  Barksdale,   Inc.  responsible  for  major  consulting
      clients.  For the  preceding  five  years,  Ms.  Hammond  served as the  liaison representative  managing  listed  midwestern  companies  on the New  York  Stock
      Exchange,   Inc.   She   received   a  Bachelor   of  Arts   degree  in  Russian
      History/Economics  from the  University  of North  Carolina,  Chapel Hill and an
      Associate Degree in Business Administration from Colby Jr. College.

Investor  Servicing  Arrangements.  Effective  April 1, 2004,  the Adviser  intends to pay, out of its own assets,  to qualifying  brokers,  dealers and  financial  advisers
that  provide  ongoing  investor   services  and  account   maintenance   services  to
shareholders  that are their customers  ("Investor  Service  Providers") an amount not to  exceed  0.25%  (on an  annualized  basis) of the  aggregate  value of  outstanding shares held by  shareholders  introduced by such  Investor  Service  Providers.  These services include,  but are not limited to, handling  shareholder  inquiries  regarding the Fund (e.g.,  responding to questions  concerning  investments in the Fund, account balances,  and reports and tax  information  provided by the Fund);  assisting  in the enhancement  of  relations  and  communications  between  shareholders  and the  Fund;
assisting in the  establishment  and  maintenance  of  shareholder  accounts  with the
Fund;   assisting  in  the   maintenance  of  Fund  records   containing   shareholder
information;  and providing such other  information and shareholder  liaison  services as the Adviser may reasonably request.

Administrative  Services.  Under the  terms of an  administration  agreement  with the
Fund,  the  Adviser  will  provide  certain  administrative   services  to  the  Fund,
including,  among  others:  providing  office  space and other  support  services  and personnel  as  necessary  to  provide  such  services  to the  Fund;  supervising  the entities retained by the Fund to provide  accounting  services,  investor services and custody services;  handling  shareholder  inquiries regarding the Fund,  including but not limited to  questions  concerning  their  investments  in the Fund;  preparing  or assisting  in the  preparation  of  various  reports,  communications  and  regulatory filings of the Fund;  assisting  in the review of  investor  applications;  monitoring the Fund's  compliance  with  federal and state  regulatory  requirements  (other than those relating to investment  compliance);  coordinating  and  organizing  meetings of
the  Board  and  meetings  of  shareholders  and  preparing  related  materials;   and
maintaining  and  preserving  certain books and records of the Fund. In  consideration for these  services,  the Fund will pay the  Adviser a  monthly  fee  computed  at the annual rate of 0.15% of the aggregate  value of  outstanding  shares  determined as of the last day of each  calendar  month  (the  "Administration  Fee").  Related to this, the Fund, the Adviser (in its capacity as  administrator)  and the Investment  Manager have entered into a  sub-administration  agreement,  pursuant to which the Adviser may delegate  some  or all  of  the  administrative  responsibilities  to  the  Investment
Manager.  The Adviser,  in its  capacity as  administrator  of the Fund,  will pay the
Investment  Manager,  in  its  capacity  as  sub-administrator,  some  or  all  of the
Administration Fee.

Fund  Expenses.  The Fund will bear its own  expenses  including,  but not limited to:
the  Management  Fee;  any taxes;  investment-related  expenses  incurred  by the Fund
(e.g.,  management fees charged by the Portfolio  Managers and Portfolio Funds,  costs associated  with  organizing  and operating any Portfolio  Accounts,  placement  fees, interest on  indebtedness,  fees for data and software  providers,  research  expenses and professional  fees  (including,  without  limitation,  expenses of consultants and experts)  relating to  investments);  fees and  expenses  for  accounting  and custody services;  the fees and expenses of Fund  counsel,  legal  counsel to the  Independent
Trustees and the Fund's independent  auditors;  costs associated with the registration of the Fund,  including  the costs of  compliance  with federal and state laws;  costs and  expenses  of  holding  meetings  of  the  Board  and  meetings  of  shareholders, including costs  associated with  preparation and  dissemination  of proxy  materials;
the costs of a fidelity  bond and any  liability  insurance  obtained on behalf of the
Fund or the Board;  and such  other  expenses  as may be  approved  by the Board.  The
Fund will  reimburse the Adviser for any of the above  expenses that it pays on behalf of the Fund.

      Ongoing  offering costs, as required by applicable  accounting  principles,  are capitalized and amortized to expense over twelve months on a straight-line basis.

      The Fund's  organizational  expenses were borne  voluntarily by the Adviser.  In
addition,   initial  offering  costs  were  borne  voluntarily  by  the  Adviser  upon commencement of the Fund's operations.

Proxy  Voting.  In  certain   circumstances,   the  Investment  Manager  may  exercise
proxy-voting  authority with respect to the Fund's  investment in Portfolio  Funds. In most cases,  however,  since hedge funds are designed to provide  little in the way of decision-making  authority to investors,  the underlying  voting rights granted to the
Fund by the Portfolio  Funds are generally  very limited.  To the extent any such vote is required and  authorized  to be taken by the  Investment  Manager,  the  Investment
Manager  shall,  in all cases,  vote in a manner that is in the best  interests of the
Fund.  To the extent any  Investment  Manager  personnel  responsible  for  exercising such right on behalf of the Fund  perceives a conflict  of  interest  between the best interests  of the Fund and  those of the  Investment  Manager,  such  personnel  shall refer such matter to a member of the Investment  Manager's senior  management who will disclose  the  conflict to the Fund and obtain the Fund's  consent  before  voting the
Fund's proxy.

A b o u t   Y o u r   A c c o u n t

How to Buy Shares

Investor Qualifications.

Shares  will be sold  only to  "Qualified  Investors"  that are  exempt  from  federal income tax.

          Currently,   "Qualified   Investors"  include:  (i)  companies  (other  than
investment  companies)  that  represent  that  they  have a net  worth  of  more  than
$1,500,000;  and (ii) persons who have at least  $750,000  under the  Adviser's or its affiliates'  management,  including  any amount  invested  in the Fund.  In  addition, shares are offered  only to  investors  that are U.S.  persons for federal  income tax purposes,  as defined  below,  and that  represent they are exempt from federal income tax.  You  must  complete  and sign an  investor  certification  that  you meet  these
requirements   before  you  may  invest  in  the  Fund.  The  form  of  this  investor certification  is  contained  in Appendix A of this  prospectus.  The Fund will not be obligated  to sell to brokers or dealers  any shares  that have not been  placed  with
Qualified Investors that meet all applicable requirements to invest in the Fund.

            A person is  considered a U.S.  person for federal  income tax purposes if the person is: (i) a citizen or resident  of the United  States;  (ii) a  corporation, partnership  (including an entity treated as a corporation or partnership  for federal income  tax  purposes)  or other  entity  (other  than an estate or trust)  created or organized  under the laws of the United  States,  any state therein or the District of
Columbia;   (iii)  an  estate  (other  than  a  foreign   estate  defined  in  Section
7701(a)(31)(A)  of the Internal  Revenue Code of 1986,  as amended (the  "Code"));  or
(iv) a trust,  if a court  within the U.S.  is able to  exercise  primary  supervision over its  administration  and one or more U.S.  persons have the  authority to control all substantial decisions of such trust.

Distribution Arrangements

General  Terms.  The  Distributor  acts as the  distributor  of the Fund's shares on a best  efforts  basis,  subject  to  various  conditions,  pursuant  to the  terms of a
General  Distributor's  Agreement  entered into with the Fund. Shares may be purchased through the  Distributor or through  brokers or dealers that have entered into selling agreements  with the  Distributor.  The Fund is not  obligated  to sell to a broker or dealer any shares  that have not been placed with  Qualified  Investors  that meet all applicable  requirements  to  invest  in  the  Fund.  The  Distributor  maintains  its principal  office at 6803 South  Tucson Way,  Centennial,  Colorado  80112,  and is an
affiliate of the Adviser and the Investment Manager.

      Shares are being  offered in an initial  offering.  The  Distributor  expects to deliver  shares  purchased in the initial  offering on or about  January 2, 2003 or on such  earlier  or later  date as the  Distributor  may  determine.  Subsequent  to the initial  offering,  shares will be offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board.

      Neither the  Distributor nor any other broker or dealer is obligated to buy from the Fund any of the shares.  There is no minimum  aggregate  amount of shares required to be purchased in the initial  offering.  The  Distributor  does not intend to make a market  in the  shares.  The Fund has  agreed to  indemnify  the  Distributor  and its
affiliates  and  certain  other  persons   against  certain   liabilities   under  the
Securities Act.

Purchase  Terms.  Shares are being offered only to Qualified  Investors  that meet all requirements  to invest in the Fund.  The minimum  initial  investment  in the Fund by an investor is $1,000,000.  Subsequent  investments  must be at least $100,000.  These minimums may be modified by the Fund from time to time.

      All investor  funds for the closing of the sale of shares,  will be deposited in an escrow account  maintained by Citibank,  N.A., as the escrow agent, for the benefit of the  investors.  Funds held in the escrow  account may be invested in high quality, short-term  investments,  and  any  interest  earned  on the  funds  will  be  paid to investors  on the  date  shares  are  issued.  The full  amount  of an  investment  is payable in federal  funds,  which must be received by the  Distributor  not later than fourteen  calendar  days prior to the beginning of a month if payment is made by check or four business days prior to the beginning of a month if payment is sent by wire.

      Before an investor may invest in the Fund,  the  Distributor  or the  investor's sales  representative  will require a  certification  from the  investor  that it is a
Qualified  Investor  and  meets  other  requirements  for  investment,  and  that  the investor  will not transfer its shares except in the limited  circumstances  permitted under  the  Funds'  Declaration  of Trust.  The form of  investor  certification  that each  investor  will be asked to sign is contained  in Appendix A of this  prospectus.
An  investor's  certification  must be  received  by the  Distributor,  along with its payment as described above, otherwise an investor's order will not be accepted.

Calculation  of Net Asset Value.  The Fund sells its shares at their  offering  price, which is equal to the "net asset  value" per  share.  The net asset  value of the Fund will be computed as of the close of business on the following  days:  (i) the last day of each  fiscal  year (March 31),  (ii) the last day of each  taxable  year  (December
31),  (iii)  the day  preceding  the  date as of  which  any  shares  of the  Fund are purchased,  or (iv) any day as of which the Fund  repurchases  any shares.  The Fund's net asset value is the value of the Fund's assets less its liabilities.

      In  computing  net asset  value  pursuant to  "Pricing  Polices and  Procedures"
adopted by the Fund's  Board of  Trustees,  the Fund will  value  shares in  Portfolio
Funds at their fair  value,  which the Board has  determined  will  ordinarily  be the values of those  shares as  determined  by the  Portfolio  Managers  of the  Portfolio
Funds  in  accordance  with  policies   established  by  the  Portfolio  Funds.  Other
securities and assets of the Fund  (including  securities and other  investments  held by  Portfolio  Accounts)  will be valued at market  value,  if market  quotations  are readily  available.  Securities  and  assets of the Fund for which  market  quotations are not readily  available  will be valued at fair value as  determined  in good faith by the Board or in accordance with the "Pricing  Policies and  Procedures"  adopted by the  Board.  Expenses  of the Fund and its  liabilities  (including  the amount of any borrowings) are taken into account for purposes of computing net asset value.

      The Fund's  "Pricing  Policies and Procedures" are designed to provide the Board with  monthly  information  from the  Portfolio  Funds on which the Fund may  reliably determine the value of its  investments  in the Portfolio  Funds and determine its net asset value each month.  The Fund typically  receives  information  from the Portfolio
Funds, as of month-end, within fifteen (15) business days after month-end.

      As a general  matter,  the fair value of the Fund's interest in a Portfolio Fund will  represent  the amount that the Fund could  reasonably  expect to receive  from a
Portfolio  Fund if the Fund's  interest were redeemed at the time of valuation,  based on the  information  reasonably  available at the time the  valuation is made and that the Fund  believes to be reliable.  In the unlikely  event that a Portfolio  Fund does not report its value at the end of the month to the Fund on a timely  basis,  the Fund will  determine the fair value of such  Portfolio  Fund based on the most recent value reported by the Portfolio  Fund, as well as other  relevant  information  available to the Fund at the time it  determines  its net asset value.  Using the  nomenclature  of the hedge fund  industry,  any values  reported as  "estimated" or "final" values will reasonably  reflect  market  values of  securities  for which  market  quotations  are available or fair value as of the Fund's valuation date.

      Prior to investing in any Portfolio  Fund, the  Investment  Manager will conduct a due  diligence  review of the  valuation  methodology  used by the  Portfolio  Fund, which as a general  matter will utilize  market values when  available,  and otherwise utilize fair value principles that the Investment  Manager  reasonably  believes to be consistent with those used by the Fund for valuing its own investments.

      The  Investment   Manager   monitors  all  Portfolio   Funds  and  compares  the
individual  monthly  results of each  Portfolio  Fund with that of other private hedge fund  managers  that  use  the  same  type  of  investment  strategy.  In the  unusual circumstance  where a  Portfolio  Fund's  performance  is not in line  with  its  peer group,  the Investment  Manager will contact the Portfolio Fund's  investment  manager and  attempt  to find a  logical  and  reasonable  explanation  for the  disparity  in returns. Any outlying results,  either positive or negative,  are followed up with the
Portfolio  Fund's  investment  manager  to  determine  the cause and to see if further review of the situation is required.  If, based on relevant  information  available to the  Investment  Manager at the time the Fund  values its  portfolio,  the  Investment
Manager  concludes  that the value  provided by the Portfolio  Fund does not represent the fair value of the Fund's  interests in the Portfolio Fund, the Investment  Manager will take steps to recommend a fair value for the Fund's  interests  in the  Portfolio
Fund to the Fund's Board for its consideration.

      Prospective  investors  should be aware that there can be no assurance  that the fair  values of  interests  in  Portfolio  Funds as  determined  under the  procedures described  above will in all cases be accurate to the extent that the Fund,  the Board and the  Investment  Manager do not generally  have access to all necessary  financial and other information  relating to the Portfolio Funds to determine  independently the net asset  values of those  funds.  The Board's  results in  accurately  fair  valuing
securities   whose  market  value  is  not  readily   ascertainable   are  subject  to
inaccuracies  and its valuation of portfolio  positions  could have an adverse  effect on the Fund's net assets if its  judgments  regarding  appropriate  valuations  should prove incorrect.

REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

            No  shareholder  will have the right to require the Fund to redeem shares.
There is no public  market for shares,  and none is  expected  to  develop.  With very limited  exceptions,  shares are not  transferable and liquidity will be provided only through  limited  repurchase  offers  that will be made from time to time by the Fund.
Any  transfer of shares in violation  of the Fund's  Declaration  of Trust will not be permitted and will be void.  Consequently,  shareholders  may not be able to liquidate their  investment  other  than as a result of  repurchases  of shares by the Fund,  as described  below.  For  information  on the Fund's  policies  regarding  transfers  of shares, see "Repurchases and Transfers of Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

      The  Fund  from  time  to time  will  offer  to  repurchase  outstanding  shares pursuant to written tenders by  shareholders.  Repurchase  offers will be made at such times and on such  terms as may be  determined  by the  Board in its sole  discretion, and generally  will be offers to repurchase a specified  dollar amount of  outstanding
shares.   The  Fund's   shares  will  not  be  listed  for  trading  on  a  securities exchange.  A  redemption  fee  equal to 1.00% of the value of  shares  repurchased  by the Fund will apply if the date as of which the  shares are to be valued for  purposes of repurchase is less than one year  following the date of the  shareholder's  initial investment in the Fund. If  applicable,  the  redemption  fee will be deducted  before payment of the proceeds of a repurchase.

      Board  Considerations.   In  determining  whether  the  Fund  should  repurchase
shares pursuant to written  tenders,  the Board will consider the  recommendations  of the Adviser.  The Adviser  expects  that it will  recommend to the Board that the Fund offer to repurchase shares as of the last business day of March,  June,  September and
December  of  each  year.  The  Fund  anticipates  that  the  Board  will  limit  each repurchase  to no more than 25% of the Fund's  total  assets,  although  the limit for any one repurchase may be lower.

            The Board will also  consider the  following  factors,  among  others,  in making its determination:

o     whether any shareholders have requested to tender shares to the Fund;

o     the liquidity of the Fund's assets;

o     the investment plans and working capital requirements of the Fund;

o     the relative economies of scale with respect to the size of the Fund;

o     the history of the Fund in repurchasing shares or portions thereof;

o     the economic condition of the securities markets; and

o     the  anticipated  tax  consequences  to the Fund of any proposed  repurchases of shares or portions thereof.

            The  Board  will   determine   that  the  Fund   repurchase   shares  from
shareholders  pursuant to written  tenders  only on terms the Board  determines  to be fair to the Fund and  shareholders.  When the Board determines that the Fund will make a  repurchase  offer,  notice  of that  offer  will be  provided  to each  shareholder describing  the terms of the  offer,  and  containing  information  that  shareholders should  consider in deciding  whether to tender  Shares for  repurchase.  Shareholders who are deciding  whether to tender shares  during the period that a repurchase  offer is open may  ascertain  the estimated net asset value of their shares from the Adviser during the period the offer remains open.

      Cash Payment vs. In-Kind  Securities  Distribution.  When shares are repurchased by the Fund,  shareholders  will  generally  receive cash  distributions  equal to the value of the  shares  repurchased,  less the  Early  Repurchase  Fee,  if  applicable.
However,  in the sole  discretion of the Fund,  the proceeds of  repurchases of shares may be paid pro rata by the in-kind  distribution  of securities  held by the Fund, or
partly  in  cash  and  partly  in-kind.   The  Fund  does  not  expect  to  distribute
securities  in-kind  except in unusual  circumstances,  such as in the unlikely  event that the Fund does not have  sufficient  cash to pay for shares  that are  repurchased or if making a cash payment would result in a material  adverse  effect on the Fund or on  shareholders  not  tendering  shares  for  repurchase.  See "Risk  Factors--General
Risks."  Repurchases  will be effective  after  receipt and  acceptance by the Fund of all eligible written tenders of Shares.

      Gain or Loss on Sale of Shares.  A  shareholder  that tenders  shares and who is subject to federal,  state or local  income tax will  generally  have a taxable  event when the shares are  repurchased.  Gain,  if any,  will be  recognized  by a tendering shareholder  only as and after the total proceeds  received by the shareholder  exceed the  shareholder's  adjusted  tax  basis  in the  shares.  A  loss,  if  any,  will be recognized  only after the  shareholder has received full payment under the promissory note  that  will be  given  to the  shareholder  prior to the  Fund's  payment  of the repurchase amount.

REPURCHASE PROCEDURES

      Due  to  liquidity   restraints   associated  with  the  Fund's  investments  in
Portfolio Funds and the fact that the Fund may have to effect  withdrawals  from those funds to pay for shares being  repurchased,  it is presently  expected that, under the procedures  applicable  to the  repurchase  of  shares,  shares  will  be  valued  for purposes of determining  their repurchase price as of a date  approximately  one month
after  the  date  by  which   shareholders  must  submit  a  repurchase  request  (the
"Valuation  Date")  and that the  Fund  will  generally  pay the  value of the  shares repurchased  (or as discussed  below, an initial payment of 95% of the estimated value if all shares owned by a shareholder are  repurchased)  approximately  one month after the  Valuation  Date.  This amount will be subject to  adjustment  upon  completion of the annual audit of the Fund's  financial  statements for the fiscal year in which the repurchase is effected  (which it is expected  will be completed  within 60 days after the end of each fiscal year).  If all shares owned by a shareholder  are  repurchased, the  shareholder  will receive an initial  payment equal to 95% of the estimated value of the  shares and the  balance  due based on the net asset  value will be  determined and paid  promptly  after  completion of the Fund's audit and will be subject to audit adjustment.

            Under  these  procedures,  shareholders  will  have to decide  whether  to tender their shares for repurchase  without the benefit of having current  information regarding  the value of shares  as of a date  proximate  to the  Valuation  Date.  The shareholder  may inquire of the Fund, at the toll-free  phone number  indicated on the back  cover of the  Prospectus  and the front  cover of the  Statement  of  Additional
Information,  as to the share  value last  determined.  In  addition,  there will be a substantial  period of time  between  the date as of which  shareholders  must  tender shares and the date they can  expect to  receive  payment  for their  shares  from the
Fund.  However,  promptly  after the  expiration of a repurchase  offer,  shareholders whose  shares  are  accepted  for  repurchase  will  be  given  non-interest  bearing, non-transferable  promissory notes by the Fund  representing the Fund's  obligation to pay for  repurchased  shares.  Payments for  repurchased  shares may be delayed  under circumstances  where the Fund has  determined to redeem its shares in Portfolio  Funds to make such  payments,  but has  experienced  delays in receiving  payments  from the
Portfolio Funds.

            A  shareholder  who  tenders for  repurchase  only a portion of his shares
will  be  required  to  maintain  a  minimum   account  balance   of $500,000.   If  a
shareholder  tenders a portion of his shares and the  repurchase of that portion would cause the  shareholder's  account  balance to fall below this  required  minimum,  the
Fund  reserves the right to reduce the portion of the shares to be purchased  from the shareholder so that the required minimum balance is maintained.

            Repurchases  of  shares  by the Fund are  subject  to  certain  regulatory requirements imposed by SEC rules.

Special  Considerations  and Risks of Repurchases.  In addition to the limitations and risks  discussed  elsewhere in this  Prospectus,  there are a number of other  factors affecting share Repurchases that investors should consider, as summarized below:

o     Early  Repurchase Fee. You may be subject to an Early  Repurchase Fee, on shares that are  repurchased  if the date as of which the shares are to be valued for purposes of  repurchase  is less than one year  following  the date of the shareholder's initial investment in the Fund.

o     Decrease in Fund Assets.  Although  the Board  believes  that the Fund's  policy of  making  repurchase  offers  will  generally  benefit  shareholders  by providing  liquidity,  the  repurchase  of shares  could  cause the Fund's total  assets  to  decrease  unless  offset by new  sales of  shares.  The
            Fund's   expense   ratio   might   therefore   increase  as  a  result  of
            repurchases.   Repurchase   offers   might   also   decrease   the  Fund's
            investment  flexibility,  in  part  because  of the  Fund's  need  to hold liquid  assets to satisfy  repurchase  requests.  The impact may depend on the  number of shares  that the Fund  repurchases  and the  ability of the
            Fund to sell additional shares.

o     Asset Coverage for Borrowings.  Repurchases of shares may  significantly  reduce the asset  coverage for any Fund  borrowings.  The Fund may not repurchase shares if the  repurchase  results in its asset  coverage  levels  falling below the  requirements  of the  Investment  Company Act. As a result,  in order to be able to  repurchase  shares  tendered,  the Fund may be forced to repay  all or a part of its  outstanding  borrowings  to  maintain  the required asset coverage.

o        Forced Sale of  Portfolio  Securities.  To complete a repurchase  offer,  the
            Fund might be required to sell  portfolio  securities to raise cash.  This might  cause  the Fund to  realize  gains  or  losses  at a time  when the
            Manager  would  otherwise  not want the Fund to do so.  It might  increase
            portfolio  turnover  and  the  Fund's  portfolio   transaction   expenses,
            reducing the Fund's net income to distribute to shareholders.

o        Dividends,  Capital  Gains and Taxes.  Certain  shareholders  may incur state
            tax  liability   upon  the  Fund's   repurchase   of  their  shares.   See
            "Dividends, Capital Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

            The  Declaration  of Trust  provides that the Fund may redeem shares under certain  circumstances,  including if:  ownership of the shares will cause the Fund to be in  violation of certain  laws;  continued  ownership  of the shares may  adversely affect the Fund; any of the  representations  and warranties  made by a shareholder in connection  with the  acquisition  of the  shares was not true when made or has ceased to be true; or it would be in the best shares of the Fund to repurchase the shares.

Dividends, Capital Gains and Taxes

This  information is only a summary of certain  federal income tax  information  about your  investment.  You should  consult  with your tax  advisor  about the effect of an investment in the Fund on your particular tax situation.

         Dividends.  The  amount of any  dividends  the Fund pays may vary over  time, depending on market  conditions,  the composition of the Fund's investment  portfolio, the expenses borne by the Fund's  shares,  and any  distributions  made to the Fund by the  underlying  Portfolio  Funds or  Portfolio  Accounts.  The Fund cannot  guarantee that it will pay any dividends or other distributions.

         Capital Gains  Distributions.  A Portfolio Fund may realize  capital gains on the sale of portfolio  securities.  If it does,  the Fund may make  distributions  out of any net  short-term  or  long-term  capital  gains,  normally  in  December of each year.  The Fund may make  supplemental  distributions  of dividends  and capital gains following  the end of its fiscal year.  There can be no  assurance  that the Fund will pay any capital gains distributions in a particular year.

         Choice for Receiving  Distributions.  When you open your account,  specify on your  application how you want to receive your dividends and  distributions.  You have two options:

o     Reinvest  All  Distributions  in  the  Fund.  You  can  elect  to  reinvest  all dividends and capital  gains  distributions  in  additional  shares of the
            Fund.

o     Receive  All  Distributions  in Cash.  You can elect to  receive a check for all dividends and capital gains distributions.

      Taxes.  The Fund  intends to qualify as a  regulated  investment  company  under the Internal  Revenue  Code.  That means that in each year it  qualifies,  it will pay no  federal  income  tax on the  earnings  or  capital  gains  it  distributes  to its shareholders.  This  avoids a "double  tax" on that income and  capital  gains,  since shareholders  normally  will be taxed on the  dividends and capital gains they receive from the Fund  (unless  their  Fund  shares  are held in a  retirement  account or the shareholder is otherwise  exempt from tax).  Tax-exempt U.S.  investors will not incur unrelated  business  taxable income with respect to an unleveraged  investment in Fund shares.  The  Investment  Manager has  contracted  with a  non-affiliated  third party vendor to perform certain compliance  testing exercises,  including income testing and issuer  diversification,  relating  to the  Fund  that  are  required  of the  Fund to qualify as a regulated  investment  company  under the  Internal  Revenue  Code.  This compliance  testing  will be based on  criteria  provided by the  Investment  Manager.
The   Investment   Manager  shall  be  responsible   for   reviewing,   analyzing  and
interpreting  the  format  and  content  of  the  compliance  reports,  and  shall  be responsible for assessing  whether Fund is in compliance with applicable  requirements under the Internal Revenue Code.

      You  should be aware of the  following  tax  implications  of  investing  in the
Fund:

o     Whether  tax-exempt  investors receive them in cash or reinvest them,  dividends and capital gains distributions may be subject to state and local taxes.
o     Dividends  paid from net  investment  income and  short-term  capital  gains are
            taxable  as  ordinary  income.   Distributions  of  the  Fund's  long-term
            capital  gains  are  taxable  as  long-term  capital  gains.  It does  not matter how long you have held your shares.
o     Every  calendar year the Fund will send you and the IRS a statement  showing the amount of any taxable  dividends and other  distributions the Fund paid to you in the previous  calendar  year.  The tax  information  the Fund sends you will  separately  identify any long-term  capital  gains  distribution the Fund paid to you.
o     Because the Fund's share prices  fluctuate,  you may have a capital gain or loss when your shares are  repurchased  or you  exchange  them.  A capital gain or loss is the  difference  between  the price you paid for the shares and the  price  you  received  when  they  were  accepted  for  repurchase  or exchange.  Generally,  when  shares  of the  Fund you  have  tendered  are repurchased, you must recognize any capital gain or loss on those shares.
o     If you buy  shares  on the date or just  before  the date  the Fund  declares  a capital  gains  distribution,  a  portion  of the  purchase  price for the shares will be returned to you as a taxable distribution.
o     You  should  review  the  more  detailed   discussion  of  federal   income  tax
            considerations in the Statement of Additional Information.

         Returns of Capital Can Occur.  In certain  cases,  distributions  made by the
Fund may be  considered  a  non-taxable  return of capital to  shareholders.  The Fund will identify returns of capital in shareholder notices.

Additional Information About the Fund

The Fund's Voting  Shares.  Each share of the Fund  represents an interest in the Fund proportionately  equal to the shares of each other  share.  Each share has one vote at shareholder  meetings,  with  fractional  shares  voting  proportionally,  on  matters submitted to the vote of  shareholders.  There are no cumulative  voting  rights.  The
Fund's shares do not have pre-emptive or conversion or redemption  provisions.  In the event of a  liquidation  of the Fund,  shareholders  are entitled to share pro rata in the net  assets of the Fund  available  for  distribution  to  shareholders  after all expenses and debts have been paid.

Financial Highlights

The Financial Highlights Table is presented to help you understand the Fund's financial performance since inception.  The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund
(assuming reinvestment of all dividends and distributions) during the period.  The financial highlights information has been audited by Ernst & Young LLP, the Fund's independent auditors, whose report, along with the Fund's financial statements, is included in the Statement of Additional Information, which is available on request.

---------------------------------------------------------------------------------
Financial Highlights
---------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund

Year Ended March 31,                    2004                 20031
Per Share Operating Data

Net asset value, beginning of
period                                     $1,017.98             $1,000.00
Income (loss) from investment
operations:
Net investment loss2                         (14.91)                (3.80)
Net realized and unrealized                   110.80                 21.78
                                -------------------- ---------------------
gain                                           95.89                 64.65
Total income from investment
operations

---------------------------------------------------------------------------

Dividends and/or distributions
to shareholders:
Dividends from net investment                (15.15)                    --
income                                      (34.13)                     --
Distributions from net                       (89.59)                    --
                                -------------------- ---------------------
realized gain
Tax returns of capital                      (138.87)                    --
distributions
Total dividends and/or
distributions to shareholders

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Net asset value, end of period               $975.00             $1,017.98

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Total Return, at Net Asset                     8.20%                1.80%
Value3

---------------------------------------------------------------------------
---------------------------------------------------------------------------

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Ratios/Supplemental Data

Net assets, end of period (in                $58,771               $25,551
thousands)

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Ratios to average net assets:4
Net investment loss                          (1.48)%               (1.49)%
Total expenses                                 1.75%                 2.21%
Expenses, net of waiver of
expenses by the Adviser                        1.50%                 1.50%

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Portfolio turnover rate5                         22%                    0%

---------------------------------------------------------------------------

1.    For the period from January 2, 2003 (commencement of operations) to March 31,
2003.
2.    Based on average shares outstanding during each period.
3.    Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period.  Total returns are not annualized for periods of less than one full year.  Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemptions of Fund shares.
Annualized for periods of less than one full year.
Represents the lesser of purchases or sales of investments in Investment Funds divided by the average fair value of investments in Investment Funds.

Table of Contents of the Statement of Additional Information dated July 30, 2004
--------------------------------------------------------------------------------------

This is the Table of  Contents  of the  Fund's  Statement  of  Additional  Information
dated July 30, 2004. It should be read together  with the  Prospectus.  You can obtain the  Statement of  Additional  Information  by writing to the Fund's  Transfer  Agent,
OppenheimerFunds  Services,  at P.O. Box 5270,  Denver,  Colorado 80217, or by calling the Transfer Agent at the toll-free number shown on the back cover.

Contents
--------------------------------------------------------------------------------------

APPENDIX A

INVESTOR CERTIFICATION

     I hereby  certify  that I am: (A) an  irrevocable  trust that has a net worth* in excess in $1.5 million (the "Net Worth  Requirement);  (B) a revocable  trust and each grantor of the trust meets the Net Worth  Requirement;  (C) an employee  benefit  plan
(a "Plan") that meets the Net Worth Requirement;  (D) a participant-directed  Plan and the person making the investment meets the Net Worth  Requirement;  (E) a corporation, partnership,  limited  liability  company  or other  entity  that  meets the Net Worth
Requirement that is not (i) a registered  investment company,  (ii) an entity which is excluded  from  the  definition  of  Investment  Company  under  Section  3(a)  of the
Investment  Company Act of 1940 based on Section  3(c)(1) because it is a non-publicly offered entity whose securities are  beneficially  owned by not more than 100 persons, or (iii) a  business  development  company;  or (F) an  entity  referred  to in clause
E(i),  (ii) or (iii) above,  not formed for the  specific  purpose of investing in the
Fund and  each  equity  owner  meets  the Net  Worth  Requirement.  I am  exempt  from federal income tax.

          I  understand  that it may be a violation of state and federal law for me to provide this  certification  if I know that it is not true. I have read the prospectus
of  the  Fund,   including  the  investor   qualification  and  investor   suitability
provisions  contained  therein.  I understand  that an investment in the Fund involves a  considerable  amount of risk and that some or all of the  investment may be lost. I understand  that an  investment  in the Fund is suitable  only for  investors  who can bear the risks  associated with the limited  liquidity of the investment and should be viewed as a long-term investment.

          I am  aware  of  the  Fund's  limited  provisions  for  transferability  and withdrawal  and have  carefully  read  and  understand  the  "Repurchases  of  Shares"
provisions in the prospectus.

          I certify that I am a United  States  person  within the meaning of the Code and that my U.S.  taxpayer  identification  number and address,  as it appears in your records,  is true and correct.  I further  certify  under  penalties of perjury that I am NOT  subject  to backup  withholding  because  either (1) I am exempt  from  backup withholding,  (2) I have not been  notified by the Internal  Revenue  Service  ("IRS")
that I am  subject  to  backup  withholding  as a result of a  failure  to report  all interest or dividends,  or (3) the IRS has notified me that I am no longer  subject to backup withholding.**

          If I am the fiduciary  executing  this Investor  Certificate  on behalf of a
Plan (the  "Fiduciary"),  I represent and warrant that I have considered the following with  respect  to the  Plan's  investment  in the Fund and have  determined  that,  in review of such  considerations,  the  investment  is consistent  with the  Fiduciary's responsibilities  under  the  Employee  Retirement  Income  Security  Act of 1974,  as
amended ("ERISA"):  (i) the fiduciary  investment standards under ERISA in the context of the Plan's particular  circumstances;  (ii) the  permissibility of an investment in the Fund  under the  documents  governing  the Plan and the  Fiduciary;  and (iii) the risks  associated  with an  investment  in the Fund and the fact that I will be unable to  redeem  the  investment.  However,  the  Fund may  repurchase  the  investment  at certain times and under certain conditions set forth in the prospectus.

          By  signing  below,  I  understand  that  the Fund  and its  affiliates  are
relying  on  the   certification   and  agreements   made  herein  in  determining  my
qualification  and  suitability  as an  investor  in the Fund.  I  understand  that an investment  in the  Fund is not  appropriate  for,  and may not be  acquired  by,  any person who cannot make this  certification,  and agree to indemnify  OppenheimerFunds,
Inc. and its  affiliates  and hold harmless from any liability that you may incur as a result of this certification being untrue in any respect.

 * As used  herein,  "net worth" means the excess of total assets at fair market value over  total  liabilities.  ** The  Investor  must  cross  out  item (2) if it has been notified  by the IRS that it is  currently  subject to backup  withholding  because it has failed to report all interest and dividends on its tax return.

NOTE:  If the  shareholders  of a joint  account are not  spouses,  both  shareholders must sign this certification.

By:  ____________________        Print Name (and Title, if applicable):

----------------------

By:  ____________________        Print Name (and Title, if applicable):

                              ______________________A-2

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112

1.866.634.6220

Adviser

OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Investment Manager

Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
399 Park Avenue
New York, NY  10043

Independent Auditors
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10036

INFORMATION AND SERVICES
For More Information on OFI Tremont Market Neutral Hedge Fund
The following additional information about the Fund is available without charge upon request:

Statement of Additional  Information.  This document includes  additional  information about the Fund's  investment  policies,  risks, and operations.  It is incorporated by reference into this Prospectus (which means it is legally part of this Prospectus).

Annual and Semi-Annual  Reports.  Additional  information about the Fund's investments and performance is available in the Fund's Annual Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

----------------------------------------------------------------------------------
By Telephone:
----------------------------------------------------------------------------------

Call OppenheimerFunds Services toll-free: 1.866.634.6220

----------------------------------------------------------------------------------
By Mail:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Write to:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
OppenheimerFunds Services
----------------------------------------------------------------------------------
P.O. Box 5270
----------------------------------------------------------------------------------
Denver, Colorado 80217-5270
----------------------------------------------------------------------------------
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On the Internet:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
You  can  send us a  request  by  e-mail  or read  or  download  documents  on the
OppenheimerFunds web site:
----------------------------------------------------------------------------------
www.oppenheimerfunds.com
  Information about the Fund including the Statement of Additional  Information can be reviewed  and  copied  at the  SEC's  Public  Reference  Room  in  Washington,  D.C.
  Information  on the  operation  of the  Public  Reference  Room may be  obtained  by calling  the SEC at  1.202.942.8090.  Reports and other  information  about the Fund
  are   available  on  the  EDGAR   database  on  the  SEC's   Internet  web  site  at
  http://www.sec.gov.  Copies may be obtained  after payment of a  duplicating  fee by
  ------------------
  electronic request at the SEC's e-mail address:  publicinfo@sec.gov or by writing to the SEC's Public Reference Section, Washington, D.C. 20549-0102.
No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this Prospectus. This
Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

The Fund's shares are distributed by: OppenheimerFunds Distributor, Inc.

The Fund's SEC File No. is 811- 21109
PRO481.003.0704  Printed on recycled paper.

                    OFI Tremont Market Neutral Hedge Fund

                                July 30, 2004

                     STATEMENT OF ADDITIONAL INFORMATION

                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008
                                (212) 323-0200
                           toll-free (866) 634-6220

            This  Statement  of  Additional   Information  ("SAI")  is  not  a
prospectus.  This SAI  relates to and should be read in  conjunction  with the prospectus of OFI Tremont Market  Neutral Hedge Fund (the "Fund"),  dated July
30, 2004. A copy of the  prospectus  may be obtained by contacting the Fund at the telephone numbers or address set forth above.

            This  SAI is not an  offer  to sell  these  securities  and is not soliciting  an offer to buy these  securities  in any state where the offer or sale is not permitted.

     TABLE OF CONTENTS                                                   PAGE

INVESTMENT POLICIES AND
PRACTICES.................................................................1
REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES................11
BOARD OF TRUSTEES ........................................................13
INVESTMENT ADVISORY SERVICES..............................................22
CONFLICTS OF INTEREST.....................................................28
TAX ASPECTS...............................................................24
ERISA CONSIDERATIONS......................................................32
BROKERAGE.................................................................33
VALUATION OF ASSETS.......................................................35
INDEPENDENT AUDITORS AND LEGAL COUNSEL....................................31
CUSTODIAN.................................................................37
CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.......................37
SUMMARY OF DECLARATION OF TRUST ..........................................31
FUND ADVERTISING AND SALES MATERIAL.......................................40

FINANCIAL STATEMENTS......................................................35
APPENDIX A:  INDUSTRY CLASSIFICATIONS.....................................A-1

INVESTMENT  POLICIES  AND  PRACTICES  The  investment  objective  and  principal investment  strategies of the Fund, as well as the  principal  risks  associated with the Fund's investment strategies, are set forth in the prospectus.  Certain additional investment information is set forth below.

FUNDAMENTAL POLICIES

     The Fund's stated  fundamental  policies,  which may only be changed by the affirmative vote of a majority of the outstanding  voting securities of the Fund
("shares"),  are listed below. Within the limits of these fundamental  policies, the  Fund's  management  has  reserved  freedom  of  action.  As  defined by the
Investment  Company Act of 1940, as amended (the "Investment  Company Act"), the vote of a "majority of the outstanding  voting securities of the Fund" means the vote, at an annual or special  meeting of security  holders duly called,  (a) of
67% or more of the voting securities present at such meeting,  if the holders of more than 50% of the  outstanding  voting  securities of the Fund are present or represented  by  proxy;  or (b) of  more  than  50%  of the  outstanding  voting securities of the Fund, whichever is less. The Fund may not:

     o.....Issue senior securities, except to the extent permitted by Section 18 of  the  Investment  Company  Act  or as  otherwise  permitted  by the
          Securities Exchange Commission (the "SEC").

     o    Borrow  money,  except to the  extent  permitted  by Section 18 of the
          Investment Company Act or as otherwise permitted by the SEC.

     o    Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act of 1933, as amended, in connection with the disposition of its portfolio securities.

     o    Make loans, except through purchasing fixed-income securities, lending portfolio securities, or entering into repurchase agreements except as permitted under the Investment Company Act.

     o    Purchase, hold or deal in real estate, except that the Fund may invest in securities that are secured by real estate,  or issued by companies that invest or deal in real estate or real estate investment trusts.

     o    Invest in commodities or commodity contracts, except that the Fund may purchase  and sell  non-U.S.  currency,  options,  futures and forward contracts, including those related to indexes, and options on indexes.
          Invest 25% or more of the value of its total assets in the  securities
          (other  than U.S.  Government  securities)  of issuers  engaged in any single industry;  provided,  however, that the Fund will invest 25% or more of the value of its total assets in  Portfolio  Funds that pursue market neutral investment  strategies  (except  temporarily during any period of adverse market  conditions  affecting  Portfolio  Funds that pursue such strategies),  but will not invest 25% or more of the value of its total assets in Portfolio  Funds that, in the  aggregate,  have investment programs that focus on investing in any single industry.

     For purposes of the Fund's policy not to  concentrate  its  investments  as described above, the Fund has adopted the industry  classifications set forth in
Appendix  A  to  this  Statement  of  Additional  Information.  This  is  not  a
fundamental policy.

     Currently,  under the  Investment  Company Act, the maximum amount a mutual fund may borrow from banks is up to one-third of its total assets (including the amount  borrowed).  A fund may borrow up to 5% of its total assets for temporary purposes  from  any  person.  Under  the  Investment  Company  Act,  there  is a rebuttable  presumption  that a loan is temporary if it is repaid within 60 days and not extended or renewed.

     The Fund  cannot  issue  "senior  securities,"  but this does not  prohibit certain  investment  activities  for which assets of the Fund are  designated as segregated,  or margin,  collateral or escrow  arrangements are established,  to cover the related  obligations.  Examples of those activities  include borrowing
money,   reverse  repurchase   agreements,   delayed-delivery   and  when-issued
arrangements for portfolio securities transactions, and contracts to buy or sell derivates, hedging instruments, options or futures.

     With respect to these investment  restrictions and other policies described in this SAI or the  prospectus  (except the Fund's  policies on  borrowings  and senior securities set forth above), if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the  values of  investments  or the value of the  Fund's  total assets,  unless  otherwise  stated,  will not  constitute  a  violation  of such restriction or policy.  The Fund's  investment  policies and restrictions do not apply to the activities and  transactions  of the investment  funds in which the
Fund's assets are invested, but will apply to investments made by the Fund.

     The  Fund's  investment  objective  is  fundamental  and may not be changed without the vote of a majority (as defined by the Investment Company Act) of the
Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

     As discussed in the prospectus,  the Fund will invest  primarily in private investment  funds  ("Portfolio  Funds")  that are managed by  alternative  asset
managers   ("Portfolio   Managers")   that  employ  market  neutral   investment
strategies. The Fund may also on occasion retain a Portfolio Manager to manage a designated  segment of the Fund's assets (a  "Portfolio  Account") in accordance
with  the  Portfolio  Manager's  investment  program.   Additional   information
regarding the types of securities and financial  instruments in which  Portfolio
Managers may invest the assets of Portfolio  Funds and Portfolio  Accounts,  and certain of the investment  techniques that may be used by Portfolio Managers, is set forth below.

EQUITY SECURITIES

     The investment  portfolios of Portfolio  Funds and Portfolio  Accounts will include  long and  short  positions  in  common  stocks,  preferred  stocks  and convertible  securities  of U.S.  and  foreign  issuers.  The  value  of  equity securities  depends on business,  economic  and other  factors  affecting  those issuers.  Equity securities fluctuate in value, often based on factors unrelated to the  value of the  issuer of the  securities,  and such  fluctuations  can be pronounced.

     Portfolio  Managers may  generally  invest  Portfolio  Funds and  Portfolio
Accounts in equity securities without restriction. These investments may include securities  issued by companies having  relatively small market  capitalization, including  "micro  cap"  companies.  The  prices of the  securities  of  smaller companies may be subject to more abrupt or erratic market movements than larger, more established  companies,  because these  securities  typically are traded in lower volume and the issuers  typically  are more subject to changes in earnings and  prospects.  These  securities are also subject to other risks that are less prominent in the case of the securities of larger companies.

 FIXED-INCOME SECURITIES

     Portfolio   Funds  and  Portfolio   Accounts  may  invest  in  fixed-income
securities. A Portfolio Manager will invest in these securities when their yield and potential for capital  appreciation are considered  sufficiently  attractive and also may invest in these  securities for defensive  purposes and to maintain liquidity. Fixed-income securities include bonds, notes and debentures issued by
U.S. and foreign  corporations and governments.  These securities may pay fixed, variable or floating rates of interest, and may include zero coupon obligations.
Fixed-income  securities  are subject to the risk of the  issuer's  inability to meet principal and interest payments on its obligations (i.e.,  credit risk) and are subject to the risk of price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness or financial condition of the issuer and general market liquidity (i.e.,  market risk).  Certain portfolio securities,  such as those  with  interest  rates  that  fluctuate  directly  or indirectly  based on  multiples  of a stated  index,  are  designed to be highly sensitive  to changes in interest  rates and can subject the holders  thereof to significant reductions of yield and possible loss of principal.

     Portfolio Funds and Portfolio  Accounts may invest in both investment grade and non-investment grade debt securities (commonly referred to as "junk bonds").
Investment grade debt securities are securities that have received a rating from at least one nationally  recognized  statistical rating  organization (a "Rating
Agency") in one of the four highest  rating  categories  or, if not rated by any
Rating Agency,  have been determined by a Portfolio  Manager to be of comparable quality.

     A Portfolio  Fund's or Portfolio  Account's  investments in  non-investment grade debt securities,  including convertible debt securities, are considered by the Rating Agencies to be predominantly speculative with respect to the issuer's capacity to pay interest and repay principal. Non-investment grade securities in the lowest rating categories may involve a substantial risk of default or may be in default. Adverse changes in economic conditions or developments regarding the individual  issuer  are more  likely to cause  price  volatility  and weaken the capacity of the issuers of non-investment grade securities to make principal and interest payments than is the case for higher grade securities. In addition, the market for lower grade securities may be thinner and less liquid than the market for higher grade securities.

NON-U.S. SECURITIES

     Portfolio   Funds  and   Portfolio   Accounts  may  invest  in  equity  and
fixed-income securities of non-U.S.  issuers and in depositary receipts, such as
American  Depositary  Receipts  ("ADRs"),  that represent  indirect interests in securities of non-U.S. issuers. Non-U.S. securities in which Portfolio Funds and
Portfolio Accounts may invest may be listed on non-U.S.  securities exchanges or traded in  non-U.S.  over-the-counter  markets  or may be  purchased  in private placements and not be publicly  traded.  Investments in non-U.S.  securities are affected by risk factors  generally not thought to be present in the U.S.  These factors are listed in the prospectus under "Risk Factors--Non-U.S. Investments."

     As a  general  matter,  Portfolio  Funds  and  Portfolio  Accounts  are not required  to  hedge  against  non-U.S.  currency  risks,  including  the risk of changing  currency  exchange  rates,  which  could  reduce the value of non-U.S.
currency  denominated  portfolio  securities   irrespective  of  the  underlying
investment.  However,  from time to time, a Portfolio Fund or Portfolio  Account may enter into forward currency  exchange  contracts  ("forward  contracts") for hedging  purposes and non-hedging  purposes to pursue its investment  objective.
Forward  contracts are transactions  involving the Portfolio Fund's or Portfolio
Account's obligation to purchase or sell a specific currency at a future date at a  specified  price.  Forward  contracts  may be used by the  Portfolio  Fund or
Portfolio  Account for hedging  purposes to protect  against  uncertainty in the level of future non-U.S.  currency  exchange  rates,  such as when the Portfolio
Fund or Portfolio Account anticipates purchasing or selling a non-U.S. security.
This technique would allow the Portfolio Fund or Portfolio  Account to "lock in"
the U.S.  dollar price of the security.  Forward  contracts  also may be used to attempt to protect  the value of the  Portfolio  Fund's or  Portfolio  Account's existing  holdings  of non-U.S.  securities.  There may be,  however,  imperfect correlation  between  the  Portfolio  Fund's  or  Portfolio  Account's  non-U.S.
securities  holdings and the forward contracts entered into with respect to such holdings.  Forward contracts also may be used for non-hedging purposes to pursue the Fund's or a Portfolio Fund's investment objective,  such as when a Portfolio
Manager  anticipates  that  particular  non-U.S.  currencies  will appreciate or depreciate in value, even though  securities  denominated in such currencies are not then held in the Fund's or Portfolio Fund's investment portfolio.

     ADRs  involve  substantially  the  same  risks  as  investing  directly  in securities of non-U.S.  issuers, as discussed above. ADRs are receipts typically issued  by a U.S.  bank or  trust  company  that  show  evidence  of  underlying securities issued by a non-U.S.  corporation.  Issuers of unsponsored Depository
Receipts  are not  obligated  to  disclose  material  information  in the United
States, and therefore,  there may be less information  available  regarding such issuers.

MONEY MARKET INSTRUMENTS

     The Fund,  Portfolio Funds and Portfolio Accounts may invest during periods of adverse market or economic  conditions for defensive  purposes some or all of their  assets in high  quality  money market  instruments  and other  short-term obligations,  money market mutual funds or repurchase  agreements  with banks or broker-dealers  or may hold cash or cash  equivalents in such amounts as Tremont
Partners,  Inc.,  the Fund's  investment  manager,  or Portfolio  Managers  deem appropriate under the circumstances. The Fund or Portfolio Funds also may invest in  these  instruments  for  liquidity  purposes  pending  allocation  of  their respective offering proceeds and other  circumstances.  Money market instruments are high quality,  short-term  fixed-income  obligations,  which  generally have remaining  maturities  of one  year or less,  and may  include  U.S.  Government
Securities,  commercial paper,  certificates of deposit and bankers' acceptances issued by  domestic  branches  of United  States  banks that are  members of the
Federal Deposit Insurance Corporation, and repurchase agreements.

REPURCHASE AGREEMENTS

     Repurchase agreements are agreements under which the Fund, a Portfolio Fund or Portfolio  Account  purchases  securities from a bank that is a member of the
Federal  Reserve  System,  a foreign bank or a securities  dealer that agrees to repurchase  the  securities  from the Company at a higher  price on a designated future date.  If the seller under a repurchase  agreement  becomes  insolvent or otherwise  fails to  repurchase  the  securities,  the Fund,  Portfolio  Fund or
Portfolio  Account  would  have the right to sell the  securities.  This  right, however,  may be  restricted,  or the value of the securities may decline before the securities can be liquidated. In the event of the commencement of bankruptcy or insolvency  proceedings  with respect to the seller of the securities  before the repurchase of the securities  under a repurchase  agreement is accomplished, the Fund,  Portfolio Fund or Portfolio Account might encounter a delay and incur costs, including a decline in the value of the securities,  before being able to sell the securities.  Repurchase  agreements that are subject to foreign law may not  enjoy  protections  comparable  to those  provided  to  certain  repurchase agreements  under U.S.  bankruptcy  law, and they therefore may involve  greater risks.  The Fund has adopted specific  policies  designed to minimize certain of the risks of loss from its use of repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

     Reverse  repurchase  agreements involve the sale of a security to a bank or securities dealer and the simultaneous  agreement to repurchase the security for a fixed price,  reflecting a market rate of interest,  on a specific date. These transactions  involve  a risk  that  the  other  party to a  reverse  repurchase agreement will be unable or unwilling to complete the  transaction as scheduled, which may result in losses to a Portfolio  Fund or  Portfolio  Account.  Reverse repurchase  agreements  are a form of  leverage  which  also  may  increase  the volatility of a Portfolio Fund's or Portfolio Account's investment portfolio.

SPECIAL INVESTMENT TECHNIQUES

     Portfolio  Funds  and  Portfolio  Accounts  may use a  variety  of  special investment  techniques as more fully discussed below to hedge a portion of their investment  portfolios  against  various risks or other  factors that  generally affect  the  values  of  securities.  They  may also use  these  techniques  for non-hedging purposes in pursuing their investment  objectives.  These techniques may involve the use of derivative  transactions.  The techniques Portfolio Funds and Portfolio  Accounts may employ may change over time as new  instruments  and techniques are introduced or as a result of regulatory developments.  Certain of the special investment techniques that Portfolio Funds or Portfolio Accounts may use are  speculative and involve a high degree of risk,  particularly  when used for non-hedging  purposes.  It is possible that any hedging  transaction may not perform as anticipated and that a Portfolio Fund or Portfolio Account may suffer losses as a result of its hedging activities.

     DERIVATIVES.   Portfolio  Funds  and  Portfolio   Accounts  may  engage  in
transactions   involving  options,   futures  and  other  derivative   financial
instruments.  Derivatives  can be volatile and involve various types and degrees of risk, depending upon the characteristics of the particular derivative and the portfolio as a whole.  Derivatives permit Portfolio Funds and Portfolio Accounts to increase or decrease the level of risk,  or change the character of the risk, to which their  portfolios are exposed in much the same way as they can increase or decrease the level of risk,  or change the  character  of the risk,  of their portfolios by making investments in specific securities.

     Derivatives  may entail  investment  exposures  that are greater than their cost would suggest,  meaning that a small investment in derivatives could have a large potential impact on a Portfolio Fund's or Portfolio Account's performance.

     If a  Portfolio  Fund  or  Portfolio  Account  invests  in  derivatives  at inopportune times or judges market conditions incorrectly,  such investments may lower the Portfolio Fund's or Portfolio  Account's return or result in a loss. A
Portfolio  Fund  or  Portfolio  Account  also  could  experience  losses  if its derivatives  were  poorly  correlated  with  its  other  investments,  or if the
Portfolio  Fund or  Portfolio  Account  were unable to  liquidate  its  position because of an illiquid  secondary market. The market for many derivatives is, or suddenly can become,  illiquid.  Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for derivatives.

     OPTIONS AND FUTURES. The Portfolio Managers may utilize options and futures contracts.  Such  transactions may be effected on securities  exchanges,  in the over-the-counter  market, or negotiated directly with counterparties.  When such
transactions  are  purchased   over-the-counter   or  negotiated  directly  with
counterparties,  a Portfolio  Fund or Portfolio  Account bears the risk that the counterparty  will be unable or unwilling to perform its  obligations  under the option  contract.  Such  transactions may also be illiquid and, in such cases, a
Portfolio Manager may have difficulty closing out its position. Over-the-counter options purchased and sold by Portfolio Funds and Portfolio Accounts may include options on baskets of specific securities.

     The  Portfolio  Managers  may  purchase  call and put  options on  specific securities,  on indices,  on  currencies  or on futures,  and may write and sell covered or uncovered call and put options for hedging  purposes and  non-hedging purposes to pursue their investment objectives. A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the underlying security at a stated  exercise  price at any time prior to the expiration of the option.  Similarly, a call option gives the purchaser of the option the right to buy,  and  obligates  the writer to sell,  the  underlying  security at a stated
exercise price at any time prior to the expiration of the option. A covered call option is a call option  with  respect to which a  Portfolio  Fund or  Portfolio
Account  owns the  underlying  security.  The sale of such an  option  exposes a
Portfolio  Fund or Portfolio  Account  during the term of the option to possible loss  of  opportunity  to  realize  appreciation  in  the  market  price  of the underlying  security or to possible  continued  holding of a security that might otherwise have been sold to protect against  depreciation in the market price of the security. A covered put option is a put option with respect to which cash or liquid securities have been placed in a segregated account on a Portfolio Fund's or  Portfolio  Account's  books.  The sale of such an option  exposes the seller during the term of the option to a decline in price of the  underlying  security while also  depriving  the seller of the  opportunity  to invest the  segregated assets.  Options sold by the Portfolio Funds need not be covered.  The Fund will segregate  liquid  assets  to  cover  positions  that  could  be  considered  to potentially  leverage  the Fund to the extent  required by  applicable  laws and regulations.

     A Portfolio Fund or Portfolio Account may close out a position when writing options by  purchasing  an option on the same  security  with the same  exercise price and expiration  date as the option that it has  previously  written on the security.  The Portfolio Fund or Portfolio Account will realize a profit or loss if the amount paid to  purchase  an option is less or more,  as the case may be, than the amount  received  from the sale  thereof.  To close out a position as a purchaser of an option, a Portfolio  Manager would  ordinarily  effect a similar
"closing sale transaction," which involves  liquidating  position by selling the option previously  purchased,  although the Portfolio Manager could exercise the option should it deem it advantageous to do so.

     The use of  derivatives  that are subject to  regulation  by the  Commodity
Futures  Trading  Commission  (the  "CFTC")  by  Portfolio  Funds and  Portfolio
Accounts  could cause the Fund to be a commodity  pool,  which would require the
Fund to comply with  certain  rules of the CFTC.  However,  the Fund  intends to conduct its  operations to avoid  regulation as a commodity  pool. If applicable
CFTC rules change, more restrictive  conditions may be applied to the Fund's use of certain derivatives, which may lead to risks.

     Portfolio Funds and Portfolio  Accounts may enter into futures contracts in
U.S. domestic markets or on exchanges located outside the United States. Foreign markets  may  offer  advantages  such  as  trading  opportunities  or  arbitrage possibilities not available in the United States. Foreign markets,  however, may have greater risk potential  than domestic  markets.  For example,  some foreign exchanges are principal  markets so that no common clearing  facility exists and an investor  may look only to the broker for  performance  of the  contract.  In addition,  any profits that might be realized in trading  could be eliminated by adverse changes in the exchange rate, or a loss could be incurred as a result of those changes.  Transactions on foreign  exchanges may include both  commodities which are traded on domestic  exchanges and those which are not.  Unlike trading on domestic commodity  exchanges,  trading on foreign commodity exchanges is not regulated by the CFTC.

     Engaging in these transactions involves risk of loss, which could adversely affect the value of the  Fund's net  assets.  No  assurance  can be given that a liquid market will exist for any particular  futures  contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract,  no trades may be made that day at a price beyond that limit or trading may be suspended for  specified  periods during the trading  day.  Futures  contract  prices  could move to the limit for several consecutive  trading days with little or no trading,  thereby preventing prompt  liquidation of futures positions and potentially  subjecting a Portfolio
Fund or Portfolio Account to substantial losses.

     Successful use of futures also is subject to a Portfolio  Manager's ability to correctly predict movements in the direction of the relevant market,  and, to the extent the  transaction is entered into for hedging  purposes,  to ascertain the appropriate  correlation  between the transaction being hedged and the price movements of the futures contract.

     Some or all of the  Portfolio  Managers  may  purchase and sell stock index futures  contracts  for a Portfolio  Fund or  Portfolio  Account.  A stock index future  obligates a  Portfolio  Fund or  Portfolio  Account to pay or receive an amount of cash equal to a fixed dollar amount  specified in the futures contract multiplied by the difference between the settlement price of the contract on the contract's last trading day and the value of the index based on the stock prices of the securities that comprise it at the opening of trading in those securities on the next business day.

     Some or all of the  Portfolio  Managers may purchase and sell interest rate futures  contracts for a Portfolio Fund or Portfolio  Account.  An interest rate future  obligates  represents  an  obligation to purchase or sell an amount of a specific debt security at a future date at a specific price.

     Some or all of the  Portfolio  Managers  may  purchase  and  sell  currency futures.  A currency  future creates an obligation to purchase or sell an amount of a specific currency at a future date at a specific price.

     OPTIONS ON SECURITIES  INDEXES.  Some or all of the Portfolio  Managers may
purchase and sell for the Portfolio  Funds and  Portfolio  Accounts call and put options on stock indexes  listed on national  securities  exchanges or traded in the  over-the-counter  market for hedging  purposes and non-hedging  purposes to pursue their investment objectives. A stock index fluctuates with changes in the market values of the stocks included in the index.  Accordingly,  successful use by a  Portfolio  Manager  of  options  on stock  indexes  will be subject to the
Portfolio  Manager's ability to predict correctly  movements in the direction of the stock market generally or of a particular  industry or market segment.  This requires different skills and techniques than predicting changes in the price of individual stocks.

     WARRANTS AND RIGHTS.  Warrants are derivative  instruments that permit, but do not obligate,  the holder to subscribe for other  securities or  commodities.
Rights are similar to  warrants,  but normally  have a shorter  duration and are offered or distributed to shareholders of a company.  Warrants and rights do not carry with them the right to  dividends  or voting  rights  with  respect to the securities  that they entitle the holder to purchase,  and they do not represent any rights in the assets of the issuer. As a result,  warrants and rights may be considered more speculative than certain other types of equity-like  securities.
In addition,  the values of warrants and rights do not  necessarily  change with the values of the  underlying  securities or commodities  and these  instruments cease to have value if they are not exercised prior to their expiration dates.

     SWAP  AGREEMENTS.  The Portfolio  Managers may enter into equity,  interest rate,  index and currency rate swap  agreements on behalf of Portfolio Funds and
Portfolio Accounts.  These transactions are entered into in an attempt to obtain a particular  return when it is  considered  desirable  to do so,  possibly at a lower cost than if an investment was made directly in the asset that yielded the desired return.  Swap agreements are two-party  contracts entered into primarily by  institutional  investors for periods ranging from a few weeks to more than a year. In a standard swap transaction,  two parties agree to exchange the returns
(or  differentials  in  rates  of  return)  earned  or  realized  on  particular predetermined investments or instruments,  which may be adjusted for an interest factor.  The gross returns to be exchanged or "swapped"  between the parties are generally calculated with respect to a "notional amount," i.e., the return on or increase  in  value of a  particular  dollar  amount  invested  at a  particular interest rate, in a particular foreign currency,  or in a "basket" of securities representing a particular index.  Forms of swap agreements include interest rate caps, under which, in return for a premium, one party agrees to make payments to the  other to the  extent  interest  rates  exceed a  specified  rate or  "cap";
interest rate floors,  under which, in return for a premium, one party agrees to make payments to the other to the extent  interest  rates fall below a specified level or "floor"; and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

     Most swap agreements  entered into by a Portfolio Fund or Portfolio Account would  require  the  calculation  of  the  obligations  of  the  parties  to the agreements  on a "net  basis."  Consequently,  a Portfolio  Fund's or  Portfolio
Account's current  obligations (or rights) under a swap agreement generally will be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the
"net  amount").  The risk of loss with  respect  to swaps is  limited to the net amount of interest payments that a party is contractually  obligated to make. If the other party to a swap defaults,  a Portfolio  Fund's or Portfolio  Account's risk of loss  consists of the net amount of payments  that it  contractually  is entitled to receive.

     To achieve  investment  returns equivalent to those achieved by a Portfolio
Manager in whose investment vehicles the Fund could not invest directly, perhaps because of its investment  minimum or its  unavailability for direct investment, the Fund may enter into swap agreements under which the Fund may agree, on a net basis, to pay a return based on a floating  interest rate, such as LIBOR, and to receive the total return of the reference  investment vehicle over a stated time period.  The Fund may seek to achieve the same investment result through the use of other derivatives in similar circumstances.  The federal income tax treatment of swap  agreements and other  derivatives  used in the above manner is unclear.
The Fund does not  currently  intend to use swaps or other  derivatives  in this manner.

LENDING PORTFOLIO SECURITIES

     A  Portfolio  Fund or  Portfolio  Account  may  lend  securities  from  its portfolio to brokers, dealers and other financial institutions needing to borrow securities to complete  certain  transactions.  The Portfolio  Fund or Portfolio
Account  continues to be entitled to payments in amounts  equal to the interest, dividends or other distributions  payable on the loaned securities which affords the Portfolio  Fund or Portfolio  Account an opportunity to earn interest on the amount of the loan and on the loaned securities' collateral. A Portfolio Fund or
Portfolio  Account  generally will receive  collateral  consisting of cash, U.S.
Government  Securities or irrevocable letters of credit which will be maintained at all times in an amount equal to at least 100% of the current  market value of the loaned securities.  The Portfolio Fund or Portfolio Account might experience risk of loss if the  institution  with which it has engaged in a portfolio  loan transaction breaches its agreement with the Portfolio Fund or Portfolio Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

     To reduce the risk of changes in securities  prices and interest  rates,  a
Portfolio  Fund or  Portfolio  Account  may  purchase  securities  on a  forward commitment,  when-issued  or delayed  delivery  basis,  which means delivery and payment  take  place a  number  of days  after  the  date of the  commitment  to purchase.  The payment  obligation and the interest rate receivable with respect to such purchases are fixed when the Portfolio Fund or Portfolio  Account enters into the commitment,  but the Portfolio Fund or Portfolio  Account does not make payment until it receives delivery from the counterparty. After a Portfolio Fund or Portfolio  Account commits to purchase such  securities,  but before delivery and settlement, it may sell the securities if it is deemed advisable.

     Securities  purchased on a forward  commitment  or  when-issued  or delayed delivery basis are subject to changes in value,  generally  changing in the same way,  i.e.,  appreciating  when  interest  rates decline and  depreciating  when interest rates rise, based upon the public's perception of the  creditworthiness of the issuer and changes, real or anticipated,  in the level of interest rates.
Securities  so purchased  may expose a Portfolio  Fund or  Portfolio  Account to risks  because  they may  experience  such  fluctuations  prior to their  actual delivery.  Purchasing  securities on a when-issued or delayed delivery basis can involve  the  additional  risk that the yield  available  in the market when the delivery  takes  place  actually  may  be  higher  than  that  obtained  in  the transaction itself.  Purchasing securities on a forward commitment,  when-issued or delayed delivery basis when a Portfolio Fund or Portfolio Account is fully or almost  fully  invested  results in a form of leverage and may result in greater potential  fluctuation  in the value of the net  assets of a  Portfolio  Fund or
Portfolio Account. In addition,  there is a risk that securities  purchased on a when-issued  or  delayed  delivery  basis  may not be  delivered  and  that  the purchaser  of  securities  sold by a Portfolio  Fund or  Portfolio  Account on a forward  basis  will not honor  its  purchase  obligation.  In such  cases,  the
Portfolio Fund or Portfolio Account may incur a loss.

REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES REPURCHASE OFFERS

     As discussed in the prospectus, offers to repurchase shares will be made by the Fund at such  times and on such terms as may be  determined  by the Board of
Trustees of the Fund (the "Board"),  in its sole  discretion in accordance  with the  provisions  of  applicable  law.  In  determining  whether  the Fund should repurchase shares from shareholders  pursuant to written tenders, the Board will consider the  recommendation  of  OppenheimerFunds,  Inc., the Fund's investment adviser (the "Adviser"). The Board also will consider various factors, including but not limited to those listed in the prospectus, in making its determinations.

     The Board  will cause the Fund to make  offers to  repurchase  shares  from shareholders  pursuant to written tenders only on terms it determines to be fair to the Fund and to all  shareholders.  When the Board  determines  that the Fund will repurchase shares,  notice will be provided to each shareholder  describing the terms thereof,  and containing  information  shareholders should consider in deciding  whether  and  how  to  participate  in  such  repurchase  opportunity.
Shareholders  who are deciding whether to tender shares during the period that a repurchase  offer is open may  ascertain an  estimated  net asset value of their
shares  from  the  Adviser  during  such  period.   If  a  repurchase  offer  is
oversubscribed by shareholders, the Fund will repurchase only a pro rata portion of the shares tendered by each shareholder.

     As  discussed  in the  prospectus,  the Fund will issue notes to  tendering shareholders in connection with the repurchase of shares. Upon its acceptance of tendered  shares for  repurchase,  the Fund will  maintain  daily on its books a segregated  account  consisting  of (i) cash,  (ii) liquid  securities  or (iii)
interests in Portfolio  Funds that the Fund has  requested be withdrawn  (or any combination  of the  foregoing),  in an amount equal to the aggregate  estimated unpaid  dollar  amount of the notes  issued by the Fund in  connection  with the repurchase offer.

     Payment for repurchased shares may require the Fund to liquidate  portfolio holdings  earlier than the Investment  Manager would  otherwise  liquidate these holdings, potentially resulting in losses, and may increase the Fund's portfolio turnover.  The  Investment  Manager  intends to take  measures  (subject to such policies as may be  established by the Board of Trustees) to attempt to avoid or minimize potential losses and turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

     As noted in the  prospectus,  the Fund has the right to redeem shares under certain circumstances. Such mandatory redemptions may be made if:

     o    shares  have been  transferred  or shares have vested in any person by operation of law as the result of the death,  dissolution,  bankruptcy or incompetency of a shareholder;
     o    ownership  of shares  will  cause the Fund to be in  violation  of, or subject the Fund to additional  registration or regulation  under, the securities,  commodities  or  other  laws  of the  U.S.  or any  other relevant jurisdiction;

     o    continued  ownership of such shares may be harmful or injurious to the business or reputation of the Fund or the Adviser,  or may subject the
          Fund or any  shareholders  to an undue  risk of  adverse  tax or other fiscal consequences;

     o    any of the  representations  and  warranties  made by a shareholder in connection  with the  acquisition  of shares was not true when made or has ceased to be true; or
     o    it would be in the best  interests  of the Fund to  redeem  shares  or portion thereof.

TRANSFERS OF SHARES

     No  shareholder  will be  permitted  to transfer  shares of the Fund unless after such  transfer  the value of the  shares  remaining  is at least  equal to
Fund's minimum investment requirement.

     BOARD OF TRUSTEES

     The Fund is  governed  by a Board of  Trustees,  which is  responsible  for protecting the interests of shareholders  under  Massachusetts law. The Trustees meet periodically  throughout the year to oversee the Fund's activities,  review its performance,  and review the actions of the Adviser and Investment  Manager.
Although the Fund will not normally hold annual meetings of its shareholders, it may hold  shareholder  meetings  from  time to time on  important  matters,  and shareholders  have the  right to call a meeting  to remove a Trustee  or to take other action described in the Fund's Declaration of Trust.

     The Trustees have appointed an Audit Committee,  comprised of Messrs. Wold,
Wikler and Abdow,  all of whom are independent  Trustees.  The Board of Trustees does not have a standing nominating or compensation committee.

     The Audit Committee furnishes the Board with recommendations  regarding the selection of the  independent  auditor.  Other  functions of the Audit Committee include:  (i)  reviewing  the scope and  results  of audits  and the audit  fees charged;  (ii) reviewing reports from the Fund's  independent  auditor regarding the adequacy of the Fund's  internal  accounting  procedures  and controls;  and
(iii)  establishing  a  separate  line  of  communication   between  the  Fund's
independent auditors and its Non-Affiliated Trustees.

     Based on the Audit Committee's recommendation, the Board of Trustees of the
Fund, including a majority of the Non-Affiliated Trustees,  selected Ernst &
Young LLP ("Ernst &  Young") as auditors of the Fund. Ernst & Young also serves as auditors for certain  other funds for which the Adviser or  Investment
Manager acts as investment adviser or subadviser.

Trustees  and Officers of the Fund.  The Fund's  Trustees and officers and their positions held with the Fund and length of service in such position(s) and their principal  occupations and business  affiliations during the past five years are listed  below.  Each of the  Trustees  except  Mr.  Murphy and Mr.  Walcott  are independent trustees, as defined in the Investment Company Act. Mr. Murphy is an
"interested trustee," because he is affiliated with the Adviser by virtue of his positions as an officer and director of the Adviser and Investment Manager,  and as a shareholder of its parent company.  Mr. Walcott is an "interested  trustee"
by virtue of his former  position  as an  officer  of the parent  company of the
Adviser.  Mr. Murphy was elected as a Trustee of the Fund with the understanding that in the event his  affiliation  with the Adviser and  Investment  Manager is terminated, he will resign as a trustee of the Fund and the other Board IV Funds for which he is a trustee or director.  All information is as of March 31, 2004.
All of the Trustees are Trustees or Managers of the following  Oppenheimer funds
(referred to as "Board IV Funds"):

                                OFI Tremont Core
                             Diversified Hedge Fund
                      OFI Tremont Market Neutral Hedge Fund
                  Oppenheimer International Large-Cap Core Fund
                      Oppenheimer International Value Fund
               Oppenheimer Limited Term California Municipal Fund
                          Oppenheimer Real Estate Fund
                          Oppenheimer Select Value Fund
                       Oppenheimer Total Return Bond Fund
                  Oppenheimer Tremont Market Neutral Fund, LLC
                    Oppenheimer Tremont Opportunity Fund, LLC

      Messrs. Murphy, Wixted and Zack and Ms. Ives, who are officers of the
Fund, respectively hold the same offices with the other Oppenheimer funds.
Ms. Lee is also an officer of the Fund.  As of the date of this Statement of
Additional Information, the Trustees and the officers of the Fund as a group owned less than 1% of the outstanding shares of the Fund.  The foregoing statement does not reflect ownership of shares of the Fund held of record by an employee benefit plan for employees of the Trustee, other than the shares beneficially owned under the plan by the officers of the Fund listed above.
In addition, each Independent Trustee, and his family members, do not own securities of either the Adviser or OppenheimerFunds Distributor, Inc., the
distributor of the Board IV funds (the "Distributor"), or any person directly or indirectly controlling, controlled by or under common control with the
Adviser or Distributor.

The address of each  Trustee  and  Interested  Trustee in the charts  below is
6803 S. Tucson Way,  Centennial,  CO  80112-3924.  Each Trustee  serves for an indefinite term, until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------
                                Independent Trustees
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,

                                                                       2003

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Ronald J. Abdow,     Chairman (since 1959) of Abdow            None      Over
Trustee since 2003   Corporation (operator of restaurants);              $100,000
Age:  72             Trustee of the following real estate
                     businesses (owners and operators of
                     restaurants): G&R Realty Co. (since
                     1978), G&R Trust Co. (since 1973), Abdow
                     Partnership (since 1975), Auburn
                     Associates (since 1983); Hazard
                     Associates (since 1985); Trustee of MML
                     Series Investment Fund (since 1993) and
                     of MassMutual Institutional Funds (MMIF)
                     (since 1994) (open-end investment
                     companies); Trustee (since 1987) of Bay
                     State Health System (health services);
                     Chairman (since 1996) of Western Mass
                     Development Corp. (non-profit land
                     development); Chairman (since 1991) of
                     American International College
                     (non-profit college). Oversees 10
                     portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Joseph M. Wikler,    Self-employed as an investment            None      $10,001-$50,000
Trustee since 2003   consultant; a director (since 1996) of
Age:  63             Lakes Environmental Association, and
                     Medintec (since 1992) and Cathco (since
                     1995) (medical device companies); a
                     member of the investment committee of
                     the Associated Jewish Charities of
                     Baltimore (since 1994); formerly a
                     director of Fortis/Hartford mutual funds
                     (1994 - December 2001). Oversees 10
                     portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Peter I. Wold,       President of Wold Properties, Inc. (an    None      Over
Trustee since 2003   oil and gas exploration and production              $100,000
Age:  56             company); Vice President, Secretary and
                     Treasurer of Wold Trona Company, Inc.
                     (soda ash processing and production);
                     Vice President of Wold Talc Company,
                     Inc. (talc mining); Managing Member,
                     Hole-in-the-Wall Ranch (cattle
                     ranching); formerly Director and
                     Chairman of the Board, Denver Branch of
                     the Federal Reserve Bank of Kansas City
                     (1993 - 1999) and Director of
                     PacifiCorp. (1995 - 1999), an electric
                     utility. Oversees 10 portfolios in the
                     OppenheimerFunds complex.

-------------------------------------------------------------------------------------
                                 Interested Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,

                                                                       2003

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Eustis Walcott,      Principal with Ardsley Associates (since  None      $10,001-$50,000
Trustee since 2003   2000) (consulting firm); Director (since
Age:  66             October 2000) of Cornerstone Real Estate
                     Advisors (real estate equity investment
                     management services) and MML Investors
                     Services (individual retirement,
                     insurance, investment, and life event
                     planning products and services company)
                     (both affiliates of the Manager; Trustee
                     of OFI Trust Company (since 2001) (also
                     an affiliate of the Adviser). Formerly
                     Trustee of the American International
                     College (1995 - December 2003); Senior
                     Vice President, MassMutual Financial
                     Group (May 1990 - July 2000). Oversees
                     10 portfolios in the OppenheimerFunds
                     complex.

-------------------------------------------------------------------------------------

      The address of Mr. Murphy in the chart below is Two World Financial
Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. Mr. Murphy
serves for an indefinite term, until his resignation, death or removal.

-------------------------------------------------------------------------------------
                           Interested Trustee and Officer
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  any of the

Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service;   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,

                                                                       2003

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

John V. Murphy,      Chairman, Chief Executive Officer and     None      Over
President, Trustee   director (since June 2001) and President            $100,000
and Chairman of the  (since September 2000) of
Board of Trustees;   OppenheimerFunds, Inc.; President and a
Trustee since 2003   director or trustee of other Oppenheimer
Age: 54              funds; President and a director (since
                     July 2001) of Oppenheimer Acquisition
                     Corp. (OppenheimerFunds, Inc.'s parent
                     holding company) and of Oppenheimer
                     Partnership Holdings, Inc. (a holding
                     company subsidiary of OppenheimerFunds,
                     Inc.); a director (since November 2001)
                     of OppenheimerFunds Distributor, Inc. (a
                     subsidiary of OppenheimerFunds, Inc.);
                     Chairman and a director (since July
                     2001) of Shareholder Services, Inc. and
                     of Shareholder Financial Services, Inc.
                     (transfer agent subsidiaries of
                     OppenheimerFunds, Inc.); President and a
                     director (since July 2001) of
                     OppenheimerFunds Legacy Program (a
                     charitable trust program established by
                     OppenheimerFunds, Inc.); a director of
                     the following investment advisory
                     subsidiaries of OppenheimerFunds, Inc.:
                     the Adviser, Centennial Asset Management
                     Corporation, Trinity Investment
                     Management Corporation and Tremont
                     Capital Management, Inc. (since November
                     2001), HarbourView Asset Management
                     Corporation and OFI Private Investments,
                     Inc. (since July 2001); President (since
                     November 1, 2001) and a director (since
                     July 2001) of Oppenheimer Real Asset
                     Management, Inc.; Executive Vice
                     President (since February 1997) of
                     Massachusetts Mutual Life Insurance
                     Company (OppenheimerFunds, Inc.'s parent
                     company); a director (since June 1995)
                     of DLB Acquisition Corporation (a
                     holding company that owns the shares of
                     David L. Babson & Company, Inc.); a
                     member of the Investment Company
                     Institute's Board of Governors (elected
                     to serve from October 3, 2003 through
                     September 30, 2006). Formerly, Chief
                     Operating Officer (September 2000-June
                     2001) of OppenheimerFunds, Inc.;
                     President and trustee (November
                     1999-November 2001) of MML Series
                     Investment Fund and MassMutual
                     Institutional Funds (open-end investment
                     companies); a director (September
                     1999-August 2000) of C.M. Life Insurance
                     Company; President, Chief Executive
                     Officer and director (September
                     1999-August 2000) of MML Bay State Life
                     Insurance Company; a director (June
                     1989-June 1998) of Emerald Isle Bancorp
                     and Hibernia Savings Bank (a
                     wholly-owned subsidiary of Emerald Isle
                     Bancorp). Oversees 73 portfolios as
                     Trustee/Director and 10 portfolios as
                     Officer in the OppenheimerFunds complex.

-------------------------------------------------------------------------------------

      The  address  of the  Officers  in the chart  below is as  follows:  for
Messrs.  Zack and Pisapia and Ms. Lee, Two World Financial Center, 225 Liberty
Street, 11th Floor, New York, NY 10281-1008,  for Messrs.  Petersen and Wixted
and Ms. Ives,  6803 S. Tucson Way,  Centennial,  CO  80112-3924.  Each Officer
serves for an annual  term or until his or her earlier  resignation,  death or removal.

 ---------------------------------------------------------------------------
                            Officers of the Fund
 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Name;                         Principal occupation(s) during past 5 years
 Position;
 Commencement of Service;
 Age

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Brian W. Wixted,              Senior Vice President and Treasurer (since
 Treasurer since 2002          March 1999) of OppenheimerFunds, Inc.;
 Age:  44                      Treasurer of HarbourView Asset Management
                               Corporation, Shareholder Financial
                               Services, Inc., Shareholder Services, Inc.,
                               Oppenheimer Real Asset Management
                               Corporation, and Oppenheimer Partnership
                               Holdings, Inc. (since March 1999), of OFI
                               Private Investments, Inc. (since March
                               2000), of OppenheimerFunds International
                               Ltd. and OppenheimerFunds plc (since May
                               2000), of the Adviser (since November
                               2000), and of OppenheimerFunds Legacy
                               Program (a Colorado non-profit corporation)
                               (since June 2003); Treasurer and Chief
                               Financial Officer (since May 2000) of OFI
                               Trust Company (a trust company subsidiary
                               of OppenheimerFunds, Inc.); Assistant
                               Treasurer (since March 1999) of Oppenheimer
                               Acquisition Corp. Formerly Assistant
                               Treasurer of Centennial Asset Management
                               Corporation (March 1999-October 2003) and
                               OppenheimerFunds Legacy Program (April
                               2000-June 2003); Principal and Chief
                               Operating Officer (March 1995-March 1999)
                               at Bankers Trust Company-Mutual Fund
                               Services Division. An officer of 83
                               portfolios in the OppenheimerFunds complex.

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Brian Petersen,               Assistant Vice President of the Manager
 Assistant Treasurer since     since August 2002; formerly
 2004                          Manager/Financial Product Accounting
 Age: 33                       (November 1998-July 2002) of the Manager.
                               An officer of 83 portfolios in the
                               OppenheimerFunds complex.

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Robert G. Zack                Executive Vice President (since January
 Secretary since 2002          2004) and General Counsel (since February
 Age: 55                       2002) of OppenheimerFunds, Inc.; Senior
                               Vice President and General Counsel (since
                               November 2001) of the Adviser; General
                               Counsel and a director (since November
                               2001) of the Distributor; General Counsel
                               (since November 2001) of Centennial Asset
                               Management Corporation; Senior Vice
                               President and General Counsel (since
                               November 2001) of HarbourView Asset
                               Management Corporation; Secretary and
                               General Counsel (since November 2001) of
                               Oppenheimer Acquisition Corp.; Assistant
                               Secretary and a director (since October
                               1997) of OppenheimerFunds International
                               Ltd. and OppenheimerFunds plc; Vice
                               President and a director (since November
                               2001) of Oppenheimer Partnership Holdings,
                               Inc.; a director (since November 2001) of
                               Oppenheimer Real Asset Management, Inc.;
                               Senior Vice President, General Counsel and
                               a director (since November 2001) of
                               Shareholder Financial Services, Inc.,
                               Shareholder Services, Inc., OFI Private
                               Investments, Inc. and OFI Trust Company;
                               Vice President (since November 2001) of
                               OppenheimerFunds Legacy Program; a director
                               (since June 2003) of OppenheimerFunds
                               (Asia) Limited. Formerly Senior Vice
                               President (May 1985-December 2003), Acting
                               General Counsel (November 2001-February
                               2002) and Associate General Counsel (May
                               1981-October 2001) of OppenheimerFunds,
                               Inc.; Assistant Secretary of Shareholder
                               Services, Inc. (May 1985-November 2001),
                               Shareholder Financial Services, Inc.
                               (November 1989-November 2001); and
                               OppenheimerFunds International Ltd.
                               (October 1997-November 2001). An officer of
                               83 portfolios in the OppenheimerFunds
                               complex.

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Kathleen T. Ives              Vice President (since June 1998) and Senior
 Assistant   Secretary   since Counsel and Assistant Secretary (since
 2002                          October 2003) of OppenheimerFunds, Inc.;
 Age: 38                       Vice President (since 1999) and Assistant
                               Secretary (since October 2003) of the
                               Distributor; Assistant Secretary (since
                               October 2003) of Centennial Asset
                               Management Corporation; Vice President and
                               Assistant Secretary (since 1999) of
                               Shareholder Services, Inc.; Assistant
                               Secretary (since December 2001) of
                               OppenheimerFunds Legacy Program and of
                               Shareholder Financial Services, Inc.
                               Formerly an Assistant Counsel (August
                               1994-October 2003) and Assistant Vice
                               President of OppenheimerFunds, Inc. (August
                               1997-June 1998). An officer of 83
                               portfolios in the OppenheimerFunds complex.

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Dina C. Lee                   Assistant Vice President and Assistant
 Assistant   Secretary   since Counsel of OppenheimerFunds, Inc. (since
 2002                          December 2000); formerly an attorney and
 Age: 34                       Assistant Secretary of Van Eck Global
                               (until December 2000). An officer of 48
                               portfolios in the OppenheimerFunds complex.

 ---------------------------------------------------------------------------
 ---------------------------------------------------------------------------

 Peter E. Pisapia,             Assistant Vice President and Assistant
 Assistant Secretary since     Counsel of the Manager since December 2002.
 2004                          Formerly, Associate Counsel at AIG
 Age:  31                      SunAmerica Asset Management Corp. (October
                               1997-December 2002). An officer of 48
                               portfolios in the OppenheimerFunds complex.

 ---------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Aggregate Compensation from Fund1
Total Compensation From Fund and Fund Complex Paid to Trustees (9 funds)*

     |X| Remuneration of Trustees.  The officers of the Fund and Mr. Murphy (who is an officer  and  Trustee  of the Fund) who are  affiliated  with the  Adviser receive  no salary  or fee from the Fund.  The  remaining  Trustees  of the Fund received the  compensation  shown below from the Fund with respect to the Fund's fiscal  year ended March 31,  2004.  The Total  Compensation  from all 10 of the
Board IV Funds (including the Fund) represents compensation received for serving as a trustee and member of a committee  (if  applicable)  of the boards of those funds during the fiscal year ended March 31, 2004.

Trustee Name and Other Fund
Position(s) (as applicable)

-------------------------------------------------------------------------------------
--------------------------------------------------------------------------

Ronald J. Abdow                        $2,349              $67,5002
Trustee, Audit Committee Member

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Eustis Walcott                         $2,131              $18,000
Trustee

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Joseph M. Wikler                       $2,352              $19,500
Trustee, Audit Committee Member

--------------------------------------------------------------------------
--------------------------------------------------------------------------

Peter I. Wold                          $2,348              $19,500
Trustee, Audit Committee Member

--------------------------------------------------------------------------

     1.  Aggregate  Compensation  from  the  Fund  includes  fees  and  deferred compensation, if any, for a Trustee.

     Includes $48,000  compensation  paid to Mr.  Abdow for serving as a trustee for two open-end investment companies (MassMutual  Institutional Funds and MML Series  Investment  Fund) the investment  advisor for which is the indirect  parent company of the Fund's  Manager.  The Manager also serves as the Sub-Advisor to the MassMutual International Equity Fund,
          a series of MassMutual Institutional Funds.

* For purposes of this section only,  "Fund  Complex"  includes the  Oppenheimer funds,  MassMutual  Institutional  Funds  and  MML  Series  Investment  Fund  in
accordance  with SEC  regulations.  The  Manager  does not  consider  MassMutual
Institutional   Funds  and  MML  Series  Investment  Fund  to  be  part  of  the
OppenheimerFunds' "Fund Complex" as that term may be otherwise interpreted.

     The  Trustees  who  are  not  employees  of  the  Adviser,   including  its
affiliates,  are each paid an annual retainer of $16,000 and per meeting fees of
$500.  The other  Trustees  receive no annual or other  fees from the Fund.  All
Trustees  are   reimbursed  by  the  Fund  for  their   reasonable   travel  and
out-of-pocket  expenses.  The Trustees do not receive any pension or  retirement benefits from the Fund.  The officers of the Fund do not receive any  additional compensation from the Fund.

     The  Trustees  serve on the  Board  for  terms of  indefinite  duration.  A
Trustee's  position in that capacity  will  terminate if the Trustee is removed, resigns or is subject to various disabling events such as death or incapacity. A
Trustee may resign upon 90 days' prior written notice to the other Trustees, and may be removed  either by vote of  two-thirds of the Trustees not subject to the removal vote or vote of the shareholders holding not less than two-thirds of the total number of votes eligible to be cast by all shareholders. The Trustees will render  assistance to shareholders on the question of the removal of Trustees in the manner required by Section 16(c) of the Investment Company Act. In the event of any vacancy in the position of a Trustee,  the remaining Trustees may appoint an  individual  to  serve  as a  Trustee,  so long  as  immediately  after  such appointment  at least  two-thirds  of the Trustees  then serving would have been elected by the shareholders.  The Trustees may call a meeting of shareholders to fill any  vacancy in the  position  of a Trustee,  and must do so within 60 days after any date on which Trustees who were elected by the  shareholders  cease to constitute a majority of the Trustees  then  serving.  If no Trustee  remains to manage the  business  of the Fund,  the Adviser may manage and control the Fund, but must  convene a meeting of  shareholders  within 60 days for the  purpose of either electing new Trustees or dissolving the Fund.

INVESTMENT ADVISORY SERVICES THE INVESTMENT ADVISER

     OppenheimerFunds,  Inc.  (the  "Adviser")  commenced  serving as the Fund's investment adviser on June 2, 2004,  subject to the ultimate  supervision of and subject  to any  policies  established  by the Board.  Prior to that  time,  OFI
Institutional Asset Management,  Inc., a wholly-owned  subsidiary of the Adviser
("OFI   Institutional"),   served  as  investment  adviser.  The  Adviser  is  a
wholly-owned subsidiary of Oppenheimer Acquisition Corporation, which in turn is a  wholly-owned  subsidiary  of  Massachusetts  Mutual  Life  Insurance  Company
("MassMutual").

     With respect to the original  investment  adviser of the Fund,  pursuant to the terms of an investment  advisory agreement entered into between the Fund and
OFI Institutional  dated as of January 2, 2003 (the "Advisory  Agreement"),  OFI
Institutional  was responsible for developing,  implementing and supervising the
Fund's  investment  program  and in  connection  therewith  regularly  providing
investment  advice  and   recommendations  to  the  Fund  with  respect  to  its
investments,  investment  policies and purchases and sales of securities for the
Fund and arranging for the purchase and sale of such securities.

     OFI Institutional was authorized,  subject to the approval of the Board and
Trustees,  to  retain  one  of  its  affiliates  to  provide  any  or all of the investment  advisory  services  required to be provided to the Fund or to assist
OFI Institutional in providing these services.

     As compensation for services  required to be provided by OFI  Institutional under the Advisory Agreement, the Fund paid OFI Institutional a monthly fee (the
"Management Fee") computed at the annual rate of 1.25% of the aggregate value of outstanding  shares  determined  as of the last  day of the  month  (before  any repurchases of shares, as defined below).

     The Advisory  Agreement was approved by the Board  (including a majority of the Independent Trustees),  at a meeting held in person on October 21, 2002, and was  approved  on  December  16, 2002 by  OppenheimerFunds,  Inc.,  of which OFI
Institutional is a wholly-owned subsidiary,  as the then sole shareholder of the
Fund on behalf of OFI Institutional. The Independent Trustees were provided with data as to the  qualifications  of the  Investment  Adviser's  personnel and the quality and extent of the services rendered to investment  companies.  The Board particularly considered: (1) the investment record of OFI Institutional, and its immediate parent, OppenheimerFunds, Inc., in managing other investment companies for  which  they  act as  investment  adviser,  and (2)  data  as to  investment performance,  advisory fees and expense ratios of other investment companies not advised by the Investment Adviser or  OppenheimerFunds,  Inc. but believed to be in the same overall  investment  and size category as the Fund. In arriving at a decision,  the Board did not  single  out any one  factor or group of factors as being more important than other  factors,  but considered all factors  together.
The Board judged the terms and conditions of the Advisory  Agreement,  including the investment  advisory fee, in light of all of the surrounding  circumstances, and found  the  Advisory  Agreement  to be fair and  reasonable  and in the best interests of the Fund.

     The  Advisory  Agreement  has an initial term of two years from the date of its  execution,  and may be continued in effect from year to year  thereafter if such  continuance is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the  Independent  Trustees by vote cast in person at a meeting  called for the purpose of voting on such  approval.
The Advisory Agreement is terminable without penalty,  on 60 days' prior written notice: by the Board; by vote of a majority of the outstanding voting securities of the Fund; or by OFI Institutional.  The Advisory Agreement also provides that it will terminate  automatically in the event of its "assignment," as defined by the Investment Company Act and the rules thereunder.

     The Advisory Agreement provides that in the absence of willful misfeasance, bad  faith,  gross  negligence  in the  performance  of its  duties or  reckless disregard  of its  obligations  and duties  under the  Advisory  Agreement,  OFI
Institutional  is not liable for any loss the Fund sustains for any  investment, adoption of any  investment  policy,  or the purchase,  sale or retention of any security.  In addition, it provides that OFI Institutional may act as investment adviser for any other person, firm or corporation and use the name "Oppenheimer"
in connection with other investment companies for which it may act as investment adviser  or general  distributor.  If OFI  Institutional  shall no longer act as investment  adviser of the Fund, OFI Institutional may withdraw the right of the
Fund to use the name "Oppenheimer" as part of its name.

     Effective June 2, 2004, the Adviser,  the parent of OFI Institutional,  has taken  over the  investment  advisory  activities  of the Fund.  The  Board,  in approving  the  Adviser  as the  investment  adviser  of  the  Fund,  took  into consideration the following:
     o    The nature, cost, and quality of the services provided to the Fund and its shareholders;
     o    The profitability of the Fund to the Manager;
     o    The investment performance of the Fund in comparison to regular market indices;
     o    Economies of scale that may be available to the Fund from the Manager;
     o    Fees paid by other mutual funds for similar services;
     o    The value and quality of any other  benefits  or services  received by the Fund from its relationship with the Manager,  and o The direct and indirect  benefits the Manager received from its relationship with the
          Fund.  These included  services  provided by the  Distributor  and the
          Transfer Agent, and brokerage and soft dollar arrangements permissible under Section 28(e) of the Securities Exchange Act.

     The  Management  Fee remains  the same,  except that the Fund shall pay the
Management Fee to the Adviser, rather than to its predecessor.

     The Adviser or its designee maintains the Fund's accounts,  books and other documents  required  to be  maintained  under  the  Investment  Company  Act  at
OppenheimerFunds,  Inc., Two World Financial  Center,  225 Liberty  Street,  New
York, NY 10281-1008.

|X| Portfolio Proxy Voting.  The Adviser has delegated to the Investment Manager responsibility  for voting proxies relating to securities owned by the Fund. The
Fund invests primarily in private investment partnerships and similar investment vehicles,  which are not voting  securities.  To the extent the Fund  invests in voting securities,  if any, the Fund's primary consideration in voting portfolio proxies would be the financial  interests of the Fund and its shareholders.  For the purpose of voting portfolio  proxies  relating to voting  securities held by the Fund,  if any,  the Fund has adopted the  OppenheimerFunds  Portfolio  Proxy
Voting Policies and Procedures.  The OppenheimerFunds Proxy Voting Guidelines on
routine and non-routine proxy proposals are summarized below.

     o    The Fund would vote with the recommendation of the issuer's management on routine  matters,  including  election of  directors  nominated  by management and ratification of auditors, unless circumstances indicate otherwise.

     o    In general, the Fund would oppose anti-takeover proposals and supports elimination of anti-takeover proposals, absent unusual circumstances.

     o    The  Fund   would   support   shareholder   proposals   to   reduce  a
          super-majority vote requirement,  and opposes management  proposals to add a super-majority vote requirement.

     o    The Fund would oppose proposals to classify the board of directors.

     o    The Fund would support proposals to eliminate cumulative voting. o The
          Fund would oppose re-pricing of stock options.

     o    The Fund would generally  consider  executive  compensation  questions such as stock  option  plans and bonus plans to be  ordinary  business activity.  The Fund  analyzes  stock option plans,  paying  particular attention to their  dilutive  effect.  While the Fund would  generally support management  proposals,  the Fund opposes plans it considers to be excessive.

     The Fund will be required to file new Form N-PX,  with its  complete  proxy voting  record for the 12 months  ended June 30th,  no later than August 31st of each year.  The first such filing is due no later than August 31, 2004,  for the twelve months ended June 30, 2004. Once filed,  the Fund's Form N-PX filing will be available (i) without charge,  upon request, by calling the Fund toll-free at
1.800.225.5677 and (ii) on the SEC's website at www.sec.gov.

THE INVESTMENT MANAGER

     As  authorized  by the Advisory  Agreement,  Tremont  Partners,  Inc.  (the
"Investment   Manager"),   an  affiliate  of  the  Adviser,  has  been  assigned
responsibility for providing  day-to-day  investment  management services to the
Fund,  subject to the  supervision  of the Adviser.  The  Investment  Manager is primarily responsible for the selection of Portfolio Managers and the allocation of the  assets of the Fund for  investment  among  the  Portfolio  Managers.  In addition,  the Investment  Manager is responsible for investing the cash portion of the Fund's  assets  not  invested  in  Portfolio  Funds or through  Portfolio
Accounts.  The Investment Manager is a majority-owned  subsidiary of Oppenheimer
Acquisition  Corporation,  which  in  turn  is  a  wholly  owned  subsidiary  of
MassMutual.

     The Investment  Manager provides services to the Fund pursuant to the terms of a  sub-advisory  agreement  entered into between OFI  Institutional  (at that time, the investment adviser of the Fund) and the Investment Manager dated as of
November  20,  2001 (the  "Sub-Advisory  Agreement").  In  consideration  of the services provided by the Investment  Manager,  the Adviser pays a monthly fee to the  Investment  Manager equal to 50% of the amount of the Management Fee earned by the Adviser pursuant to the Advisory Agreement.

     The Sub-Advisory  Agreement was approved by the Board (including a majority of the Independent  Managers),  at a meeting held in person on October 21, 2002, and was  approved  December  16, 2002 by  OppenheimerFunds,  Inc.,  of which OFI
Institutional is a wholly-owned subsidiary,  as the then sole shareholder of the
Fund on behalf of OFI Institutional.  As in the case of the Advisory  Agreement, the Independent Trustees were provided with data as to the qualifications of the
Investment  Manager's  personnel  and the  quality  and  extent of its  advisory services. The Board particularly  considered the Investment Manager's investment record in managing  multi-manager  hedge funds.  In arriving at a decision,  the
Board did not  single  out any one  factor  or group of  factors  as being  more important than other factors,  but  considered all factors  together.  The Board judged the terms and  conditions of the  Sub-Advisory  Agreement,  including the investment advisory fee, in light of all of the surrounding  circumstances,  and found  the  Sub-Advisory  Agreement  to be fair and  reasonable  and in the best interests of the Fund.

     The  Sub-Advisory  Agreement has an initial term of two years from the date of its execution, and may be continued in effect from year to year thereafter if such  continuance is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided that in either event the continuance is also approved by a majority of the  Independent  Trustees by vote cast in person at a meeting  called for the purpose of voting on such  approval.
The  Sub-Advisory  Agreement is terminable  without  penalty,  on 60 days' prior written notice:  by the Board;  by vote of a majority of the outstanding  voting securities of the Fund; by OFI Institutional;  or by the Investment Manager. The
Sub-Advisory Agreement also provides that it will terminate automatically in the event of its  "assignment,"  as defined by the  Investment  Company  Act and the rules thereunder.

     The  Sub-Advisory  Agreement  provides  that  in  the  absence  of  willful misfeasance,  bad faith,  gross  negligence in the  performance of its duties or reckless  disregard of its obligations and duties under the Advisory  Agreement, the  Investment  Manager is not liable to the Fund or to  Institutional  for any loss the Fund sustains for any investment, adoption of any investment policy, or the purchase,  sale or retention of any security.  In addition, it provides that the Investment Manager may act as investment adviser for any other person,  firm or corporation  and use the name "Tremont" in connection  with other  investment companies for which it may act as investment  adviser. If the Investment Manager shall no longer act as investment  manager of the Fund, the  Investment  Manager may  withdraw  the  right of the Fund to use the name  "Tremont"  as part of its name.

     The relationship  between the Investment Manager and the investment adviser of the Fund  remains  the same,  even  though it is the  Adviser  who  serves as investment  adviser of the Fund,  including the fact that the investment adviser of the Fund will pay the  Investment  Manager 50% of the  Management  Fee.  With
respect  to any  description  above  concerning  the  relationship  between  the
Investment  Manager  and  OFI  Institutional,   the  Adviser  will  replace  OFI
Institutional in every respect.

FUND EXPENSES

     The Fund will bear all costs and  expenses  incurred  in its  business  and operations  other than those  specifically  required  to be borne by the Adviser pursuant  to the  Advisory  Agreement.  Costs  and  expenses  borne  by the Fund include, but are not limited to, the following:

     o    all costs and expenses directly related to investment transactions and positions  for the Fund's  account,  including,  but not  limited  to, brokerage commissions,  research fees, interest and commitment fees on loans and debit balances,  borrowing charges on securities sold short, dividends on securities  sold but not yet purchased,  custodial  fees, margin fees,  transfer  taxes and premiums,  taxes withheld on foreign dividends and indirect expenses from investments in Portfolio Funds;

     o    all costs and expenses  associated with the operation and registration of the Fund,  ongoing offering costs and the costs of compliance with, any applicable federal and state laws;

     o    all costs and expenses  associated with the organization and operation of separate investment funds managed by Portfolio Managers retained by the Fund;  o the costs and  expenses of holding  meetings of the Board and any meetings of shareholders,  including costs associated with the preparation  and  dissemination  of  proxy  materials;  o the fees and disbursements  of  Fund  counsel,  legal  counsel  to the  Independent
          Trustees,  Managers,  independent  auditors  for the  Fund  and  other consultants  and  professionals  engaged on behalf of the Fund;  o the
          Management  Fee; o the fees payable to  custodians  and other  persons providing  administrative  services  to the  Fund;  o the  costs  of a fidelity  bond and any liability  insurance  obtained on behalf of the
          Fund or the Board;  o all costs and expenses of preparing,  setting in type,  printing and distributing  reports and other  communications to shareholders;  and o such other  types of  expenses as may be approved from time to time by the Board of Trustees.

     The  Portfolio  Funds will bear all expenses  incurred in  connection  with their operations.  These expenses are similar to those incurred by the Fund. The
Portfolio  Managers  generally  will  charge  asset-based  fees  to and  receive performance-based  allocations from the Portfolio Funds,  which effectively will reduce  the  investment  returns  of the  Portfolio  Funds and the amount of any distributions  from the Portfolio Funds to the Fund.  These  expenses,  fees and allocations will be in addition to those incurred by the Fund itself.

CODES OF ETHICS

     The Fund, the Adviser, the Investment Manager and the Distributor have each adopted codes of ethics.  The codes are designed to detect and prevent  improper personal trading by their personnel,  including investment personnel, that might compete with or otherwise take advantage of the Fund's  portfolio  transactions.
Covered  persons  include the Trustees  and the  officers  and  directors of the
Adviser and the Investment  Manager, as well as employees of the Adviser and the
Investment Manager having knowledge of the investments and investment intentions of the Fund. The codes of ethics permit persons subject to the Code to invest in securities,  including  securities  that may be  purchased  or held by the Fund, subject to a number of restrictions  and controls.  Compliance with the codes of ethics is carefully monitored and enforced.

     The codes of ethics are  included as  exhibits  to the Fund's  registration statement filed with the Securities and Exchange  Commission and can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on
the operation of the Public Reference Room may be obtained by calling the SEC at
1-202-942-8090.  The codes of ethics are available on the EDGAR  database on the
SEC's  Internet  site at  http://www.sec.gov,  and also may be  obtained,  after paying a duplicating fee, by electronic request at the following E-mail address:
publicinfo@sec.gov,   or  by  writing  the  SEC's  Public   Reference   Section,
Washington, D.C. 20549-0102.

     CONFLICTS OF INTEREST
THE ADVISER

     The Adviser and its affiliates  manage the assets of registered  investment companies other than the Fund and provide investment  advisory services to other accounts.  The Fund has no  interest  in these  activities.  The Adviser and its officers  or  employees  who assist in  providing  services  to the Fund will be engaged in substantial  activities other than on behalf of the Fund and may have conflicts of interest in allocating their time and activity between the Fund and other registered  investment  companies and accounts managed by the Adviser. The
Adviser and its officers and employees  will devote so much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

THE INVESTMENT MANAGER

     The  Investment  Manager  also  provides   investment  advisory  and  other
services,  directly  and through  affiliates,  to various  entities and accounts other than the Fund  ("Tremont  Accounts").  The Fund has no  interest  in these activities.  The  Investment  Manager and the investment  professionals  who, on behalf of the Investment  Manager,  will provide investment advisory services to the Fund will be engaged in substantial  activities  other than on behalf of the
Fund, may have differing economic  interests in respect of such activities,  and may have conflicts of interest in allocating their time and activity between the
Fund and the Tremont Accounts. Such persons will devote only so much time to the affairs of the Fund as in their judgment is necessary and appropriate.

PARTICIPATION IN INVESTMENT
OPPORTUNITIES

     The Investment Manager expects to employ an investment program for the Fund that is  substantially  similar to the  investment  program  employed  by it for certain Tremont Accounts, including a private investment partnership that has an investment  program  that is  substantially  the same as the  Fund's  investment program. As a general matter, the Investment Manager will consider participation by  the  Fund  in  all  appropriate  investment  opportunities  that  are  under consideration  for those other  Tremont  Accounts.  There may be  circumstances, however,  under  which the  Investment  Manager  will cause one or more  Tremont
Accounts  to  commit  a  larger  percentage  of their  respective  assets  to an investment  opportunity  than to which the  Investment  Manager  will commit the
Fund's  assets.  There  also may be  circumstances  under  which the  Investment
Manager  will  consider   participation   by  Tremont   Accounts  in  investment
opportunities  in which  the  Investment  Manager  does not  intend to invest on behalf of the Fund, or vice versa.

     The  Investment  Manager  will  evaluate  for the Fund and for each Tremont
Account a variety of  factors  that may be  relevant  in  determining  whether a particular  investment  opportunity or strategy is appropriate  and feasible for the Fund or a Tremont Account at a particular time,  including,  but not limited to, the  following:  (1) the nature of the investment  opportunity  taken in the context  of the  other  investments  at  the  time;  (2)  the  liquidity  of the investment  relative to the needs of the particular  entity or account;  (3) the availability of the opportunity  (i.e.,  size of obtainable  position);  (4) the transaction  costs  involved;  and (5) the investment or regulatory  limitations applicable to the particular entity or account. Because these considerations may differ for the Fund and the Tremont  Accounts  in the context of any  particular investment  opportunity,  the investment  activities of the Fund and the Tremont
Accounts may differ from time to time. In addition, the fees and expenses of the
Fund will  differ from those of the Tremont  Accounts.  Accordingly,  the future performance of the Fund and the Tremont Accounts will vary.

     When the Investment Manager determines that it would be appropriate for the
Fund  and  one  or  more  Tremont  Accounts  to  participate  in  an  investment transaction in the same Portfolio Fund or other  investment at the same time, it will  attempt  to  aggregate,  place and  allocate  orders  on a basis  that the
Investment  Manager  believes  to be fair  and  equitable,  consistent  with its responsibilities  under applicable law. Decisions in this regard are necessarily subjective and there is no requirement that the Fund participate, or participate to the same  extent as the  Tremont  Accounts,  in all  investments  or  trades.
However, no participating entity or account will receive preferential  treatment over any other and the  Investment  Manager  will take  steps to ensure  that no participating  entity or account  will be  systematically  disadvantaged  by the aggregation, placement and allocation of orders and investments.

     Situations  may  occur,  however,  where  the Fund  could be  disadvantaged because of the investment activities conducted by the Investment Manager for the
Tremont  Accounts.  Such  situations  may be based on, among other  things,  the following:  (1) legal restrictions or other limitations  (including  limitations imposed by Portfolio  Managers with respect to Portfolio  Funds) on the combined size of  positions  that may be taken  for the  Fund and the  Tremont  Accounts, thereby  limiting  the size of the Fund's  position or the  availability  of the investment opportunity;  (2) the difficulty of liquidating an investment for the
Fund and the Tremont  Accounts  where the market  cannot  absorb the sale of the combined  positions;  and (3) the determination that a particular  investment is warranted  only if  hedged  with an option  or other  instrument  and there is a limited  availability of such options or other instruments.  In particular,  the
Fund may be legally  restricted  from  entering into a "joint  transaction"  (as defined in the Investment Company Act) with the Tremont Accounts with respect to the securities of an issuer without first  obtaining  exemptive  relief from the
SEC. See "Other Matters" below.

     Directors, officers, employees and affiliates of the Investment Manager may buy and sell securities or other investments for their own accounts and may have actual or potential  conflicts of interest with respect to  investments  made on behalf of the Fund. As a result of differing  trading and investment  strategies or  constraints,  positions may be taken by directors,  officers,  employees and affiliates  of the  Investment  Manager,  or by the  Investment  Manager for the
Tremont Accounts,  that are the same, different or made at a different time than positions taken for the Fund.

OTHER MATTERS

     Except in  accordance  with  applicable  law, the Adviser,  the  Investment
Manager  and their  affiliates  are not  permitted  to buy  securities  or other property  from,  or sell  securities  or other  property to, the Fund.  However, subject to certain  conditions  imposed by applicable rules under the Investment
Company Act, the Fund may effect certain  principal  transactions  in securities with one or more  accounts  managed by the  Adviser or the  Investment  Manager, except for accounts as to which the Adviser,  the  Investment  Manager or any of their  affiliates  serves as a general partner or as to which they may be deemed to be an  affiliated  person (or an affiliated  person of such a person),  other than an affiliation that results solely from the Adviser, the Investment Manager or one of their  affiliates  serving as an  investment  adviser to the  account.
These transactions  would be made in circumstances  where the Investment Manager has determined it would be appropriate  for the Fund to purchase (or sell),  and the Adviser or the Investment Manager has determined it would be appropriate for another  account to sell (or  purchase),  the same security or instrument on the same day.

     Future  investment  activities of the Adviser,  the Investment  Manager and their affiliates, and of their respective directors,  officers or employees, may give rise to additional conflicts of interest.

          TAX ASPECTS

     This summary of certain  aspects of the federal income tax treatment of the
Fund is based upon the Internal  Revenue Code of 1986,  as amended (the "Code"), judicial  decisions,  Treasury  Regulations and rulings in existence on the date hereof,  all of which are subject to change.  This  summary does not discuss the impact of various  proposals to amend the Code which could change certain of the tax  consequences  of an  investment  in the Fund.  This  summary  also does not discuss tax  consequences  that may be relevant to persons who are neither  U.S.
persons  within the meaning of the Code nor persons  exempt from federal  income tax.

Tax Treatment of Fund Operations

Qualification  as a Regulated  Investment  Company.  As a  regulated  investment company, the Fund is not subject to federal income tax on the portion of its net investment  income (that is,  taxable  interest,  dividends,  and other  taxable ordinary  income,  net of expenses and net short-term  capital gain in excess of long-term  capital loss) and capital gain net income (that is, the excess of net long-term capital gains over net short-term  capital losses) that it distributes to  shareholders.  That  qualification  enables the Fund to "pass  through"  its income and realized capital gains to shareholders without the Fund having to pay tax  on  them.  The  Code  contains  a  number  of  complex  tests  relating  to qualification  that the Fund might not meet in a particular  year. If it did not qualify as a regulated investment company, the Fund would be treated for federal income  tax  purposes  as an  ordinary  corporation  and  would  receive  no tax deduction for payments made to shareholders.

     To qualify as a regulated  investment company,  the Fund must distribute at least 90% of its investment  company  taxable  income (in brief,  net investment income and the excess of net short-term  capital gain over net long-term capital
loss)  for  the  taxable  year.  The  Fund  must  also  satisfy   certain  other
requirements of the Code, some of which are described  below.  Distributions  by the Fund made during the taxable year or, under specified circumstances,  within twelve  months  after  the  close  of  the  taxable  year,  will  be  considered distributions  of income and gains for the taxable year and will therefore count toward satisfaction of the above-mentioned requirement.

     To qualify as a regulated investment company, the Fund must derive at least
90% of its gross  income each  taxable year from  dividends,  interest,  certain payments  with  respect  to  securities  loans,  gains  from  the  sale or other disposition  of stock or  securities or foreign  currencies  (to the extent such currency  gains are  directly  related  to the  regulated  investment  company's principal  business of  investing  in stock or  securities)  and  certain  other income.

     In addition to satisfying the  requirements  described above, the Fund must satisfy  an  asset  diversification  test in  order to  qualify  as a  regulated investment company.  Under that test, at the close of each quarter of the Fund's taxable  year,  at least 50% of the value of the Fund's  assets must  consist of cash and cash items, U.S. government  securities,  securities of other regulated investment  companies,  and securities of "other  issuers".  As to each of those
"other  issuers",  the Fund must not have  invested more than 5% of the value of the Fund's total assets in  securities of each such issuer and the Fund must not hold more than 10% of the outstanding  voting securities of each such issuer. In addition,  no more  than 25% of the  value of the  Fund's  total  assets  may be invested  in the  securities  of any one  issuer  (other  than  U.S.  government securities and securities of other regulated investment  companies) or in two or more  issuers  which the Fund  controls  and which  are  engaged  in the same or similar trades or businesses or related  trades or  businesses.  For purposes of
this  test,   obligations   issued  or   guaranteed   by  certain   agencies  or
instrumentalities  of  the  U.S.  government  are  treated  as  U.S.  government securities.

     Excise Tax on Regulated Investment  Companies.  Under the Code, by December
31 of each year, the Fund must distribute at least 98% of its taxable investment income  earned from January 1 through  December 31 of that year and at least 98%
of its capital  gains  realized in the period from  November 1 of the prior year through  October 31 of the current  year.  If it does not,  the Fund must pay an excise tax on the amounts not distributed.  It is presently anticipated that the
Fund will meet  those  requirements.  To meet  these  requirements,  in  certain circumstances the Fund might be required to liquidate  portfolio  investments to make sufficient  distributions.  However,  the Board of Trustees and the Adviser
might  determine in a particular  year that it would be in the best interests of shareholders for the Fund not to make such  distributions at the required levels and to pay the excise tax on the  undistributed  amounts.  That would reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated   Business  Taxable
-------------------------------
Income
------

     Generally,  an exempt organization is exempt from federal income tax on its passive investment income, such as dividends,  interest and capital gains.1 This general  exemption  from tax does not apply to the "unrelated  business  taxable income" ("UBTI") of an exempt organization.  Generally,  income and gain derived by an exempt organization from the ownership and sale of debt-financed  property is taxable in the proportion to which such property is financed by  "acquisition indebtedness" during the relevant period of time. Accordingly, a tax-exempt U.S.
person  investing  in  the  Fund  will  not  realize  UBTI  with  respect  to an unleveraged  investment in shares.  Tax-exempt U.S. persons are urged to consult their own tax advisors  concerning the U.S. tax consequences of an investment in the Fund.

     ERISA CONSIDERATIONS

     Persons who are  fiduciaries  with  respect to an employee  benefit plan or other  arrangement  subject to the Employee  Retirement  Income  Security Act of
1974,  as amended (an "ERISA Plan" and "ERISA,"  respectively),  and persons who are  fiduciaries  with respect to an IRA or Keogh Plan,  which is not subject to
ERISA but is subject to the prohibited  transaction rules of Section 4975 of the
Code (together with ERISA Plans,  "Benefit Plans") should consider,  among other things, the matters described below before determining  whether to invest in the
Fund.

     ERISA imposes certain general and specific  responsibilities on persons who
are   fiduciaries   with   respect  to  an  ERISA  Plan,   including   prudence,
diversification,  an obligation  not to engage in a prohibited  transaction  and other standards.  In determining whether a particular  investment is appropriate for an ERISA  Plan,  Department  of Labor  ("DOL")  regulations  provide  that a fiduciary of an ERISA Plan must give appropriate  consideration  to, among other things, the role that the investment plays in the ERISA Plan's portfolio, taking into consideration  whether the investment is designed reasonably to further the
ERISA  Plan's  purposes,  an  examination  of the risk and return  factors,  the portfolio's  composition  with  regard to  diversification,  the  liquidity  and current  return of the total  portfolio  relative to the  anticipated  cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Tax
Aspects--Certain  Issues Pertaining to Specific Exempt  Organizations")  and the
projected  return of the total  portfolio  relative to the ERISA Plan's  funding objectives.  Before  investing  the  assets  of an  ERISA  Plan in the  Fund,  a fiduciary  should  determine  whether such an investment is consistent  with its fiduciary  responsibilities  and  the  foregoing  regulations.  For  example,  a fiduciary  should consider whether an investment in the Fund may be too illiquid or too  speculative  for a particular  ERISA Plan, and whether the assets of the
ERISA Plan would be sufficiently diversified. If a fiduciary with respect to any such ERISA Plan breaches its or his responsibilities with regard to selecting an investment or an investment  course of action for such ERISA Plan, the fiduciary itself or himself may be held liable for losses  incurred by the ERISA Plan as a result of such breach.

     Because  the  Fund  is  registered  as  an  investment  company  under  the
Investment  Company  Act,  the  underlying  assets  of the  Fund  should  not be considered  to be "plan  assets" of the ERISA  Plans  investing  in the Fund for purposes of ERISA's  (or the Code's)  fiduciary  responsibility  and  prohibited transaction  rules. Thus, neither the Adviser nor the Investment Manager will be fiduciaries  within  the  meaning  of ERISA by  reason of their  authority  with respect to the Fund.

     A Benefit  Plan which  proposes  to invest in the Fund will be  required to represent that it, and any fiduciaries  responsible for such Plan's investments, are aware of and  understand  the  Fund's  investment  objective,  policies  and strategies,  that the  decision  to invest plan assets in the Fund was made with appropriate  consideration  of relevant  investment  factors  with regard to the
Benefit Plan and is consistent with the duties and responsibilities imposed upon fiduciaries  with regard to their  investment  decisions  under ERISA and/or the
Code.

     Certain   prospective   Benefit   Plan  Members  may   currently   maintain
relationships with the Adviser, the Investment Manager or their affiliates. Each of such persons may be deemed to be a party in interest to and/or a fiduciary of any Benefit Plan to which it provides investment management, investment advisory or other services. ERISA prohibits (and the Code penalizes) the use of ERISA and
Benefit  Plan assets for the benefit of a party in interest  and also  prohibits
(or  penalizes)  an ERISA or Benefit Plan  fiduciary  from using its position to cause such Plan to make an investment  from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration.
ERISA and Benefit  Plan  Members  should  consult  with  counsel to determine if participation  in the Fund is a  transaction  that is prohibited by ERISA or the
Code. Fiduciaries of ERISA or Benefit Plan Members will be required to represent that the decision to invest in the Fund was made by them as fiduciaries that are
independent  of  such  affiliated  persons,   that  such  fiduciaries  are  duly
authorized to make such investment decision and that they have not relied on any individualized advice or recommendation of such affiliated persons, as a primary basis for the decision to invest in the Fund.

     The  provisions  of  ERISA  and the  Code  are  subject  to  extensive  and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code  contained in this SAI and the  prospectus  is general and may be affected by future  publication  of  regulations  and rulings.  Potential
Benefit  Plan  Members  should  consult  their  legal  advisers   regarding  the
consequences  under  ERISA  and the Code of the  acquisition  and  ownership  of shares.

BROKERAGE

     Each Portfolio  Manager is directly  responsible for placing orders for the execution of portfolio  transactions for the Portfolio Fund or Portfolio Account that it manages and for the allocation of brokerage.  Transactions on U.S. stock exchanges and on some foreign stock exchanges  involve the payment of negotiated brokerage  commissions.  On the  great  majority  of  foreign  stock  exchanges,
commissions  are  fixed.  No  stated  commission  is  generally   applicable  to
securities  traded  in  over-the-counter   markets,  but  the  prices  of  those
securities include undisclosed commissions or mark-ups.

     In  selecting  brokers and dealers to execute  transactions  on behalf of a
Portfolio Fund or Portfolio Account,  each Portfolio Manager will generally seek to obtain the best price and execution for the transactions, taking into account factors such as price,  size of order,  difficulty of execution and  operational facilities  of a brokerage  firm,  the scope and quality of  brokerage  services provided, and the firm's risk in positioning a block of securities.  Although it
is  expected  that  each  Portfolio   Manager  generally  will  seek  reasonably
competitive  commission  rates, a Portfolio Manager will not necessarily pay the lowest  commission  available on each transaction.  The Portfolio  Managers will typically  have no  obligation  to deal with any  broker or group of  brokers in executing  transactions in portfolio securities.  Brokerage practices adopted by
Portfolio Managers with respect to Portfolio Funds may vary and will be governed by each Portfolio Fund's organizational documents.

     Consistent  with the  principle  of  seeking  best price and  execution,  a
Portfolio  Manager may place orders for a Portfolio  Fund or  Portfolio  Account with  brokers  that  provide  the  Portfolio  Manager  and its  affiliates  with supplemental research,  market and statistical information,  including advice as to the value of  securities,  the  advisability  of investing in,  purchasing or selling securities,  and the availability of securities or purchasers or sellers
of  securities,   and  furnishing   analyses  and  reports  concerning  issuers,
industries,  securities, economic factors and trends, portfolio strategy and the performance  of  accounts.  The  expenses  of the  Portfolio  Managers  are  not necessarily reduced as a result of the receipt of this supplemental information, which may be useful to the Portfolio  Managers or their  affiliates in providing services to clients  other than the Portfolio  Funds and the Portfolio  Accounts they manage. In addition, not all of the supplemental information is necessarily used by a Portfolio  Manager in connection  with the Portfolio Fund or Portfolio
Account it manages.  Conversely, the information provided to a Portfolio Manager by brokers and dealers  through which other clients of the Portfolio  Manager or its affiliates  effect  securities  transactions  may be useful to the Portfolio
Manager in providing services to the Portfolio Fund or a Portfolio Account.

     It is anticipated that Portfolio Managers (including each Portfolio Manager retained  to  manage  a  Portfolio  Account)  will  generally  follow  brokerage placement  practices  similar to those described above. The brokerage  placement practices described above will also be followed by the Investment Manager to the extent it places transactions for the Fund. However,  certain Portfolio Managers
(other than those managing Portfolio Accounts) may have policies that permit the use of brokerage  commissions of a Portfolio Fund to obtain products or services that are not research related and that may benefit the Portfolio Manager.

     VALUATION OF ASSETS The Board of Trustees has  established  procedures  for the  valuation of the Fund's  securities.  In general  those  procedures  are as follows:

Equity securities,  puts, calls and futures traded on a U.S. securities exchange or on NASDAQ are valued as follows:

     (1)  if last sale information is regularly reported, they are valued at the last reported  sale price on the principal  exchange on which they are traded or on NASDAQ, as applicable, on that day, or

     (2)  if last sale  information is not available on a valuation  date,  they are valued at the last  reported  sale price  preceding  the valuation date if it is within  the  spread  of the  closing  "bid" and  "asked"
          prices on the valuation date or, if not, at the closing "bid" price on the valuation date.

Equity securities traded on a foreign  securities  exchange generally are valued in one of the following ways:

     (1)  at the last sale price  available to the pricing  service  approved by the Board of Trustees, or

     (2)  at the last sale price  obtained by the Adviser from the report of the principal exchange on which the security is traded at its last trading session on or immediately before the valuation date, or

     (3)  at the mean  between the "bid" and "asked"  prices  obtained  from the principal exchange on which the security is traded or, on the basis of reasonable inquiry, from two market makers in the security.

The  following  securities  are valued at the mean between the "bid" and "asked"
prices  determined  by a pricing  service  approved  by the Board of Trustees or obtained by the Adviser  from two active  market  makers in the  security on the basis of reasonable inquiry:

     (1)  debt  instruments  that  have a  maturity  of more  than 397 days when issued,

     (2)  debt  instruments  that had a maturity of 397 days or less when issued and have a remaining maturity of more than 60 days,

     (3)  non-money  market debt  instruments that had a maturity of 397 days or less when  issued and which have a  remaining  maturity  of 60 days or less,  and (4)  puts,  calls  and  futures  that are not  traded on an exchange or on NASDAQ.

Money  market  debt  securities  that had a maturity  of less than 397 days when issued  that have a  remaining  maturity  of 60 days or less are valued at cost, adjusted for amortization of premiums and accretion of discounts.

     Securities (including

restricted securities) not having readily-available market quotations are valued at fair value determined under procedures  established by the Board of Trustees.
If the Adviser is unable to locate two market makers  willing to give quotes,  a security may be priced at the mean between the "bid" and "asked" prices provided by a single  active  market maker (which in certain cases may be the "bid" price if no "asked" price is available).  The Fund's interests in Portfolio Funds will not have readily  available market  quotations and will be valued at their "fair value," as determined under procedures  established by the Board of Trustees. As described in the prospectus,  with respect to its interests in Portfolio  Funds, the Fund will  normally  rely on  valuation  information  provided by  Portfolio
Managers as being the "fair value" of such  investments.  The Board of Trustees, however,  will consider such information provided by Portfolio Managers, as well
as  other  available   information,   and  may  possibly   conclude  in  unusual
circumstances  that the  information  provided by a Portfolio  Manager  does not represent the "fair value" of the Fund's interests in Portfolio Funds.

     In the  case of U.S.  government  securities,  mortgage-backed  securities, corporate bonds and foreign government securities, when last sale information is not generally  available,  the Adviser may use pricing services  approved by the
Board of  Trustees.  The pricing  service may use  "matrix"  comparisons  to the prices for comparable instruments on the basis of quality,  yield, and maturity.
Other  special  factors may be involved  (such as the  tax-exempt  status of the interest paid by municipal securities). The Adviser will monitor the accuracy of the pricing  services.  That  monitoring may include  comparing  prices used for portfolio valuation to actual sales prices of selected securities.

     The closing  prices in the London foreign  exchange  market on a particular business  day that are  provided by a bank,  dealer or pricing  service that the
Adviser  has  determined  to be  reliable  are used to value  foreign  currency, including forward foreign currency  contracts,  and to determine the U.S. dollar value of securities that are denominated or quoted in foreign currency.

INDEPENDENT AUDITORS AND LEGAL COUNSEL

     Ernst &  Young LLP serves as the independent  auditors of the Fund. Its principal business address is 5 Times Square, New York, NY 10036.

Mayer,  Brown,  Rowe & Maw LLP, New York, New York, acts as Fund Counsel and
Independent Trustee Counsel.

CUSTODIAN Citibank, N.A. (the

"Custodian")  serves as the  custodian  of the Fund's  assets,  and may maintain custody of the Fund's assets with domestic and non-U.S. subcustodians (which may be banks,  trust  companies,  securities  depositories  and  clearing  agencies)
approved by the Board. Assets of the Fund are not held by the Adviser or the Investment  Manager or Address  Percentage of commingled  with the assets of other  accounts  except to the extent that  securities are held in the name of a custodian  in a  securities  depository,  clearing  agency or  omnibus  customer account of such custodian.  The Custodian's  principal  business  address is 111
Wall Street, New York, New York 10005

     CONTROL  PERSONS AND PRINCIPAL  HOLDERS OF SECURITIES As of March 31, 2004,
the Adviser owned  approximately 47% of the Shares of the Fund. The Adviser is a
corporation  organized  under the laws of Colorado and  maintains  its principal office at Two World Financial  Center,  225 Liberty  Street,  New York, New York
10281-1008.  Also as of that date, MassMutual, the mutual life insurance company that  indirectly  wholly  owns the  Adviser,  owned  approximately  14.3% of the
Shares.  Shares Owned MassMutual is organized under the laws of the Commonwealth of  Massachusetts  and  maintains  its  principal  office at 1295 State  Street,
Springfield,  Massachusetts  01111.  Shares held by the Adviser  alone or by the
Adviser and MassMutual  together  constitute more than 25% of the Shares, and so the Adviser and MassMutual may be deemed to control the Fund and generally would be in a  position  to  control  the  outcome  of voting on  matters  as to which
Shareholders are entitled to vote.

     In addition,  as of December 31, 2003, the following persons are all of the other persons who own 5% or more of the Shares of the Fund.  They own the Shares both beneficially and as of record:

Name

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---------------------------------------------------------------------------------

Hawaii Electricians Pension Fund      1935 Hau Street #300           9%
                                      Honolulu, Hawaii 96819

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---------------------------------------------------------------------------------

Hawaii Electricians Annuity Fund      1935 Hau Street #300           9%
                                      Honolulu, Hawaii 96819

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Hawaii Government Employees           888 Mililani Street, Suite 601 5%
Association Staff Retirement Trust    Honolulu, Hawaii 96813
Fund

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---------------------------------------------------------------------------------

Hawaii Carpenters Financial Security  1199 Dillingham Blvd. #200     17%
Fund                                  Honolulu, Hawaii 96817

---------------------------------------------------------------------------------
                       SUMMARY OF DECLARATION OF TRUST
            The following is a summary  description of additional items and of select  provisions  of  the  Declaration  of  Trust  that  are  not  described elsewhere in this SAI or in the Fund's  prospectus.  The  description  of such items and  provisions is not  definitive  and reference  should be made to the complete  text of the  Declaration  of Trust filed as an exhibit to the Fund's
Registration Statement.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

      All persons  extending credit to, doing business with,  contracting with or having or asserting any claim  against the Fund or the Trustees  shall look
only  to  the  assets  of  the  Fund  for  payment   under  any  such  credit,
transaction,   contract  or  claim;  and  neither  the  shareholders  nor  the
Trustees,  nor any of their agents,  whether past, present or future, shall be personally  liable,  Notice of such disclaimer and agreement  thereto shall be given in each agreement,  obligation or instrument entered into or executed by
Fund or the Trustees.

      Under  the   Declaration  of  Trust,   there  is  expressly   disclaimed
shareholder  and Trustee  liability for the acts and  obligations of the Fund.
Nothing  in the  Declaration  of Trust  shall,  however,  protect a Trustee or officer  against  any  liability  to  which  such  Trustee  or  officer  would otherwise  be  subject  by reason of willful  misfeasance,  bad  faith,  gross negligence or reckless  disregard of the duties involved in the conduct of the office of Trustee or of such officer hereunder.

Massachusetts law permits a shareholder of a business trust (such as the
Fund) to be held personally liability as a "partner" under certain circumstances.  However, the risk that a Fund shareholder will incur financial  loss from being held liable as a  "partner"  of the Fund is limited to the relatively  remote  circumstances  in which the Fund would be unable to meet its obligations.

TERM, DISSOLUTION AND LIQUIDATION

      The  liquidation  of the Fund may be authorized at any time by vote of a majority of the Trustees or instrument  executed by a majority of their number then in office,  provided the Trustees find that it is in the best interest of the  shareholders  of the Fund or as otherwise  provided in the Declaration of
Trust.

            Upon the occurrence of any event of dissolution,  the Board or the
Adviser,  acting as  liquidator  under  appointment  by the Board (or  another liquidator,  if the Board does not appoint the Adviser to act as liquidator or is unable to perform  this  function),  is charged with winding up the affairs of the Fund and liquidating its assets.

            Upon  the   dissolution   of  the  Fund,  its  assets  are  to  be
distributed  (1) first to satisfy the debts,  liabilities  and  obligations of the Fund,  other than debts to  shareholders,  including actual or anticipated
liquidation  expenses,  and  (2)  then  to  satisfy  debts,   liabilities  and
obligations owing to the shareholders.  Assets may be distributed in-kind on a pro rata basis if the Board or liquidator  determines that such a distribution would be in the  interests  of the  shareholders  in  facilitating  an orderly liquidation.

VOTING

            Each  Member has the right to cast a number of votes  equal to the number of shares owned at a meeting of shareholders  called by the Board or by shareholders  holding  not less than  one-third  of the total  number of votes eligible  to be cast.  Shareholders  will be entitled to vote on any matter on which shareholders of a registered  investment company organized as a business trust would normally be entitled to vote,  including the election of Trustees, approval of the Fund's  investment  advisory  agreement,  and  approval of the
Fund's  auditors,  and on  certain  other  matters,  to the  extent  that  the
Investment  Company Act requires a vote of  shareholders  on any such matters.
Except for the  exercise of their  voting  privileges,  shareholders  in their capacity as such are not entitled to  participate in the management or control of the Fund's business, and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

            The Fund  will  furnish  to  shareholders  as soon as  practicable after  the end of each  taxable  year such  information  as is  necessary  for shareholders to complete federal and state income tax or information  returns, along with any other tax  information  required by law.  The Fund will send to shareholders  a semi-annual  and an audited annual report within 60 days after the close of the period for which it is being made,  or as otherwise  required by the  Investment  Company  Act.  Quarterly  reports  from the Adviser or the
Investment  Manager regarding the Fund's operations during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

      For accounting  purposes,  the Fund's fiscal year is the 12-month period ending on March  31st.  The first  fiscal  year of the Fund  commenced  on the date of the initial  closing and ended on March 31,  2003.  For tax  purposes, the Fund intends to adopt the 12-month  period ending December 31 of each year as its taxable year.

                     FUND ADVERTISING AND SALES MATERIAL

            Advertisements  and  sales  literature  relating  to the  Fund and reports to shareholders may include quotations of investment  performance.  In these materials,  the Fund's performance will normally be portrayed as the net return to an  investor  in the Fund during each month or quarter of the period for which  investment  performance  is being  shown.  In addition to reporting standardized  return  performance,  cumulative  performance  and  year-to-date performance computed by aggregating  quarterly or monthly return data may also be used.  Investment  returns will be reported on a net basis,  after all fees
and  expenses.   Other  methods  may  also  be  used  to  portray  the  Fund's investment performance.

            The  Fund's  investment  performance  will vary from time to time, and past results are not necessarily representative of future results.

            Comparative  performance  information,  as well  as any  published ratings, rankings and analyses,  reports and articles discussing the Fund, may also be used to advertise  or market the Fund,  including  data and  materials prepared by  recognized  sources of such  information.  Such  information  may include  comparisons of the Fund's  investment  performance to the performance of  recognized  market  indices and indices,  including but not limited to the
CSFB/Tremont  Hedge Fund Index, an index prepared in part by Tremont Advisers,
Inc.,  an affiliate  of the Adviser and the  Investment  Manager.  Comparisons
may  also be made to  economic  and  financial  trends  and  data  that may be relevant  for  investors to consider in  determining  whether to invest in the
Fund.

                            FINANCIAL STATEMENTS

            The Fund's audited financial statements for the
      year ended March 31, 2004 immediately follow.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TO THE SHAREHOLDERS AND BOARD OF TRUSTEES OF OFI TREMONT MARKET NEUTRAL HEDGE
FUND

We have audited the accompanying statement of assets and liabilities of OFI
Tremont Market Neutral Hedge Fund (the "Fund"), including the statement of investments, as of March 31, 2004, and the related statements of operations
and
cash flows for the year then ended and the statements of changes in net assets and the financial highlights for the year then ended and for the period from
January 2, 2003 (commencement of operations) to March 31, 2003. These financial
statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that
we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of March 31, 2004, by correspondence with management of the investment funds and the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred
to above present fairly, in all material respects, the financial position of
OFI
Tremont Market Neutral Hedge Fund at March 31, 2004, the results of its operations and its cash flows for the year then ended and the changes in its net
assets and the financial highlights for the year then ended and for the period from January 2, 2003 to March 31, 2003 in conformity with U.S. generally accepted accounting principles.

 /s/ Ernst & Young LLP
Ernst & Young LLP

New York, New York
May 17, 2004

MARCH 31, 2004

--------------------------------------------------------------------------------
          OFI
          Tremont Market                              Annual Report
          Neutral Hedge Fund
--------------------------------------------------------------------------------

STATEMENT OF INVESTMENTS March 31, 2004
--------------------------------------------------------------------------------

                                             % OF
INVESTMENT                          FAIR   % OF NET
ACQUISITION
                                                   FUND HELD
COST          VALUE     ASSETS   LIQUIDITY 1          DATE 2
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS IN INVESTMENT FUNDS
-----------------------------------------------------------------------------------------------------------------------------------
CONVERTIBLE ARBITRAGE
Sage Capital L.P.                                        3.4%  $  2,870,001
$  2,983,055        5.1%  Quarterly       01/03-02/04
Forest Fulcrum Fund, L.P.                                2.7
2,300,001      2,457,850        4.2   Monthly         01/03-01/04
Triborough Partners, LLC                                 4.4
2,000,001      2,003,452        3.4   Quarterly       01/03-01/04

---------------------------------------
TOTAL CONVERTIBLE ARBITRAGE
7,170,003      7,444,357       12.7
-----------------------------------------------------------------------------------------------------------------------------------
EQUITY MARKET NEUTRAL
AQR Global Stock Selection Offshore Fund Ltd.            0.6
3,240,001      3,359,110        5.7   Quarterly       01/03-01/04
The 32 Capital Fund Ltd.                                 0.7
3,115,001      3,349,506        5.7   Monthly         01/03-01/04
Jemmco Partners, L.P. (Class A)                          0.7
1,065,001      1,111,255        1.9   Quarterly             01/03

---------------------------------------
TOTAL EQUITY MARKET NEUTRAL
7,420,003      7,819,871       13.3
-----------------------------------------------------------------------------------------------------------------------------------
EVENT DRIVEN
Brencourt Arbitrage, L.P.                                2.3
2,675,001      2,780,780        4.7   Quarterly       01/03-01/04
Bear Stearns Global Equity Arbitrage
Fund, L.P.                                               1.3
2,520,001      2,590,270        4.4   Quarterly       01/03-02/04
Avenue Investments, L.P.                                 0.5
1,500,001      1,819,962        3.1   Annually        01/03-01/04
GoldenTree High Yield Partners, L.P.                     0.3
1,250,001      1,679,769        2.9   Semi-Annually         01/03
ReCap Partners, L.P.                                     6.0
1,000,001      1,201,183        2.0   Quarterly             01/03

---------------------------------------
TOTAL EVENT DRIVEN
8,945,005     10,071,964       17.1
-----------------------------------------------------------------------------------------------------------------------------------
FIXED INCOME ARBITRAGE
Endeavour Fund I LLC                                     0.9
2,700,000      2,846,685        4.8   Quarterly       10/03-01/04
Oak Hill CCF Partners, L.P.                              0.8
2,350,000      2,336,572        4.0   Monthly         01/04-02/04
FFTW Diversified Alpha Fund Ltd. (Class A)               0.3
2,000,001      2,128,384        3.6   Monthly               01/03

---------------------------------------
TOTAL FIXED INCOME ARBITRAGE
7,050,001      7,311,641       12.4
-----------------------------------------------------------------------------------------------------------------------------------
GLOBAL MACRO
Vega Global Fund Limited                                 0.2
5,750,000      5,791,182        9.9   Monthly               01/04
Epoch Overseas Ltd.                                      0.2
2,600,000      2,599,843        4.4   Quarterly             02/04

---------------------------------------
TOTAL GLOBAL MACRO
8,350,000      8,391,025       14.3
-----------------------------------------------------------------------------------------------------------------------------------
LONG/SHORT EQUITY
Hunter Global Investors Fund I, L.P                      1.3
3,500,000      3,746,984        6.4   Quarterly             01/04
New Castle Market Neutral Fund, L.P.                     1.0
3,400,000      3,451,164        5.9   Monthly               01/04
Whitney New Japan Partners, L.P.                         0.5
2,400,000      2,999,080        5.1   Quarterly       08/03-03/04

---------------------------------------
TOTAL LONG/SHORT EQUITY
9,300,000     10,197,228       17.4
-----------------------------------------------------------------------------------------------------------------------------------
MULTI STRATEGY
Sagamore Hill Partners L.P.                              0.7
3,500,001      3,741,541        6.4   Quarterly       01/03-03/04
Stark Investments, L.P.                                  0.3
3,500,000      3,613,325        6.1   Annually              01/04
Canyon Value Realization Fund, L.P.                      0.2
1,250,001      1,626,485        2.8   Annually              01/03

---------------------------------------
TOTAL MULTI STRATEGY
8,250,002      8,981,351       15.3

---------------------------------------

Total Investments in Investment Funds
56,485,014     60,217,437      102.5

                    5 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

STATEMENT OF INVESTMENTS Continued
--------------------------------------------------------------------------------

                                                                  FAIR   % OF
NET
                                                   COST          VALUE
ASSETS
----------------------------------------------------------------------------------

SHORT-TERM INVESTMENT
----------------------------------------------------------------------------------
Citibank II Money Market Deposit Account   $    671,085   $    671,085
1.1%
----------------------------------------------------------------------------------

TOTAL INVESTMENTS IN INVESTMENT FUNDS
AND SHORT-TERM INVESTMENT                  $ 57,156,099   $ 60,888,522
103.6%
                                           ============

LIABILITIES IN EXCESS OF OTHER ASSETS                       (2,117,052)
(3.6)

------------------------
NET ASSETS                                                $ 58,771,470
100.0%

========================

DETAILED INFORMATION ABOUT THE INVESTMENT FUNDS' PORTFOLIOS IS NOT AVAILABLE.

1. AVAILABLE FREQUENCY OF REDEMPTIONS AFTER INITIAL LOCK-UP PERIOD.

2. REPRESENTS INITIAL THROUGH MOST RECENT MONTH OF INVESTMENT PURCHASES.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                    6 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

STATEMENT OF ASSETS AND LIABILITIES March 31, 2004
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
ASSETS

-------------------------------------------------------------------------------------------------------------
Investments in investment funds, at fair value (cost
$56,485,014)                               $ 60,217,437
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents (cost
$671,085)                                                            671,085
-------------------------------------------------------------------------------------------------------------
Deferred ongoing offering costs
                                                           47,074
-------------------------------------------------------------------------------------------------------------
Receivables:
Investment funds sold
                                   36,081
Receivable from
Adviser
23,426

-------------
Total
assets
60,995,103

-------------------------------------------------------------------------------------------------------------
LIABILITIES
-------------------------------------------------------------------------------------------------------------
Payables:
Investment fund
purchased
2,000,000
Shareholder redemptions
                                                             102,899
Management
fee
61,260
Professional fees
                        34,400
Administration
fee
7,352
Trustees' fees and
expenses
2,780
Miscellaneous
fees
14,942

-------------
Total liabilities
                                                       2,223,633

-------------------------------------------------------------------------------------------------------------
NET
ASSETS
                $ 58,771,470

=============

-------------------------------------------------------------------------------------------------------------
COMPOSITION OF NET ASSETS
-------------------------------------------------------------------------------------------------------------
Par value of shares of beneficial interest ($0.001 par value, unlimited
shares authorized)      $         60
-------------------------------------------------------------------------------------------------------------
Additional paid-in
capital
56,742,482
-------------------------------------------------------------------------------------------------------------
Accumulated net investment
loss
(943,962)
-------------------------------------------------------------------------------------------------------------
Accumulated net realized loss on investment
transactions                                            (759,533)
-------------------------------------------------------------------------------------------------------------
Net unrealized appreciation on
investments                                                         3,732,423

-------------
NET ASSETS
                                           $ 58,771,470

=============

-------------------------------------------------------------------------------------------------------------
NET ASSET VALUE PER SHARE
-------------------------------------------------------------------------------------------------------------
(based on net assets of $58,771,470 and 60,278.713 shares of beneficial
interest outstanding)   $     975.00

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                    7 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS For the Year Ended March 31, 2004
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INVESTMENT INCOME
--------------------------------------------------------------------------------
Interest                                                            $
6,533

--------------------------------------------------------------------------------
EXPENSES
--------------------------------------------------------------------------------
Management fee
442,453
--------------------------------------------------------------------------------
Professional fees
56,064
--------------------------------------------------------------------------------
Administration fee
53,101
--------------------------------------------------------------------------------
Trustees' fees and expenses
13,273
--------------------------------------------------------------------------------
Miscellaneous fees
49,927

------------
Total expenses
614,818
Less: Waiver of expenses by the Adviser
(86,891)

------------
Net expenses
527,927

--------------------------------------------------------------------------------
NET INVESTMENT LOSS
(521,394)

--------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN
--------------------------------------------------------------------------------
Net realized gain on investments
258,554
--------------------------------------------------------------------------------
Net change in unrealized appreciation on investments
3,185,721

--------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                $
2,922,881

============

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   8 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

YEAR ENDED MARCH 31,
                         2004            2003 1
-------------------------------------------------------------------------------------------------------------------------

OPERATIONS
-------------------------------------------------------------------------------------------------------------------------
Net investment
loss
$   (521,394)   $    (95,280)
-------------------------------------------------------------------------------------------------------------------------
Net realized gain on
investments
258,554              --
-------------------------------------------------------------------------------------------------------------------------
Net change in unrealized appreciation on
investments                                          3,185,721         546,702

------------------------------
Net increase in net assets resulting from
operations                                          2,922,881         451,422

-------------------------------------------------------------------------------------------------------------------------
DIVIDENDS AND/OR DISTRIBUTIONS TO SHAREHOLDERS
-------------------------------------------------------------------------------------------------------------------------
Dividends from net investment
income
(443,193)             --
-------------------------------------------------------------------------------------------------------------------------
Distributions from net realized
gain
(998,487)             --
-------------------------------------------------------------------------------------------------------------------------
Tax return of capital
distribution
(2,621,167)             --

-------------------------------------------------------------------------------------------------------------------------
BENEFICIAL INTEREST TRANSACTIONS
-------------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from beneficial interest
transactions                   34,360,014      25,000,000

-------------------------------------------------------------------------------------------------------------------------
NET ASSETS
-------------------------------------------------------------------------------------------------------------------------
Total
increase
33,220,048      25,451,422
-------------------------------------------------------------------------------------------------------------------------
Beginning of
year
25,551,422         100,000 2

------------------------------
End of year [including accumulated net investment loss of $943,962 and $0,
respectively]   $ 58,771,470    $ 25,551,422

==============================

1. For the period from January 2, 2003 (commencement of operations) to March
31,
2003.

2. The Fund was initially capitalized with $100,000 of capital on December 16,
2002.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                    9 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS For the Year Ended March 31, 2004
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------
Net increase in net assets resulting from
operations                            $   2,922,881
----------------------------------------------------------------------------------------------
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Net realized gain on
investments                                                     (258,554)
Net change in unrealized appreciation on
investments                               (3,185,721)
Purchases of
investments
(38,800,000)
Proceeds from sales of
investments                                                  7,473,558
Increase in receivable for investment funds
sold                                      (36,081)
Increase in deferred ongoing offering
costs                                           (47,074)
Decrease in receivable from Adviser
                           21,565
Increase in payable for investment fund
purchased                                   2,000,000
Decrease in management fee
payable                                                    (18,470)
Increase in professional fees
payable                                                     900
Decrease in administration fee
payable                                                 (2,217)
Decrease in Trustees' fees and expenses
payable                                        (1,220)
Decrease in miscellaneous fees
payable                                                  1,117

--------------
Net cash used in operating activities
               (29,929,316)

----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES 1
----------------------------------------------------------------------------------------------
Proceeds from shares of beneficial interest
sold                                   32,355,144
Payments of shares of beneficial interest
redeemed                                 (1,955,078)

               --------------
Net cash provided by financing
activities                                          30,400,066

----------------------------------------------------------------------------------------------
Net increase in cash and cash
equivalents                                             470,750
----------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of
year                                        200,335

--------------
Cash and cash equivalents at end of
year                                        $     671,085

    ==============

1. Non-cash financing activities not included herein consist of reinvestment of
dividends and distributions of $4,062,847.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

YEAR ENDED MARCH 31,                                         2004       2003 1
--------------------------------------------------------------------------------
PER SHARE OPERATING DATA
--------------------------------------------------------------------------------
Net asset value, beginning of period                   $ 1,017.98   $ 1,000.00
--------------------------------------------------------------------------------
Income (loss) from investment operations:
Net investment loss 2                                      (14.91)
(3.80)
Net realized and unrealized gain                           110.80        21.78

-------------------------
Total income from investment operations                     95.89        17.98
--------------------------------------------------------------------------------
Dividends and/or distributions to shareholders:
Dividends from net investment income                       (15.15)          --
Distributions from net realized gain                       (34.13)          --
Tax return of capital distribution                         (89.59)          --

-------------------------
Total dividends and/or distributions to shareholders      (138.87)          --
--------------------------------------------------------------------------------

Net asset value, end of period                         $   975.00   $ 1,017.98

=========================

--------------------------------------------------------------------------------
TOTAL RETURN, AT NET ASSET VALUE 3                           8.20%
1.80%
--------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA
--------------------------------------------------------------------------------
Net assets, end of period (in thousands)               $   58,771   $   25,551
--------------------------------------------------------------------------------
Ratios to average net assets: 4
Net investment loss                                         (1.48)%
(1.49)%
Total expenses                                               1.75%
2.21%
Expenses, net of waiver of expenses by the Adviser           1.50%
1.50%
--------------------------------------------------------------------------------
Portfolio turnover rate 5                                      22%
0%

1. For the period from January 2, 2003 (commencement of operations) to March
31,
2003.

2. Based on average shares outstanding during each period.

3. Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional
shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Total returns are not
annualized for periods of less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

4. Annualized for periods of less than one full year.

5. Represents the lesser of purchases or sales of investments in Investment
Funds divided by the average fair value of investments in Investment Funds.

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   11 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1. ORGANIZATION

OFI Tremont Market Neutral Hedge Fund (the "Fund") was organized as a business trust in the Commonwealth of Massachusetts on May 24, 2002 and commenced operations on January 2, 2003 as a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund's investment objective is to seek long-term capital appreciation consistent with preservation of capital while attempting to generate positive returns over various market cycles. The Fund seeks to achieve
this objective by investing primarily in private investment partnerships and similar investment vehicles ("Investment Funds") that are managed by a select group of alternative asset managers that employ various "market neutral"
investment strategies. These strategies encompass a broad range of investment programs that historically have exhibited a low correlation to the general performance of equity, debt and other markets.

      OFI Institutional Asset Management, Inc. (the "Adviser"), a wholly-owned subsidiary of OppenheimerFunds, Inc. ("OFI"), serves as the investment adviser of the Fund, subject to the ultimate supervision of and subject to any policies
established by the Board of Trustees (the "Board") of the Fund, pursuant to the
terms of the investment advisory agreement with the Fund (the "Advisory
Agreement"). Pursuant to the Advisory Agreement, the Adviser is responsible for
developing, implementing and supervising the Fund's investment program. The
Adviser is authorized, subject to the approval of the Board, to retain one of its affiliates to provide any or all of the investment advisory services required to be provided to the Fund or to assist the Adviser in providing these
services.

      Tremont Partners, Inc. (the "Investment Manager"), an affiliate of the
Adviser, has been retained to serve as the Fund's Investment Manager and is responsible for providing day-to-day investment management services to the
Fund,
subject to the supervision of the Adviser.

      OFI is wholly owned by Oppenheimer Acquisition Corp., a holding company ultimately controlled by Massachusetts Mutual Life Insurance Company. OFI and
the Investment Manager are registered as investment advisers under the
Investment Advisers Act of 1940, as amended.

      Shares are offered and may be purchased on a monthly basis, or at such other times as may be determined by the Board based on the net asset value per share of the Fund. Shares are being offered only to qualified investors that meet all requirements to invest in the Fund. The Fund's shares are not listed for trading on a securities exchange.

      The Fund from time to time may offer to repurchase outstanding shares based on the Fund's net asset value per share pursuant to written tenders from shareholders. Repurchase offers will be made at such times and on such terms as
may be determined by the Board, in its sole discretion, and generally will be offered to repurchase at a specified dollar amount of outstanding shares.
Generally, the Fund will offer to repurchase shares four times each year, as of
the last business day of March, June, September and December. A redemption fee payable to the Fund equal to 1.00% of the value of shares repurchased by the
Fund will apply if the date as of which the shares are to be valued for purposes
of repurchase is less than one year following the date of a shareholder's initial investment in the Fund. If applicable, the redemption fee will be deducted before payment of the proceeds of a repurchase. The fee, which is retained by the Fund, is accounted for as an addition to paid-in capital. The
Fund anticipates that the Board will limit each repurchase to no more than 25%
of the Fund's total assets, although the limit for any one repurchase may be lower. The Fund will generally pay the value of the shares repurchased approximately one month after the value of the shares to be repurchased is determined. If all shares owned by a shareholder are repurchased, the shareholder will receive an initial payment equal to 95% of the estimated value
of the shares and the balance due will be determined and paid promptly after completion of the year end audit of the Fund.

--------------------------------------------------------------------------------

2. SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies are in conformity with accounting
principles generally accepted in the United States of America, which require the
Adviser to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements, including the estimated fair value of investments. Such policies

                   12 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

are consistently followed by the Fund in preparation of its financial statements. The Adviser believes that the estimates utilized in preparing the
Fund's financial statements are reasonable and prudent; however, actual results
could differ from these estimates.

      In the ordinary course of business, the Fund enters into contracts that contain a variety of indemnifications. The Fund's maximum exposure under these arrangements is unknown. However, the Fund has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

--------------------------------------------------------------------------------
PORTFOLIO VALUATION. The net asset value of the Fund is computed, generally monthly, as of the close of business on the following days: (i) the last day of
each fiscal year, (ii) the date preceding the date as of which any shares of the
Fund are purchased, and (iii) any day as of which the Fund repurchases any shares. The Fund's net asset value is the value of the Fund's assets less its liabilities divided by the shares outstanding. The net asset value is computed in accordance with the pricing policies and procedures adopted by the Board.

      The Fund's investments in Investment Funds are subject to the terms and conditions of the respective operating agreements and offering memoranda, as appropriate. The Fund's investments in Investment Funds are carried at fair value as determined by the Fund's pro-rata interest in the net assets of each
Investment Fund. These Investment Funds value their underlying investments in accordance with policies established by such Investment Funds, as described in each of their financial statements and offering memoranda. All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or allocations payable to the
Investment Funds' managers pursuant to the Investment Funds' agreements. Where no value is readily available from an Investment Fund or where a value supplied
by an Investment Fund is deemed not to be indicative of its value, the
Investment Fund will be valued at fair value as determined in good faith by the
Board or in accordance with procedures adopted by the Board. In accordance with
the Advisory Agreement, the Adviser values the Fund's assets based on such reasonably available relevant information as it considers material. Because of the inherent uncertainty of valuation, the values of the Fund's investments may
differ significantly from the values that would have been used had a ready market for the investments held by the Fund been available.

--------------------------------------------------------------------------------
INCOME RECOGNITION AND EXPENSES. Interest income is recorded on the accrual basis. Income, expenses and realized and unrealized gains and losses are recorded monthly. The change in an Investment Fund's net asset value is included
in net change in unrealized appreciation (depreciation) on investments on the statement of operations. Realized gains and losses on withdrawals from
Investment Funds are recognized on a cost recovery basis.

      The Fund bears all expenses incurred in its business, including, but not limited to, the following: all costs and expenses related to investment transactions and positions for the Fund's account; legal fees; accounting and auditing fees; custodial fees; costs of computing the Fund's net asset value;
costs of insurance; registration expenses; expenses of meetings of the Board
and
shareholders; all costs with respect to communications to shareholders; and
other types of expenses as may be approved from time to time by the Board.
Ongoing offering costs are capitalized and amortized to expense over twelve months on a straight-line basis.

      The Adviser directly assumed all offering costs associated with the initial registration and initial offering of shares. In addition, the Adviser assumed all organizational expenses directly at the time of the seeding of the
Fund.

--------------------------------------------------------------------------------
FEDERAL TAXES. The Fund intends to comply with the provisions of the Internal
Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders. Therefore, no federal income or excise tax provision is required.

The tax components of capital shown in the table below represent distribution requirements the Fund must satisfy under the income tax regulations, losses the
Fund may be able to offset against income and gains realized in future years
and
unrealized appreciation or depreciation on Investment Funds for federal income tax purposes.

                   13 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
2. SIGNIFICANT ACCOUNTING POLICIES Continued

                                                      NET UNREALIZED
                                                        APPRECIATION
                                                    BASED ON COST OF
UNDISTRIBUTED    UNDISTRIBUTED      ACCUMULATED     INVESTMENT FUNDS
NET INVESTMENT       LONG-TERM             LOSS   FOR FEDERAL INCOME
INCOME                    GAIN   CARRYFORWARD 1         TAX PURPOSES
--------------------------------------------------------------------
$ --                      $ --         $ 36,974          $ 2,065,902

1. The Fund had $36,974 of post-October foreign currency losses which were deferred.

Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in
which the income or net realized gain was recorded by the Fund. Accordingly, the
following amounts have been reclassified for March 31, 2004. Net assets of the
Fund were unaffected by the reclassifications.

                              INCREASE TO
                          ACCUMULATED NET      REDUCTION TO
REDUCTION TO             REALIZED LOSS ON   ACCUMULATED NET
PAID-IN CAPITAL   INVESTMENT TRANSACTIONS   INVESTMENT LOSS
-----------------------------------------------------------
$ 2,622,192                      $ 19,600       $ 2,641,792

The tax character of distributions paid during the periods ended March 31,
2004
and March 31, 2003 was as follows:

                               YEAR ENDED       PERIOD ENDED
                           MARCH 31, 2004   MARCH 31, 2003 1
------------------------------------------------------------
Distributions paid from:
Ordinary income               $ 1,363,296               $ --
Long-term capital gain             78,384                 --
Return of capital               2,621,167                 --
                           ---------------------------------
Total                         $ 4,062,847               $ --
                           =================================

1. For the period from January 2, 2003 (commencement of operations) to March
31,
2003.

The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to adjustments
to the tax basis of investments based on allocation of income and distributions
from investments in partnerships and the tax realization of financial statement
unrealized gain or loss. In addition, the cost of investments for Federal income
tax purposes is adjusted for items of taxable income allocated to the Fund from
the Investment Funds. The allocated taxable income is reported to the Fund by each Investment Fund on Schedule K-1. The aggregate cost of Investment Funds
and
the composition of unrealized appreciation and depreciation on Investment
Funds
for federal income tax purposes as of March 31, 2004 are noted below.

Federal tax cost of Investment Funds   $ 58,151,535
                                       ============
Gross unrealized appreciation          $  2,065,902
Gross unrealized depreciation                    --
                                       ------------
Net unrealized appreciation            $  2,065,902
                                       ============

--------------------------------------------------------------------------------
DIVIDENDS AND DISTRIBUTIONS TO SHAREHOLDERS. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations, are recorded on the ex-dividend date. Income and capital gain distributions, if
any, are declared and paid annually.

--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of monies invested
in money market deposit accounts sponsored by Citibank, N.A. The Fund treats all
financial instruments that mature within three months as cash equivalents.
Cash
equivalents are valued at cost plus accrued interest which approximates market value.

                   14 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------
RECLASSIFICATIONS. Certain of the amounts presented in the statement of assets and liabilities for the period ended March 31, 2003 have been reclassified to conform to the current year's presentation for the statement of cash flows.

--------------------------------------------------------------------------------
3. MANAGEMENT FEE, RELATED PARTY TRANSACTIONS AND OTHER

As compensation for services provided by the Adviser under the Advisory
Agreement, the Fund pays the Adviser a monthly fee (the "Management Fee")
computed at an annual rate of 1.25% of the Fund's net assets determined as of the last day of each month (before any repurchases of shares). For the year ended March 31, 2004, the Management Fee incurred by the Fund was $442,453.
The
Adviser pays a monthly fee to the Investment Manager equal to 50% of the
Management Fee earned by the Adviser pursuant to the Advisory Agreement. This fee is payable to the Investment Manager by the Adviser and not the Fund.

      In addition, the Adviser has voluntarily agreed to waive a portion of its
Management Fee in order to limit total expenses of the Fund to 1.50% of the average monthly net assets of the Fund. For the year ended March 31, 2004, the
Adviser waived management fees in the amount of $86,891.

      Under the terms of an administration agreement (the "Administration
Agreement") with the Fund, the Adviser provides certain administrative services
to the Fund, including, among other things, providing office space and other support services and personnel as necessary to provide such administration, accounting and shareholder services to the Fund. In consideration for these services, the Fund pays the Adviser a monthly fee (the "Administration Fee")
computed at an annual rate of 0.15% of the Fund's net assets determined as of the last day of each month. For the year ended March 31, 2004, the
Administration Fee incurred by the Fund was $53,101. The Adviser has retained the Investment Manager to provide the administration services subject to the supervision of the Adviser. The Adviser pays a monthly fee to the Investment
Manager equal to 100% of the Administration Fee earned by the Adviser pursuant to the Administration Agreement. This fee is payable to the Investment Manager by the Adviser and not the Fund.

      The Adviser intends to pay a portion of its Management Fee, not to exceed
20% of its Management Fee, to qualifying brokers, dealers and financial advisers
that provide ongoing investor services and account maintenance services to shareholders that are their customers ("Investor Service Providers"). These services include, but are not limited to, handling shareholder inquiries regarding the Fund; assisting in the enhancement of relations and communications
between shareholders and the Fund; assisting in the establishment and maintenance of shareholder accounts with the Fund; assisting in the maintenance
of Fund records containing shareholder information; and providing such other information and shareholder liaison services as the Adviser may reasonably request. This fee is payable by the Adviser and not the Fund.

      OFI owned 28,376.843 and 25,100 shares of the Fund, valued at
$27,667,292
and $25,551,422, respectively, as of March 31, 2004 and March 31, 2003.

      Under the General Distributor's Agreement with the Fund,
OppenheimerFunds
Distributor, Inc. (the "Distributor") acts as the distributor of the Fund's shares. The Distributor is an affiliate of the Adviser and the Investment
Manager.

      A majority of the Board is comprised of persons who are independent with respect to the Fund. Each Board member who is not an employee of the Adviser,
or
one of its affiliates, receives an annual retainer, plus a fee for each meeting
attended. Additionally, these Board members are reimbursed by the Fund for all reasonable out of pocket expenses.

      Citibank, N.A. serves as custodian of the Fund's assets and provides custodial services for the Fund.

                   15 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. SHARES OF BENEFICIAL INTEREST

The Fund has authorized an unlimited number of $.001 par value shares of beneficial interest. Transactions in shares of beneficial interest were as follows:

                                             YEAR ENDED MARCH 31, 2004
PERIOD ENDED MARCH 31, 2003 1, 2
                                                SHARES
AMOUNT              SHARES         AMOUNT
---------------------------------------------------------------------------------------------------------

Subscriptions 3                             33,545.349    $
32,355,144          25,000.000   $ 25,000,000
Dividends and/or distributions reinvested    3,795.989
4,062,847                  --             --
Redemptions                                 (2,162.625)
(2,057,977)                 --             --

-------------------------------------------------------------
Net increase                                35,178.713    $
34,360,014          25,000.000   $ 25,000,000

=============================================================

1. For the period from January 2, 2003 (commencement of operations) to March
31,
2003.

2. The Fund was initially capitalized with $100,000 on December 16, 2002.

3. Includes redemption fees received of $20,788 and $0 during the periods ended
March 31, 2004 and March 31, 2003, respectively.

--------------------------------------------------------------------------------
5. INVESTMENTS IN INVESTMENT FUNDS

At March 31, 2004, the Fund had investments in Investment Funds, none of which were related parties. The agreements related to investments in Investment
Funds
provide for compensation to the Investment Funds' managers/general partners in the form of management fees ranging from 1.0% to 2.0% annually of net assets
and
performance incentive fees/allocations ranging from 10% to 25% of net profits earned. The Investment Funds provide for periodic redemptions ranging from monthly to annually with lock up provisions of up to eighteen months from initial investment. Information related to each Investment Fund is included on the statement of investments. At March 31, 2004, the Fund had approximately
4.4%
of capital invested in Investment Funds with lock-up provisions extending one year from March 31, 2004.

      For the year ended March 31, 2004, the aggregate cost of purchases and proceeds from sales of Investment Funds were $38,800,000 and $7,473,558, respectively.

--------------------------------------------------------------------------------
6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Investment Funds in which the Fund invests
trade various financial instruments and enter into various investment activities
with off-balance sheet risk. These activities may include, but are not limited to, short selling activities, writing option contracts and interest rate, credit
default and total return equity swap contracts. The Fund's risk of loss in these
Investment Funds is limited to the value of these investments reported by the
Fund.

--------------------------------------------------------------------------------
7. SUBSEQUENT EVENTS

Effective April 1, 2004 and May 1, 2004, the Fund received initial and additional contributions from shareholders of approximately $29,805,800 and
$500,100, respectively.

                   16 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

                   17 | OFI TREMONT MARKET NEUTRAL HEDGE FUND

--------------------------------------------------------------------------------

FEDERAL INCOME TAX INFORMATION Unaudited
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
In early 2005, if applicable, shareholders of record will receive information regarding all dividends and distributions paid to them by the Fund during calendar year 2004. Regulations of the U.S. Treasury Department require the
Fund
to report this information to the Internal Revenue Service.

      Dividends and distributions of $138.87 per share were paid to shareholders, on December 1, 2003, of which $2.68 was designated as a "capital gain distribution" for federal income tax purposes. Whether received in stock
or
in cash, the capital gain distribution should be treated by shareholders as a gain from the sale of the capital assets held for more than one year
(long-term
capital gains).

      If applicable, dividends paid by the Fund during the fiscal year ended
March 31, 2004 which are not designated as capital gain distributions should be
multiplied by 0.93% to arrive at the amount eligible for the corporate dividend-received deduction.

      A portion of the dividends paid by the Fund are eligible for the lower individual income tax rates to the extent that the Fund has received qualified dividend income. $41,074 of the Fund's fiscal year taxable income is qualified dividend income. If applicable, dividends paid by the Fund during the fiscal year ended March 31, 2004 which are not designated as capital gain distributions
should be multiplied by 3.01% to arrive at the amount eligible for the individual qualified dividend income tax rate.

      Some states or localities do not tax mutual fund dividends that are derived, in whole or in part, from interest earned on securities issued by the
U.S. Government, its agencies or instrumentalities. If applicable, dividends paid by the Fund during the fiscal year ended March 31, 2004 which are not designated as capital gain distributions should be multiplied by 0.74% to arrive
at the amount of interest earned by the Fund on securities issued by the US
Treasury.

      The foregoing information is presented to assist shareholders in reporting
distributions received from the Fund to the Internal Revenue Service. Because of
the complexity of the federal regulations which may affect your individual tax return and the many variations in state and local tax regulations, we recommend
that you consult your tax advisor for specific guidance.

                                  Appendix A

                           Industry Classifications
Interrogatory no. 1.

Interrogatory no. 1.    Basic Materials

1)    Chemicals
2)    Forest Products & Paper
3)    Iron/Steel
4)    Mining
B)    Communications

5)    Advertising
6)    Internet
7)    Media
8)    Telecommunications
C)    Consumer, (Cyclical)

9)    Airlines
10)   Apparel
11)   Auto Manufacturers
12)   Auto Parts & Equipment
13)   Distribution/Wholesale
14)   Entertainment
15)   Food Service
16)   Home Builders
17)   Home Furnishings
18)   Housewares
19)   Leisure Time
20)   Lodging
21)   Office furnishings
22)   Retail
23)   Storage/Warehousing
24)   Textiles
25)   Toys/Games/Hobbies
D)    Consumer, (Non-Cyclical)

26)   Agriculture
27)   Beverages
28)   Biotechnology
29)   Commercial Services
30)   Cosmetics/Personal Carte
31)   Food
32)   Healthcare-Products
33)   Healthcare-Services
34)   Household Products/Wares
35)   Pharmaceuticals
E)    Diversified

36)   Holding Companies-Divers
F)    Energy

37)   Coal
38)   Energy-alternate Sources
39)   Oil & Gas
40)   Oil & Gas Services
41)   Pipelines
G)    Financial

42)   Banks
43)   Closed-end Funds
44)   Country Funds-Closed-end
45)   Diversified Financial Service
46)   Insurance
47)   Investment Companies
48)   REITS
49)   Real Estate
50)   Savings 7 Loans
51)   Venture Capital
H)    Industrial

52)   Aerospace/Defense
53)   Building Materials
54)   Electrical Company & Equipment
55)   Electronics
56)   Engineering & construction
57)   Environmental Control
58)   Hand Machine Tools
59)   Machinery - Construction & mining
60)   Machinery - Diversified
61)   Metal Fabricates/Hardware
62)   Miscellaneous Manufacture
63)   Packaging & Containers
64)   Shipbuilding
65)   Transportation
66)   Trucking & Leasing
I)    Technology

67)   Computers
68)   Office/Business Equipment
69)   Semiconductors
70)   Software
J)    Utilities

71)   Electric
72)   Gas
73)   Water

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112

1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Investment Manager
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
399 Park Avenue
New York, NY  10043

Independent Auditors
Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway

New York, NY 10036

--------

1     With  certain  exceptions,  tax-exempt  organizations  which are private foundations  are subject to a 2% federal  excise tax on their "net  investment income."  The rate of the  excise tax for any  taxable  year may be reduced to
1% if the private foundation meets certain  distribution  requirements for the taxable  year.  A private  foundation  will be  required  to make  payments of estimated tax with respect to this excise tax.

                      OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                    FORM N-2

                                     PART C
                                OTHER INFORMATION

Item 24.    Financial Statements and Exhibits
---------------------------------------------

(1)   Financial Statements:

            Registrant's    audited   financial   statements   for   the   period
commencement  of operations  (January 2, 2004) through  fiscal period ended March
31, 2004: Filed herewith.

(2)   Exhibits:

(a)   (i)  Declaration of Trust dated as of May 24, 2002:  Previously  filed with
         Registrant's  Registration  Statement,  June 4, 2002,  and  incorporated herein by reference.

         (ii)  Amended  and  Restated  Declaration  of Trust  dated  October  16,
         2002:   Previously   filed  with   Pre-Effective   Amendment  No.  1  to
         Registrant's  Registration Statement,  10/18/02, and incorporated herein by reference.

(b)   By-Laws:   previously   filed  with   Pre-Effective   Amendment  No.  2  to
         Registrant's  Registration Statement,  12/18/02, and incorporated herein by reference.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

(f)   Not applicable.

(g)   (i)   Amended and Restated Investment Advisory Agreement - Filed herewith.

         (ii)  Amended and  Restated  Investment  Sub-Advisory  Agreement - Filed
         herewith.

(h)   (i)   General    Distributor's    Agreement   -   Previously   filed   with
         Pre-Effective  Amendment No. 1 to Registrant's  Registration  Statement,
         10/22/02, and incorporated herein by reference.

         (ii) Form of Selling  Agreement  between  OppenheimerFunds  Distributor,
         Inc.  and  selected   dealers:   Previously  filed  with   Pre-Effective
         Amendment No. 1 to the  Registration  Statement of  Oppenheimer  Tremont
         Market   Neutral   Fund,   LLC  (Reg.   No.   333-71716,   12/7/01)  and
         incorporated herein by reference.

         (iii) Form of Selling  Agreement between  OppenheimerFunds  Distributor,
         Inc. and  selected  registered  investment  advisers:  Previously  filed
         with  Pre-Effective   Amendment  No.  1  to  Registrant's   Registration
         Statement, 10/22/02, and incorporated herein by reference.

(i)   Not applicable.

(j)   Custody  Agreement - Previously  filed with  Pre-Effective  Amendment No. 1 to  Registrant's  Registration  Statement,  10/22/02,  and  incorporated herein by reference.

(k)   (i)  Escrow   Agreement  with  Citibank,   N.A.  -  Previously  filed  with
         Pre-Effective    Amendment   No.   1   to   Registrant's    Registration
         Statement, 10/22/02, and incorporated herein by reference.

         (ii)  Amended  and  Restated   Administration   Agreement   between  the
         Registrant and OppenheimerFunds, Inc. - Filed herewith.

         (iii)  Amended  and  Restated   Sub-Administration   Agreement   between
         OppenheimerFunds, Inc. and Tremont Partners, Inc. - Filed herewith.

         (iv)  Fund  and   Investor   Accounting   Services   Agreement   between
         OppenheimerFunds,   Inc.  and  selected   broker-dealers   or  financial
         advisers  -  Previously  filed  with  Pre-Effective  Amendment  No. 2 to
         Registrant's  Registration Statement,  12/18/02, and incorporated herein by reference.

(l)   Opinion and Consent of Mayer,  Brown,  Rowe & Maw -  Previously  filed with
         Pre-Effective  Amendment No. 2 to Registrant's  Registration  Statement,
         12/18/02, and incorporated herein by reference.

(m)   Not applicable.

(n)   Opinion and Consent of Independent Accountants - Filed herewith.

(o)   Not applicable.

(p)   Investment Letter from OFI  Institutional  Investment  Management,  Inc. to
         Registrant:  - Previously  filed with  Pre-Effective  Amendment No. 2 to
         Registrant's  Registration Statement,  12/18/02, and incorporated herein by reference.

(q)   Not applicable.

(r)   Code of Ethics  of the  Oppenheimer/Tremont  Funds  dated as  November  19,
         2001  under  Rule  17j-1  of  the   Investment   Company  Act  of  1940:
         Previously  filed with  Pre-Effective  Amendment  No. 2 to  Registrant's
         Registration Statement, 12/18/02, and incorporated herein by reference.

Item 25.    Marketing Arrangements
----------------------------------

      Not applicable.

Item 26.    Other Expenses of Issuance and Distribution
-------------------------------------------------------

      Registration fees     $[     ]
      Legal fees             [     ]
      NASD fees              [     ]
      Blue Sky fees          [     ]
      Accounting fees        [     ]
      Printing               [     ]
      Miscellaneous          [     ]
                             -------

            Total           $[     ]

Item 27.    Persons Controlled by or Under Common Control with the Registrant
-----------------------------------------------------------------------------

      None.

Item 28.    Number of Holders of Securities
-------------------------------------------

      As of __________, the number of record holders of each class of securities of the registrant, is shown below:

                         (1)                             (2)
                    Title of Class             Number of Recordholders
                    --------------             -----------------------

            Shares of beneficial interest

Item 29.    Indemnification
---------------------------

      Reference  is made to the  provisions  of  Article  Seven  of  Registrant's
Amended   and   Restated   Declaration   of  Trust   filed  as   Exhibit  24  (1)
to  this Registration Statement, and incorporated herein by reference.

      Insofar   as   indemnification    for   liabilities   arising   under   the
Securities   Act  of  1933  may  be   permitted   to   trustees,   officers   and
controlling  persons  of  Registrant  pursuant  to the  foregoing  provisions  or
otherwise,   Registrant   has  been   advised   that  in  the   opinion   of  the
Securities  and  Exchange  Commission  such  indemnification  is  against  public
policy  as  expressed  in  the  Securities   Act  of  1933  and  is,   therefore,
unenforceable.  In the  event  that a  claim  for  indemnification  against  such
liabilities   (other  than  the  payment  by  Registrant  of  expenses   incurred
or  paid by a  trustee,  officer  or  controlling  person  of  Registrant  in the
successful   defense  of  any  action,   suit  or   proceeding)  is  asserted  by
such  trustee,  officer  or  controlling  person,   Registrant  will,  unless  in
the  opinion  of  its  counsel  the  matter  has  been  settled  by   controlling
precedent,   submit  to  a  court  of  appropriate   jurisdiction   the  question
whether  such  indemnification  by it is against  public  policy as  expressed in the  Securities  Act of 1933 and will be  governed by the final  adjudication  of such issue.

Item 30.    Business and Other Connections of the Investment Adviser
--------------------------------------------------------------------

(a)   OppenheimerFunds,  Inc. is the  investment  adviser of the  Registrant;  it and certain  subsidiaries  and  affiliates  act in the same  capacity to
         other  investment   companies,   including   without   limitation  those
         described in Parts A and B hereof and listed in Item 30(b) below.

(b)   There  is  set  forth  below   information   as  to  any  other   business,
         profession,  vocation or  employment  of a  substantial  nature in which each officer and director of  OppenheimerFunds,  Inc. is, or at any time during the past two  fiscal  years has been,  engaged  for  his/her  own account or in the capacity of director,  officer,  employee,  partner or trustee.

---------------------------------------------------------------------------------
Name  and   Current   Position
with OppenheimerFunds, Inc.    Other Business and Connections During the Past
                               Two Years
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy L. Abbuhl,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Agan,                   Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.,  Shareholder Financial Services,  Inc., OFI
                               Private  Investments,  Inc. and Centennial  Asset
                               Management Corporation;  Senior Vice President of
                               Shareholders Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik Anderson,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Janette Aprilante,             Secretary     (since     December    2001)    of:
Vice President & Secretary     OppenheimerFunds  Distributor,  Inc.,  Centennial
                               Asset   Management    Corporation,    Oppenheimer
                               Partnership  Holdings,   Inc.,  Oppenheimer  Real
                               Asset  Management,  Inc.,  Shareholder  Financial
                               Services,  Inc.,  Shareholder Services,  Inc. and
                               OppenheimerFunds   Legacy   Program.    Secretary
                               (since   June   2003)   of:   HarbourView   Asset
                               Management Corporation,  OFI Private Investments,
                               Inc.  and  OFI  Institutional  Asset  Management,
                               Inc.  Assistant  Secretary  (since December 2001)
                               of OFI Trust Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hany S. Ayad,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Baker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Banta,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joanne Bardell,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Baum,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeff Baumgartner,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Connie Bechtolt,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lalit K. Behal                 Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Beichert,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald Bellamy,                Assistant  Vice  President  of OFI  Institutional
Assistant Vice President       Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik S. Berg,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Victoria Best,                 Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rajeev Bhaman,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig Billings,                Formerly  President of Lorac  Technologies,  Inc.
Assistant Vice President       (June 1997-July 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Binning,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert J. Bishop,              Treasurer     (since     October     2003)     of
Vice President                 OppenheimerFunds     Distributor,     Inc.    and
                               Centennial Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Blinzer,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John R. Blomfield,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa I. Bloomberg,             Formerly   First  Vice  President  and  Associate
Vice President & Associate     General  Counsel of UBS  Financial  Services Inc.
Counsel                        (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Veronika Boesch,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Chad Boll,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antulio N. Bomfim,             A  senior  economist  with  the  Federal  Reserve
Vice President                 Board (June 1992-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Bonomo,                 None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michelle Borre Massick,        None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Boydell,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Bromberg,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lowell Scott Brooks,           Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joan Brunelle,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Buckmaster,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Burke,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Burns,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce Burroughs,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claudia Calich,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeoffrey Caan,                 Formerly  Vice  President  of ABN AMRO  NA,  Inc.
Vice President                 (June  2002 - August  2003);  Vice  President  of
                               Zurich Scudder  Investments  (January 1999 - June
                               2002)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine Carroll,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Debra Casey,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brett Clark,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
H.C. Digby Clements,           None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter V. Cocuzza,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Cornwell,                Vice  President of  Centennial  Asset  Management
Vice President                 Corporation and Shareholder  Financial  Services,
                               Inc.;   Senior  Vice   President  of  Shareholder
                               Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Cottier,                 None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Coulston,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie C. Cusker,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George Curry,                  None.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Damian,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John M. Davis,                 Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig P. Dinsell,              None
Executive Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randall C. Dishmon,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rebecca K. Dolan               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven D. Dombrower,           Senior    Vice    President    of   OFI   Private
Vice President                 Investments,     Inc.;    Vice    President    of
                               OppenheimerFunds Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Doyle,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce C. Dunbar,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Edmiston,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel R. Engstrom,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Robert Erven             Formerly  an  Assistant   Vice   President/Senior
Assistant Vice President       Trader with Morgan Stanley Investment  Management
                               (1999-April 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George R. Evans,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward N. Everett,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathy Faber,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Falicia,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Farrar,               Vice President of OFI Private Investments, Inc.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Emmanuel Ferreira,             Formerly  a  portfolio   manager   with   Lashire
Vice President                 Investments (July 1999-December 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ronald H. Fielding,            Vice President of  OppenheimerFunds  Distributor,
Senior Vice President;         Inc.;  Director of ICI Mutual Insurance  Company;
Chairman: Rochester Division   Governor of St. John's  College;  Chairman of the
                               Board of  Directors  of  International  Museum of
                               Photography at George Eastman House.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Finley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John E. Forrest,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jordan Hayes Foster,           Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
P. Lyman Foster,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Foxhoven,                Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Colleen M. Franca,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dominic Freud,                 Formerly,   a   Partner   and   European   Equity
Vice President                 Portfolio  manager  at  SLS  Management  (January
                               2002-February  2003)  prior  to which he was head
                               of  the  European   equities  desk  and  managing
                               director at SG Cowen (May 1994-January 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan Gagliardo,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hazem Gamal,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan P. Gangemi,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Subrata Ghose,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles W. Gilbert,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alan C. Gilston,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill E. Glazerman,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mike Goldverg,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bejamin J. Gord,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management,   Inc.  Formerly  Executive  Director
                               with  Miller  Anderson  Sherrerd,  a division  of
                               Morgan  Stanley  Investment  Management.   (April
                               1992-March 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Granger,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert B. Grill,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Gwynn,                  None
Vice President: Rochester
                                    Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Haley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marilyn Hall,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ping Han,                      None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Haney,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Hauenstein,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas B. Hayes,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dennis Hess,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dorothy F. Hirshman,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Hoelscher,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward Hrybenko,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Huebl,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Margaret Hui,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Huttlin,                  Senior   Vice   President    (Director   of   the
Vice President                 International  Division)  (since January 2004) of
                               OFI   Institutional   Asset   Management,   Inc.;
                               Director  (since  June 2003) of  OppenheimerFunds
                               (Asia) Limited
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James G. Hyland,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve P. Ilnitzki,             None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bridget Ireland,               Vice   President    (since   January   2004)   of
Vice President                 OppenheimerFunds   Distributor   Inc.   Formerly,
                               Director  of  INVESCO  Distributors  Inc.  (April
                               2000-December 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen T. Ives,              Vice   President  and   Assistant   Secretary  of
Vice President and Assistant   OppenheimerFunds     Distributor,     Inc.    and
Secretary                      Shareholder  Services,  Inc.; Assistant Secretary
                               of  Centennial  Asset   Management   Corporation,
                               OppenheimerFunds  Legacy Program and  Shareholder
                               Financial Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Jaume,                 Senior  Vice  President  of   HarbourView   Asset
Vice President                 Management   Corporation  and  OFI  Institutional
                               Asset  Management,  Inc.;  Director  of OFI Trust
                               Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Frank V. Jennings,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Jennings,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Johnson,          Formerly       Vice       President,       Senior
Assistant Vice President       Analyst/Portfolio   Manager  at  Aladdin  Capital
                               Holdings Inc. (February 2001-May 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Kandilis,              Formerly  managing  director of Kandilis  Capital
Assistant Vice President       Management (September 1993-August 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer E. Kane,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lynn O. Keeshan,               Assistant  Treasurer of  OppenheimerFunds  Legacy
Senior Vice President          Program
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas W. Keffer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cristina J. Keller,            Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Keogh,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Walter G. Konops,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Kourkoulakos,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Kramer,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Lamentino,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Lange,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Latino,                   Formerly a Senior  Trader/Portfolio  Engineer  at
Assistant Vice President       Jacobs Levy Equity  Management (June  1996-August
                               2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Lawrence,             Formerly     Assistant    Vice    President    of
Vice President                 OppenheimerFunds,   Inc.   (November   2002-March
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Guy E. Leaf,                   Formerly  a  Vice   President  of  Merrill  Lynch
Vice President                 (January 2000-September 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher M. Leavy,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dina C. Lee,                   Formerly    (until   December   2003)   Assistant
Assistant Vice President &     Secretary of OppenheimerFunds Legacy Program.
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randy Legg,                    Formerly   an   associate    with   Dechert   LLP
Assistant Vice President &     (September 1998-January 2004).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dana Lehrer,                   Assistant Secretary of Oppenheimer Legacy Program
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Leitzinger,              Senior Vice  President of  Shareholder  Services,
Vice President                 Inc.;  Vice  President of  Shareholder  Financial
                               Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael S. Levine,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gang Li,                       None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shanquan Li,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mitchell J. Lindauer,          None
Vice President & Assistant
General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bill Linden,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Malissa B. Lischin,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Lolli,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel G. Loughran             None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Lovett,               Vice   President   of    Shareholder    Financial
Vice President                 Services,  Inc.  and  Senior  Vice  President  of
                               Shareholder Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dongyan Ma,                    Formerly  an  Assistant   Vice   President   with
Assistant Vice President       Standish   Mellon   Asset   Management   (October
                               2001-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Macchia,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Magee,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry Mandzij,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angelo G. Manioudakis          Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation and of OFI  Institutional
                               Asset   Management,   Inc.   Formerly   Executive
                               Director  and   portfolio   manager  for  Miller,
                               Anderson  &   Sherrerd,   a  division  of  Morgan
                               Stanley Investment  Management (August 1993-April
                               2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LuAnn Mascia,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Mattisinko,              Assistant  Secretary  (as  of  January  2004)  of
Vice President                 HarbourView    Asset   Management    Corporation,
                               OppenheimerFunds   Legacy  Program,  OFI  Private
                               Investments,  Inc.  and OFI  Institutional  Asset
                               Management,  Inc. Formerly an Associate at Sidley
                               Austin Brown and Wood LLP (1995 - October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elizabeth McCormack,           Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph McGovern,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles L. McKenzie,           As  of  May  2003:   Chief   Executive   Officer,
Senior Vice President          President,  Senior Managing Director and Director
                               of HarbourView  Asset Management  Corporation and
                               OFI   Institutional   Asset   Management,   Inc.;
                               President,   Chairman  and  Director  of  Trinity
                               Investment Management Corporation
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew J. Mika,                None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joy Milan,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nikolaos D. Monoyios,          None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Moon,                  Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management,  Inc. Formerly an Executive  Director
                               and  Portfolio  Manager  with  Miller  Anderson &
                               Sherrerd,    a   division   of   Morgan   Stanley
                               Investment Management (June 1999-March 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Murphy,                   Director of OppenheimerFunds  Distributor,  Inc.,
Chairman, President, Chief     Centennial    Asset    Management    Corporation,
Executive Officer & Director   HarbourView  Asset  Management  Corporation,  OFI
                               Private  Investments,   Inc.,  OFI  Institutional
                               Asset   Management,    Inc.,    Tremont   Capital
                               Management,    Inc.   and   Trinity   Investments
                               Management Corporation;  President and Management
                               Director  of   Oppenheimer   Acquisition   Corp.;
                               President    and    Director    of    Oppenheimer
                               Partnership  Holdings,   Inc.,  Oppenheimer  Real
                               Asset Management,  Inc.; Chairman and Director of
                               Shareholder   Financial   Services,    Inc.   and
                               Shareholder   Services,   Inc.;   Executive  Vice
                               President of MassMutual  Life Insurance  Company;
                               director of DLB Acquisition Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Murray,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas J. Murray,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Nadler,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina Nasta,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Nichols,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Norman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John O'Hare,                   Formerly  Executive  Vice President and Portfolio
Vice President                 Manager  (June 2000 - August 2003) and  Portfolio
                               Manager and Senior Vice President  (August 1997 -
                               June 2000) at Geneva Capital Management, Ltd.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lerae A. Palumbo,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Pellegrino,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allison C. Pells,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Pergament,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Petersen,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Pfeffer,                 Formerly,  Director and Chief  Financial  Officer
Senior Vice President and      at   Citigroup   Asset    Management    (February
Chief Financial Officer        2000-February 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Phillips,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gary Pilc,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter E. Pisapia,              Formerly,  Associate  Counsel at SunAmerica Asset
Assistant Vice President &     Management Corp. (December 2000-December 2002).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Raghaw Prasad,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jane C. Putnam,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael E. Quinn,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie S. Radtke,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Norma J. Rapini,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian N. Reid,                 Formerly an Assistant  Vice  President with Eaton
Assistant Vice President       Vance Management (January 2000-January 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marc Reinganum,                Formerly  (until  August  2002)  Vaughn  Rauscher
Vice President                 Chair  in  Financial  Investments  and  Director,
                               Finance    Institute   of   Southern    Methodist
                               University, Texas.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Reiter,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Richardson,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claire Ring,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Robertson,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antoinette Rodriguez,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacey Roode,                  Formerly,   Assistant  Vice  President  of  Human
Vice President                 Resources of OFI (200-July 2002)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey S. Rosen,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacy Roth,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James H. Ruff,                 President   and   Director  of   OppenheimerFunds
Executive Vice President       Distributor,    Inc.   and    Centennial    Asset
                               Management Corporation;  Executive Vice President
                               of OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew Ruotolo,                Vice   Chairman,   Treasurer,   Chief   Financial
Executive Vice President and   Officer and  Management  Director of  Oppenheimer
Director                       Acquisition  Corp.;  President  and  Director  of
                               Shareholder   Services,   Inc.  and   Shareholder
                               Financial  Services,  Inc.;  Director  of Trinity
                               Investment  Management  Corporation;  Chairman of
                               the Board,  Chief  Executive  Officer,  President
                               and Director of OFI Trust Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kim Russomanno,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rohit Sah,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Valerie Sanders,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Karen Sandler,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tricia Scarlata,               Formerly,  Marketing Manager of OppenheimerFunds,
Vice President                 Inc. (April 2001-August 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rudi Schadt,                   Formerly  a   consultant   for  Arthur   Andersen
Assistant Vice President       (August 2001-February 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ellen P. Schoenfeld,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maria Schulte,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott A. Schwegel,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allan P. Sedmak                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer L. Sexton,            Senior    Vice    President    of   OFI   Private
Vice President                 Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martha A. Shapiro,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Navin Sharma,                  Formerly,  Manager  at BNP  Paribas  Cooper  Neff
Vice President                 Advisors (May 2001-April 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven J. Sheerin,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bonnie Sherman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David C. Sitgreaves,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward James Sivigny           Formerly  a  Director  for  ABN  AMRO  Securities
Assistant Vice President       (July 2001-July 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Enrique H. Smith,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Louis Sortino,                 None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith J. Spencer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marco Antonio Spinar,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard A. Stein,              None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur P. Steinmetz,           Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer Stevens,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gregory J. Stitt,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John P. Stoma,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Stricker,              Vice President of Shareholder Services, Inc.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Deborah A. Sullivan,           Secretary  (since  December  2001)  of OFI  Trust
Assistant Vice President,      Company.
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mary Sullivan,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Sussman,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan B. Switzer,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin Telles,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Temple,                   Formerly  a  Vice   President  of  Merrill  Lynch
Vice President                 (October 2001-January 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeaneen Terrio,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Toner,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eamon Tubridy,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith Tucker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Turner,               Formerly   portfolio   manager   for   Technology
Vice President                 Crossover Ventures (May 2000-March 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tane Tyler,                    Formerly Vice  President  and  Assistant  General
Vice President and Associate   Counsel at INVESCO Funds Group,  Inc.  (September
Counsel                        1991 - December 2003)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cameron Ullyat,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angela Utaro,                  None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark S. Vandehey,              Vice President of  OppenheimerFunds  Distributor,
Senior Vice President and      Inc.,  Centennial  Asset  Management  Corporation
Chief Compliance Officer       and Shareholder  Services,  Inc.  Formerly (until
                               March 2004) Vice  President of  OppenheimerFunds,
                               Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maureen Van Norstrand,         None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rene Vecka,                    Formerly Vice President of Shareholder  Services,
Assistant Vice President,      Inc. (September 2000-July 2003).
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Vermette,              Vice President of  OppenheimerFunds  Distributor,
Assistant Vice President       Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip F. Vottiero,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Walsh,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Walters,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Teresa M. Ward,                Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry A. Webman,               Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher D. Weiler,         None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Barry D. Weiss,                Vice  President of HarbourView  Asset  Management
Vice President                 Corporation
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Melissa Lynn Weiss,            Formerly an Associate  at Hoguet  Newman & Regal,
Vice President                 LLP (January 1998-May 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christine Wells,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph J. Welsh,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Diederick Wermolder,           Director of  OppenheimerFunds  International Ltd.
Senior Vice President          and  OppenheimerFunds  plc; Senior Vice President
                               (Managing    Director   of   the    International
                               Division) of OFI Institutional  Asset Management,
                               Inc.;   Director   of   OppenheimerFunds   (Asia)
                               Limited.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine M. White,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor,   Inc.;   member  of  the   American
                               Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Annabel Whiting,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William L. Wilby,              Formerly  Senior Vice  President  of  HarbourView
Senior Vice President          Asset   Management   Corporation  (May  1999-July
                               2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donna M. Winn,                 President,  Chief Executive  Officer and Director
Senior Vice President          of OFI Private  Investments,  Inc.;  Director and
                               President  of  OppenheimerFunds  Legacy  Program;
                               Senior   Vice   President   of   OppenheimerFunds
                               Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Winston,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Philip Witkower,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian W. Wixted,               Treasurer   of   HarbourView   Asset   Management
Senior Vice President and      Corporation;    OppenheimerFunds    International
Treasurer                      Ltd.,  Oppenheimer  Partnership  Holdings,  Inc.,
                               Oppenheimer   Real   Asset   Management,    Inc.,
                               Shareholder    Services,     Inc.,    Shareholder
                               Financial    Services,    Inc.,    OFI    Private
                               Investments,   Inc.,  OFI   Institutional   Asset
                               Management,   Inc.,   OppenheimerFunds   plc  and
                               OppenheimerFunds  Legacy  Program;  Treasurer and
                               Chief  Financial  Officer  of OFI Trust  Company;
                               Assistant  Treasurer of  Oppenheimer  Acquisition
                               Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Carol Wolf,                    Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation;  serves  on the Board of
                               the Colorado Ballet.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kurt Wolfgruber,               Director  of  Tremont  Capital  Management,  Inc.
Executive Vice President,      (since  July  20012),  and of  HarbourView  Asset
Chief Investment Officer and   Management   Corporation  and  OFI  Institutional
Director                       Asset Management, Inc. (since June 2003)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Caleb C. Wong,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward C. Yoensky,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Zachman,                  None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucy Zachman,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert G. Zack                 General Counsel and Director of  OppenheimerFunds
Executive Vice President and   Distributor,  Inc.; General Counsel of Centennial
General Counsel                Asset   Management   Corporation;   Senior   Vice
                               President  and  General  Counsel  of  HarbourView
                               Asset    Management     Corporation    and    OFI
                               Institutional  Asset  Management,   Inc.;  Senior
                               Vice  President,  General Counsel and Director of
                               Shareholder     Financial     Services,     Inc.,
                               Shareholder    Services,    Inc.,   OFI   Private
                               Investments,  Inc.  and OFI Trust  Company;  Vice
                               President    and    Director    of    Oppenheimer
                               Partnership   Holdings,    Inc.;   Director   and
                               Assistant  Secretary  of  OppenheimerFunds   plc;
                               Secretary  and  General  Counsel  of  Oppenheimer
                               Acquisition   Corp.;   Director   and   Assistant
                               Secretary   of   OppenheimerFunds   International
                               Ltd.;   Director   of   Oppenheimer   Real  Asset
                               Management,   Inc.  and  OppenheimerFunds  (Asia)
                               Limited);   Vice  President  of  OppenheimerFunds
                               Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Neal A. Zamore,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark D. Zavanelli,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alex Zhou,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur J. Zimmer,              Senior  Vice  President  (since  April  1999)  of
Senior Vice President          HarbourView Asset Management Corporation.
---------------------------------------------------------------------------------

The Oppenheimer Funds include the following:

Centennial America Fund, L.P.
Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (Rochester Portfolio Series)
OFI Tremont Core Diversified Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Capital Preservation Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (Bond Fund Series)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Growth Fund
Oppenheimer International Large-Cap Core Fund (a series of Oppenheimer
International     Large-Cap Core Trust)
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value       Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-Sector Income Trust
Oppenheimer Multi-State Municipal Trust (3 series):
   Oppenheimer New Jersey Municipal Fund
   Oppenheimer Pennsylvania Municipal Fund
   Oppenheimer Rochester National Municipals
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer
Principal
      Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer
      Principal Protected Trust II)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series):
   Oppenheimer Quest Balanced Fund
   Oppenheimer Quest Opportunity Value Fund
   Oppenheimer Small Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (2 series):
   Oppenheimer Disciplined Allocation Fund
   Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Total Return Bond Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
   Oppenheimer Aggressive Growth Fund/VA
   Oppenheimer Balanced Value Fund/VA
   Oppenheimer Bond Fund/VA
   Oppenheimer Capital Appreciation Fund/VA
   Oppenheimer Global Securities Fund/VA
   Oppenheimer High Income Fund/VA
   Oppenheimer Main Street Fund/VA
   Oppenheimer Main Street Small Cap Fund/VA
   Oppenheimer Money Fund/VA
   Oppenheimer Strategic Bond Fund/VA
   Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
   Growth Portfolio
   Government Securities Portfolio
   Oppenheimer International Growth Fund/VA
   Total Return Portfolio
Rochester Fund Municipals

The  address  of  the  Oppenheimer  funds  listed  above,  Shareholder  Financial
Services,   Inc.,   Shareholder  Services,   Inc.,   OppenheimerFunds   Services,
Centennial Asset Management  Corporation,  Centennial Capital Corp.,  Oppenheimer
Real Asset  Management,  Inc. and  OppenheimerFunds  Legacy Program is 6803 South
Tucson Way, Centennial, Colorado 80112-3924.

The  address  of  OppenheimerFunds,  Inc.,  OppenheimerFunds  Distributor,  Inc.,
HarbourView  Asset  Management  Corporation,  Oppenheimer  Partnership  Holdings,
Inc.,  Oppenheimer   Acquisition  Corp.,  OFI  Private  Investments,   Inc.,  OFI
Institutional  Asset Management,  Inc. and Oppenheimer Trust Company is Two World
Financial Center, 225 Liberty Street, 11th Floor, New York, New York 10281-1008.

The  address of Tremont  Advisers,  Inc.  is 555  Theodore  Fremd  Avenue,  Suite
206-C, Rye, New York 10580.

The  address  of  OppenheimerFunds  International  Ltd.  is  Bloc C,  Irish  Life
Center, Lower Abbey Street, Dublin 1, and Ireland.

The address of Trinity  Investment  Management  Corporation  is 301 North  Spring
Street, Bellefonte, Pennsylvania 16823.

Item 31.    Location of Accounts and Records
--------------------------------------------

      The  accounts,  books and other  documents  required  to be  maintained  by
Registrant  pursuant to Section 31(a) of the  Investment  Company Act of 1940 and
rules  promulgated  thereunder are in the possession of Oppenheimer  Funds,  Inc.
at its offices at 6803 South Tucson Way, Englewood, Colorado 80112.

Item 32.    Management Services
-------------------------------

      Not applicable.

Item 33.    Undertakings
------------------------

I.    The  Registrant  undertakes  to suspend the  offering  of shares  until the
prospectus  is  amended  if  (1)   subsequent  to  the  effective   date  of  its
registration  statement,  the net asset value of the Fund  declines more than ten percent  from its net asset value as of the  effective  date of the  registration statement or (2) the net asset value of the Fund  increases to an amount  greater than its net proceeds as stated in the prospectus.

II.   The Registrant hereby undertakes:

(a)   to file,  during  any  period in which  offers or sales are being  made,  a post-effective amendment to this registration statement:

(i)   to include any  prospectus  required by Section  10(a)(3) of the Securities
                  Act of 1933;

(ii)  to  reflect  in the  prospectus  any  facts or  events  arising  after  the effective  date of the  registration  statement  (or  the  most recent  post-effective  amendment thereof) which,  individually or in the  aggregate,  represent  a  fundamental  change in the
                  information   set   forth   in  the   registration   statement.
                  Notwithstanding  the  foregoing,  any  increase  or decrease in volume of  securities  offered  (if the total  dollar  value of
                  securities   offered   would   not   exceed   that   which  was
                  registered)  and any deviation  from the low or high end of the estimated  maximum  offering range may be reflected in the form of  prospectus  filed  with  the  Commission  pursuant  to Rule
                  424(b) under the  Securities  Act of 1933 if, in the aggregate, the  changes in volume and price  represent  no more than a 20%
                  change in the  maximum  aggregate  offering  price set forth in the  "Calculation of  Registration  Fee" table in the effective registration statement; and

(iii) to  include  any  material   information   with  respect  to  the  plan  of
                  distribution  not  previously  disclosed  in  the  registration statement or any  material  change to such  information  in the registration statement;

(b)   that,  for the purpose of  determining  any liability  under the Securities
            Act of 1933,  each such  post-effective  amendment shall be deemed to be a new  registration  statement  relating to the Interests  offered therein,  and the  offering  of the  Interests  at that time shall be deemed be the initial bona fide offering thereof; and

(c)   to remove from  registration by means of a post-effective  amendment any of
            the   Interests   being   registered   which  remain  unsold  at  the
            termination of the offering.

III.  The  Registrant  undertakes  to send by first  class  mail or  other  means designed to ensure  equally prompt  delivery  within two business days of receipt
of  a  written  or  oral  request,  the  Registrant's   Statement  of  Additional
Information.

                      OFI TREMONT MARKET NEUTRAL HEDGE FUND

                      Registration Statement No. 333-89782

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.       Description
-----------       -----------

24(g)(i)          Amended and Restated Investment Advisory Agreement
24(g)(ii)         Amended and Restated Investment Sub-Advisory Agreement
24(k)(ii)         Amended and Restated Administration Agreement
24(k)(iii)        Amended and Restated Sub-Administration Agreement
24(n)             Consent of Independent Auditors